UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-A

REGULATION A OFFERING STATEMENT

UNDER THE SECURITIES ACT OF 1933

TECHSOUP GLOBAL

A California 501(c)(3) Nonprofit Public Benefit Corporation

(Exact name of issuer as specified in its charter)

(State or other jurisdiction of incorporation or organization)

435 Brannan Street, Suite 100

San Francisco, California 94107

(415) 633-9328

Attn: Ken Tsunoda, Vice President of Development

(Name, address, including zip code, and telephone number, including area code, of agent for service)

7323	94-3070617
(Primary Standard Industrial Classification Code Number)	I.R.S. Employer Identification Number

THIS OFFERING STATEMENT SHALL ONLY BE QUALIFIED UPON ORDER OF THE COMMISSION, UNLESS A SUBSEQUENT AMENDMENT IS FILED INDICATING THE INTENTION TO BECOME QUALIFIED BY OPERATION OF THE TERMS OF REGULATION A.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A

Regulation A Offering Circular

UNDER THE SECURITIES ACT OF 1933

TECHSOUP GLOBAL

A California 501(c)(3) Nonprofit Public Benefit Corporation

435 Brannan Street, Suite 100, San Francisco, California 94107

(415) 633-9328

http://www.techsoup.org/

August 8, 2019

$3,350,000

Unsecured Subordinated Promissory Notes

This Offering Circular relates to the offering (the “Offering”) of up to $3,350,000 in three different types of unsecured and subordinated notes by TechSoup Global (also the “Organization”), to further grow its global platform for dissemination and adoption of technology and capacity-building resources in the nonprofit sector. The Organization intends to be the platform of choice for any philanthropic program that seeks to amplify or scale its impact.

The three separate unsecured subordinated promissory notes (the “Note(s)” or “Securities”) are: Community Capital Notes, Patient Capital Notes, and Risk Capital Notes. The Community Capital Notes and Patient Capital Notes will be available to all Investors, as long as the Investors meet the “Investor Requirements” as stated below. The Risk Capital Notes will be offered to larger accredited Investors. Each class of Notes will have different interest rates, and minimum investments, as follows:

●	Community Capital Notes – 2% and $50 Minimum
●	Patient Capital Notes – 3.5% and $2,500 Minimum
●	Risk Capital Notes – 5% and $50,000 Minimum

There are also some differences in other features among the Notes, including, for example, donation and payment options depending on the Note offered. This Offering is intended to immediately follow TechSoup’s offering of notes with the same terms under a qualification dated September 28, 2018.

THESE NOTES ARE SPECULATIVE SECURITIES. INVESTMENT IN THE NOTES INVOLVES SIGNIFICANT RISK. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE THE “RISK FACTORS” SECTION ON PAGE 9 OF THIS OFFERING CIRCULAR FOR A DISCUSSION OF THE RISKS.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV. FOR MORE INFORMATION, SEE THE “LIMITATIONS ON AMOUNT A NON-ACCREDITED INVESTOR CAN INVEST” SECTION STARTING ON PAGE 16.

IN MAKING AN INVESTMENT DECISION, ALL INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED, OR RECOMMENDED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING CIRCULAR. ANY REPRESENTATIONS TO THE CONTRARY ARE A CRIMINAL OFFENSE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

TECHSOUP GLOBAL MAY LIMIT THIS OFFERING, OR OFFERING AMOUNTS, IN CERTAIN STATES WHERE RESTRICTIONS MAY APPLY TO THE OFFERRING OF SECURITIES BY SUCH STATE, OR WHERE ANY PARTICULAR STATE MAY HAVE A FEE FORMULA THAT APPLIES TO THE ENTIRE OFFERING. WHERE SUCH RESTRICTIONS MAY APPLY, OR WHERE TECHSOUP GLOBAL HAS LIMITED THE OFFERING IN ANY PARTICULAR STATE, NO SALES OF SUCH NOTES WILL BE MADE TO ANY PERSON IN SUCH STATES IF ANY SUCH RESTRICTION APPLIES, OR IF ANY LIMIT HAS BEEN REACHED.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFERING CIRCULAR AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ORGANIZATION.

THIS OFFERING CIRCULAR CONTAINS ALL OF THE REPRESENTATIONS BY THE ORGANIZATION CONCERNING THIS OFFERING, AND NO PERSON SHALL MAKE DIFFERENT OR BROADER STATEMENTS THAN THOSE CONTAINED HEREIN. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR.

This Offering Circular, together with Financial Statements and Exhibits, consists of a total of 262 pages.

i

SUMMARY OF THE ORGANIZATION’S BUSINESS AND THE OFFERING

This summary highlights information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all of the information that you should consider before investing in the Notes.

You should carefully read the entire Offering Circular, especially concerning the risks associated with the investment in the Notes discussed under the “Risk Factors” section.

Unless the Organization states otherwise, “TechSoup,” and the terms “we,” “us,” “our,” “Organization,” “management,” or similar terms collectively refer to TechSoup Global, a California 501(c)(3) Nonprofit Public Benefit Corporation.

Unless stated otherwise, all financial numbers are in US dollars.

Some of the statements in this Offering Circular are forward-looking statements. See the section titled “Special Note Regarding Forward-Looking Statements.”

Summary of TechSoup

From the capabilities developed to support TechSoup’s award-winning technology donation program, has emerged a next-generation giving platform that, as of May 2019 has facilitated over $12.1 billion of both in-kind product philanthropy and an increasingly diverse set of philanthropic services and giving programs that have benefitted over 1.12 million non-governmental organizations (NGOs),1 nonprofits, charities, public benefit organizations, and libraries in 236 countries and territories since 2002. These results began modestly enough with a $2,500 grant given 30 years ago to a Bay Area grassroots nonprofit organization called CompuMentor, which saw an opportunity in the online community of “The WELL” to match tech mentors with Bay Area nonprofits needing help with technology to deliver on their missions. That organization later launched the TechSoup program.

In 2018, civil society organizations addressing a wide spectrum of social issues directly connected through TechSoup to $727 million worth2 of in-kind technology. In addition, these organizations through their TechSoup registration were also connected to another $1.267 billion worth3 of cloud subscriptions, donations, grants, volunteer time, and special charitable offers enabled by TechSoup off-platform and offered directly from corporations, foundations, and government agencies to charitable organizations. Year-over-year growth rates for TechSoup’s direct catalog offers were 11%, and growth in the resource flow indirectly enabled was 15%, with new offers being added monthly. Registrations on TechSoup by social benefit organizations have grown by a compound annual growth rate (CAGR) of 19% since 2002.

The Center for Civil Society Studies at Johns Hopkins University reports that the nonprofit sector is both a sizable economic presence in countries throughout the world and a growing one, is estimated to represent approximately 4.5% of global gross domestic product (“GDP”).4 Based on a global GDP prediction of $79.5 trillion, the NGO sector’s contribution to the global economy was estimated to be $3.58 trillion in 2017. This is slightly above the GDP of the United Kingdom and slightly below the GDP of Germany.5. And based on research from Johns Hopkins, the NGO sector was estimated to grow faster than the global economy overall, with projected growth at 3.6% as of 2017.6 The sector is made up of more than 12.3 million7 NGOs and has an estimated workforce of 230 million people, a larger workforce than several major industries, including transportation and finance. This important and impactful sector is woefully under-resourced and under-represented in an increasingly digital world.

The TechSoup platform is enabled by an innovative business model, designed for purpose technology solutions, a set of robust corporate and donor relationships, and a unique network of independent NGOs that market and distribute offers in their local countries and regions, and who also design value-added programming to help build the capacities of civil society and philanthropy.

[1]	In this document, TechSoup uses the term “NGO” broadly to encompass non-governmental organizations, nonprofit organizations, and community organizations such as public libraries and religious institutions, all of which are a part of its market.
[2]	Estimated retail value for TechSoup’s FY18 (July 1, 2017-June 30, 2018).
[3]	Estimated retail value for TechSoup’s FY18 (July 1, 2017-June 30, 2018).
[4]	Lester M. Salamon, S. Wojciech Sokolowski, Megan A. Haddock, and Helen S. Tice, “The State of Global Civil Society and Volunteering: Latest findings from the implementation of the UN Nonprofit Handbook,” Johns Hopkins Center for Civil Society Studies, 2012, http://ccss.jhu.edu/wp-content/uploads/downloads/2013/04/JHU_Global-Civil-Society-Volunteering_FINAL_3.2013.pdf, page 3. This study reflects analysis from countries where more comprehensive data about the civil society sector is available.
[5]	Rob Smith, “The World’s Biggest Economies in 2018,” World Economic Forum, Published 18 April 2018, https://www.weforum.org/agenda/2018/04/the-worlds-biggest-economies-in-2018/
[6]	Salamon, Sokolowski, Haddock, and Tice, op. cit.
[7]	TechSoup has collected a wide-range of country-level data points to size the nonprofit market, and estimates that there is a total of more than 12.3 million nonprofit organizations across the 236 countries and territories in which it operates.

TechSoup realized in 2000 that those working for social good could leverage technology, but would lack funding support for software, hardware, and know-how. TechSoup also found that technology companies were willing to donate software, but lacked the staffing and infrastructure to properly vet, fulfill, and support requests. TechSoup saw the enormous opportunity of the emerging trends of online communities, the World Wide Web for information sharing, and e-commerce marketplaces to close these gaps.

TechSoup created a “triple win” business model leveraging these technology trends. Corporations willing to donate their technology through TechSoup were offered, at no cost, the opportunity to outsource the outreach, vetting, education, and support of their in-kind philanthropy if they allowed TechSoup to charge recipient nonprofits a low administrative fee to sustain the costs to operate the program. To nonprofits, the proposition was that an online space was created just for them to read articles, ask questions of experts, share best practices, and register their organizations. The organizations could browse a “one stop shopping” experience for donated and specially discounted technology offers and check their eligibility for these offers.

Suddenly, what had been a “gray” and significant gap of connection between organizations seeking technology and donors willing to help but having limited resources, became an easy path with boosted value for all parties involved and an indispensable sector resource. The platform launched in 2002 with three donors – Microsoft, Lotus Notes, and Web Gecko – and has grown today to include more than 100 long-standing relationships with leading corporations, including Microsoft, Adobe, Symantec, Cisco, Dell, Intuit, and Sage – with connections to cloud offers by Microsoft, Google, and other leading Software as a Service (“SaaS”) companies. Nonprofits spend an average of about $285 a year with TechSoup to obtain more than $4,600, valued at retail, of state of the art technology with full support. In a recent survey of US nonprofits conducted by the Nonprofit Technology Network (NTEN), the average annual technology budget among all respondents was nearly $99,000, ranging from almost $7,600 for small organizations to $235,000 for large organizations.8 And digital strategies will mean more technology-related expenditures for nonprofit organizations. There is demand from TechSoup’s users to expand its technology offers, and nonprofits are consistent in their positive feedback on the affordability and value of this model, when surveyed by TechSoup. The nonprofits and libraries who benefit from TechSoup’s services best describe its value proposition:

“I appreciate that there are places like TechSoup…because we don’t have any money, but we still have needs. To have a resource that provides these things at a low cost is very helpful.”

–	Amy Edge, Librarian, Natalia Veteran’s Memorial Library, Texas, USA

“The TechSoup software donation program is great, but to me, the real value of TechSoup is the knowledge and advice I get from the website. Without solid advice and knowledge, [technology] can be a curse rather than a gift.”

–	Richard Aston, Chief Executive, Big Buddy Mentoring Trust, Auckland, New Zealand

“To be able to afford these high-end video editing products has been amazing for us! When donors can see [on a video created with Adobe products] how their money is impacting the community in real ways, more than just outcomes and numbers, they are inspired to invite others into the process.”

–	Paul Granger, Director of Interns & Work Groups, CHAT, Virginia, USA

[8]	“The 10th Annual Nonprofit Technology Staffing and Investments Report,” Nonprofit Technology Network, Published May 2017, https://www.nten.org/wp-content/uploads/2017/05/Staffing_Report2016_FINAL-revised.pdf

“We are so fortunate to be able to count on TechSoup. TechSoup helps us achieve our mission to guarantee that children and adolescents in Brazil receive the most advanced treatment and have every chance for a cure.”

–	José Hélio, CEO, Grupo de Apoio ao Adolescente e à Criança com Câncer (Support Group for Adolescents and Children with Cancer), São Paulo, Brazil

“Thanks to TechSoup and the generosity of Symantec, we have not had an incident since we installed Norton Internet Security on all our computers! With the help of TechSoup and its donor partners like Symantec, we are moving in the right direction. Quite simply, we could not do our work without you!”

–	Geri Miller, Executive Director, Northwoods Wildlife Center, Wisconsin, USA

This highly innovative social enterprise model has provided consistent and growing revenue for TechSoup and the TechSoup Global Network (“The Network”) partners, while the reinvestment of administrative fees has built regional leadership capacities and enhanced mission-critical skills among local NGOs. As a global civil society network, the TechSoup Network is entirely unique. The Network is made up of 70 independent nonprofits who have formed a robust collaboration that delivers an estimated $4.9 million worth9 of resources to their local communities outside the United States daily. It includes a richly diverse set of social benefit organizations, including community foundations, social and economic service organizations, and capacity-building organizations, many of which offer programs in addition to those in the TechSoup portfolio. All have a long-standing record of service to civil society and the issues that are most relevant in their country context, and are trusted brands and experts on their local philanthropic and civil society sectors.

Through collaboration, this Network operates local programs and delivers globally-sourced resources in 236 countries and territories, and meets the corporate social responsibility and philanthropic goals of over 100 corporations and 377 foundations. Increasingly, this collaborative platform leverages data and Application Programming Interfaces (“APIs”) to connect a global community of civil society users to a diverse and trusted set of impactful resources, training, and philanthropic programs provided in partnership with leading corporations and through multi-stakeholder community innovation. Network partners support the TechSoup mission and share in the earned revenue from jointly-managed NGO capacity-building programs.10 By principle, the Network partners retain the majority of earned revenue for reinvestment locally and regionally in support of both TechSoup and locally relevant programming. Innovation and local partnerships are actively pursued by each partner in the Network. Since establishing this Network in 2006, more than $69 million has been generated, retained, and locally reinvested by Network partners, over and above TechSoup’s direct contributions to the Network and its partners.

[9]	Estimated retail value for TechSoup’s FY18 (July 1, 2017-June 30, 2018).
[10]	TechSoup defines “capacity-building programs” as investments in the effectiveness and sustainability of an organization, including technology solutions, training, funding, and leadership development.

TechSoup is seen by its users as the provider with potential. Global user research conducted by a third party has identified TechSoup as “the player in the unique position,” poised to offer much more value. Factors stated included global reach and size, breadth and depth, proximity to Silicon Valley, and trust. TechSoup is seen as fair and balanced by both civil society members and corporate donors, as “one of us,” an organization with the legacy behind it, as well as the ambition to look ahead, and the foresight to anticipate technology needs for civil society. Summarized comments from corporate stakeholders demonstrate their view of TechSoup’s current and future value:

●	TechSoup is a safe space to talk about ideas.
●	TechSoup can connect to the nonprofit market better than any other organization – that is their “special sauce.”
●	TechSoup is a real partnership. TechSoup will be a key partner – our window to the nonprofit sector worldwide.

TechSoup wishes to raise investment capital to grow and to strengthen, to evolve its model and to meet its mission to build a dynamic bridge that leverages technology to enable connections and innovative solutions for a more equitable planet.

By the end of fiscal year (“FY”) June 30, 2018 (FY18), TechSoup’s annual earned revenue had grown to over $31.6 million, a CAGR of 17.8% since 2002.11 TechSoup also received more than $2 million in contributed revenue in 2018 in the form of grant funding and donations for several of its innovation efforts, including TransparenCEE and Open Data Initiatives, Caravan Studios, and NGOsource. TechSoup employs a staff of 213 to deliver its programs and harnesses another 90 staff persons on a full- and part-time basis within the Network.

[11]	TechSoup’s fiscal year is from July 1 through June 30. For Interim Financial Statements for FY 19 Q1-Q2, please see Financials at end of this Offering Circular.

The Organization has invested heavily over the past five years in strengthening and building new infrastructure, assets, capabilities, and a truly global distribution network bringing software, hardware, services, and content to civil society organizations. The Organization has also created nimble validation capabilities that allow it to verify and actively engage NGOs in almost every country and territory in the world. A small portion of this investment was raised from grants specifically for these purposes, while the majority was self-funded through earned revenues.

In 2009, the Organization’s strategic planning focused on “big” goals to guide its future work, including: helping NGOs capitalize on new technologies such as cloud computing and mobile; harnessing the data that the Organization collects to further benefit NGOs and donors anywhere in the world; enhancing user experience and engagement via localized curation of resources; strengthening its international NGO partnerships to foster innovation; and broadening donor and funder relationships to leverage brand positioning, data, and capabilities.

The underlying capabilities built to support TechSoup’s product donation program now enable a wider range of stakeholders to give, receive, and share a more diverse set of resources. The Organization’s best-in-class validation solutions, matching algorithms, and front-end application development are bridging the gap between the supply of resources and the unmet needs of those working for social good. Major companies participated in a recent gathering of the TechSoup Global Network, and one of them shared this comment:

“Airbnb’s core mission is for anyone to be able to belong anywhere. While we are working on Social Impact Experiences, one of the things that is really important to us is to be working with nonprofit organizations that are committed to diversity and committed to being open to all people so that anyone can belong. We know that TechSoup is committed to inclusion as well, and it’s really important to us to be able to work together on that.”

–	Kerry Rodgers, Social Impact Team, Airbnb, USA

TechSoup now seeks to do much more with the unique and trusted position it holds in the global NGO community and with those who work to improve civil society. Like its partners and clients, TechSoup aims not just to be relevant, but transformational. Investment is required to build and market test minimum viable products, hire and build functional expertise, establish key supplier and distribution partnerships, and increase global promotion and engagement. Planned activities requiring investment are summarized in five strategic initiatives outlined in the Use of Proceeds section. The Organization is seeking investments totaling $3.35 million in this Offering, and plans to use the proceeds over the next three years to support future growth and further scale its impact. It should be noted that TechSoup commenced offering debt securities in Fiscal Year 2019 (July 1, 2018 - June 30, 2019) in support of an $11,500,000 fundraising goal following qualification of its existing Regulation A+ / Tier 2 Offering on September 28, 2018. These outstanding securities are not reflected in Fiscal Year 2018 (July 1, 2017-June 30, 2018) audited financials. In addition, during Fiscal Year 2019 the Nonprofit Finance Fund (NFF), a Community Development Financing Institution, committed to lending TechSoup up to $4,000,000. As of, June 30, 2019, TechSoup has drawn down $500,000 against that loan based on term agreements. In this same timeframe, TechSoup has also received two large recoverable grants via Donor Advised Funds of $100,000 and $2,500,000 respectively as well as increased donations and other grants. These three large infusions of capital are all in support of TechSoup's $11,500,000 overall fundraising goal. This Offering Circular details a $3,350,000 Offering which is the outstanding amount required to be raised to meet the $11,500,000 overall fundraising goal from all sources.

SUMMARY OF THE OFFERING

TechSoup is offering up to $3,350,000 in three separate unsecured subordinated promissory Notes as follows:

1.	Community Capital Notes for all Investors, regardless of their income or wealth, starting at $50 per Note, with a five-year term and 2% interest;
2.	Patient Capital Notes for all Investors, starting at $2,500, with a five-year term and 3.5% interest; and
3.	Risk Capital Notes for larger Investors, including foundations, institutions, family offices, and individual accredited investors, starting at $50,000, with a five-year term and 5% interest.

The Notes are being offered by the Organization on a “best efforts” basis utilizing a Placement Agent.

A summary of the three Notes comprising the offering is as follows:

Notes	Open to:	Minimum Per Investor	Maximum Per Investor	Term and Interest Rate	Investment Agreement and Form of Note
Community Capital Notes	Anyone*	$50	Aggregate purchase price no more than 10% of the greater of Investor’s annual income or net worth. (Different rules for accredited investors.)	● 5 years ● 2%	See Exhibits: EX1A 3A & EX1A-4A
Patient Capital Notes	Anyone*	$2,500	Aggregate purchase price no more than 10% of the greater of Investor’s annual income or net worth. (Different rules for accredited investors.)	● 5 years ● 3.5%	See Exhibits: EX1A 3B & EX1A-4B
Risk Capital Notes	Accredited Investors & Institutions	$50,000	None	● 5 years ● 5%	See Exhibits: EX1A 3C & EX1A-4C

* Subject to Maximum amounts noted above.

Purchase of a Note is not a donation to the Organization and is not tax deductible. However, Investors in the Patient Capital and Risk Capital Notes will be able to reduce or eliminate the interest rate to be earned if they desire, and all Investors will have the ability to forgive the indebtedness of principal repayment, which may result in a tax-deductible event (see Securities Being Offered on page 68.) Interest paid on a Note is taxable. Please consult your tax advisor for information specific to your circumstances (see “Tax Aspects” in the “Risk Factors” Section). You should not rely on this Offering Circular for investment, legal, accounting, or tax advice. You should consult your own professional advisors before investing in the Notes.

The proceeds of this Offering will be used over a period of three years for the advancement of five initiatives, as further described in the Use of Proceeds section. Expenses of the Offering are estimated to be approximately $155,500.

There is no public market for the Notes; the Organization does not expect such a market to develop in the future, and the Organization does not intend to offer any additional liquidity options to Investors.

An investment in the Notes is highly speculative and involves substantial risks. Prospective Investors should carefully review and consider the factors described under the “Risk Factors” section below.

Summary Financial Information

From Fiscal Year 2018 Financial Statements

June 30, 2018
Cash and Cash Equivalents	$8,189,745
Investment Securities	0
Accounts and Notes Receivable	2,131,121
Prepaid and other Current Assets	781,515
Property and Equipment, net of accumulated depreciation	334,103
Deposits	117,675
Total Assets	$11,554,159

Accounts Payable and Accrued Liabilities	$3,680,895
Long Term Debt	0
Total Liabilities	3,680,895
Total Net Assets	7,873,264
Total Liabilities and Net Assets	$11,554,159

Year Ended June 30, 2018
Total Revenues	$34,205,584
Costs and Expenses Applicable to Revenues	(33,617,974)
Depreciation and Amortization	(430,320)
Changes in Net Assets	$154,367
Earnings per Share basic / diluted	N/A

Outstanding Securities: $1,303,850

Note: TechSoup commenced offering debt securities in Fiscal Year 2019 (July 1, 2018 - June 30, 2019) in support of an $11,500,000 fundraising goal following qualification of its existing Regulation A+ / Tier 2 Offering on September 28, 2018. These outstanding securities are not reflected in Fiscal Year 2018 (July 1, 2017-June 30, 2018) audited financials. In addition, during Fiscal Year 2019 the Nonprofit Finance Fund (NFF), a Community Development Financing Institution, committed to lending TechSoup up to $4,000,000. As of, June 30, 2019, TechSoup has drawn down $500,000 against that loan based on term agreements. In this same timeframe, TechSoup has also received two large recoverable grants via Donor Advised Funds of $100,000 and $2,500,000 respectively as well as increased donations and other grants. These three large infusions of capital are all in support of TechSoup's $11,500,000 overall fundraising goal. This Offering Circular details a $3,350,000 Offering which is the outstanding amount required to be raised to meet the $11,500,000 overall fundraising goal from all sources.

Corporate Information

TechSoup Global is a California 501(c)(3) nonprofit public benefit corporation. The Organization maintains principal executive offices at 435 Brannan Street, Suite 100, San Francisco, California 94107. The Organization’s telephone number is (415) 633-9300 and website address is http://www.techsoup.org/.

THIS WAS ONLY A SUMMARY

PLEASE READ THE OTHER SECTIONS OF THIS OFFERING CIRCULAR

CAREFULLY FOR MORE INFORMATION

RISK FACTORS

Generally

EACH INVESTOR IS AWARE THAT AN INVESTMENT IN THE ORGANIZATION IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK, INCLUDING THE POSSIBLE LOSS OF THE ENTIRE INVESTMENT, AND SUCH INVESTOR HAS CAREFULLY READ AND CONSIDERED THE FOLLOWING RISK FACTORS AND ALL MATTERS SPECIFIED IN THESE SUBSCRIPTION DOCUMENTS IN DETERMINING WHETHER OR NOT TO INVEST IN THE ORGANIZATION AS SPECIFIED HEREIN. EACH INVESTOR UNDERSTANDS THAT THE FOLLOWING FACTORS ARE NOT AN ALL-INCLUSIVE LIST OF POSSIBLE RISKS INHERENT IN THE OFFERING.

Risks Related to the Business of the Organization

A Failure, Disruption, Cyberattack, Or Other Breach In The Security Of An Information Technology System Or Infrastructure That The Organization Utilizes Could Adversely Affect Its Business And Reputation And Increase Its Costs

The Organization’s information systems store and process confidential user, employee, and other sensitive personal and business data, and therefore maintaining the Organization’s network security is of critical importance. The Organization uses third-party technology and systems for a variety of information systems operations, including encryption and authentication technology, employee email, domain name registration, content delivery to customers, back-office support, and other functions. The Organization’s systems, and those of third parties upon which its business relies, may be vulnerable to interruption or damage that could result from natural disasters, fires, power outages, acts of terrorism or other similar events, or from deliberate attacks such as computer hacking, computer viruses, worms or other destructive or disruptive software, process breakdowns, denial of service attacks, malicious social engineering or other malicious activities, or any combination of the foregoing.

Such an event could result in a disruption of the Organization’s services or improper disclosure of personal data or confidential information, which could harm the Organization’s reputation, require it to expend resources to remedy such a security breach or defend against further attacks, divert management’s attention and resources, or subject the Organization to liability under laws that protect personal data, resulting in increased operating costs or loss of revenue.

The Organization has implemented controls and taken other preventative measures designed to strengthen its systems against disruptions and attacks, including measures designed to reduce the impact of a security breach at its third-party vendors. Although the costs of the controls and other measures the Organization has taken to date have not had a material effect on its financial condition, results of operations, or liquidity, there can be no assurance as to the cost of additional controls and measures that the Organization may conclude are necessary in the future.

Interruptions Or Delays In Services From The Organization’s Third-Party Data Center Hosting Facilities Or Cloud Computing Platform Providers Could Impair the Delivery Of Its Services And Harm The Organization’s Business

The Organization currently serves its customers from third-party data center hosting facilities and cloud computing platform providers located in the United States and other countries. Any damage to, or failure of, these systems generally could result in interruptions in the Organization’s services. Interruptions in the Organization’s services could cause the Organization to issue credits or pay penalties, cause customers to terminate their use of the Organization’s services, and/or adversely affect the Organization’s attrition rates and its ability to attract new customers, all of which would reduce the Organization’s revenue. The Organization’s business would also be harmed if its customers and potential customers believe the Organization’s services are unreliable.

The Organization’s Success Depends On Its Ability To Respond And Adapt To Changes In Technology And Consumer Behavior

Changes in technology and consumer behavior pose a number of challenges that could adversely affect the Organization’s business. For example, among others:

●	The Organization may be unable to expand the use of its services to other platforms that its users may find more appropriate;
●	There may be changes in client sentiment about the quality or usefulness of the Organization’s services;
●	Newer platforms may lead to pricing restrictions and a reduction of distribution control by the Organization; and
●	The Organization’s core software distribution business may be disrupted by software providers’ moves to cloud services.

Responding to these challenges may require significant investment. There can be no assurance that the Organization will be able to raise the funds necessary to make these investments on commercially reasonable terms or at all.

Potential For New Or Existing Services Could Be Eroded By Competition

Any continued future success that the Organization might enjoy will depend upon many factors, including factors beyond the control of the Organization and/or which cannot be predicted at this time. These factors may include, but are not limited to: changes in or increased levels of competition, including the entry of additional competitors and increased success by existing competitors; changes in general economic conditions; and reduced margins caused by competitive pressures. These conditions could have a material adverse effect upon the Organization’s business, operating results, and financial condition.

Defects Or Disruptions In The Organization’s Services Could Diminish Demand For The Organization’s Services And/Or Subject The Organization To Substantial Liability

Because the Organization’s services are complex and incorporate a variety of hardware and proprietary and third-party software, the Organization’s services may have errors or defects that could result in unanticipated downtime for its subscribers and harm to the Organization’s reputation and its business. Cloud services frequently contain undetected errors when first introduced or when new versions or enhancements are released. The Organization has from time to time found defects in, and experienced disruptions to, its services, and new defects or disruptions may occur in the future. In addition, the Organization’s customers may use its services in unanticipated ways that may cause a disruption in services for other customers attempting to access their data. Since the Organization’s customers use the Organization’s services for important aspects of their business, any errors, defects, disruptions in service, or other performance problems could hurt the Organization’s reputation and could damage the Organization’s customers’ businesses. As a result, customers could elect to not renew the Organization’s services, or delay or withhold payment to the Organization. The Organization could also lose future sales, or customers could make warranty or other claims against the Organization, which could result in an increase in the Organization’s provision for doubtful accounts, an increase in collection cycles for accounts receivable, or the expense and risk of litigation.

If the Organization Fails To Promote And Maintain Its Brand In The Market, The Organization’s Business, Operating Results, Financial Condition, And Its Ability To Attract Customers Could Be Materially Adversely Affected

The Organization’s success depends on its ability to create and maintain brand awareness for its service offerings. This may require a significant amount of capital to allow the Organization to market its products and services and to establish brand recognition and customer loyalty. The Organization can offer no assurances that it will be successful in maintaining its competitive edge or in establishing new awareness of the Organization’s brand, which allows the Organization to effectively compete in this market. The importance of brand recognition will continue to increase because low barriers of entry to the industries in which the Organization operates may result in an increased number of direct competitors. To promote the Organization’s brand, the Organization may be required to continue to increase its financial commitment to creating and maintaining brand awareness. The Organization may not generate a corresponding increase in revenue to justify these costs.

The Organization’s Affiliation With International Operators Exposes It To Risks Inherent In Foreign Operations That Could Harm Its Business

The Organization maintains operations and affiliations in various non-US locations, and it serves clients in many foreign countries. The Organization could be subject to a number of risks associated with the international business activities of other operators, which may increase the Organization’s costs, lengthen the Organization’s sales cycle, and require significant management attention. These risks include:

●	Effectively managing and staffing foreign operations, including complying with diverse local labor laws and regulations and navigating local customs and practices;
●	Protecting and enforcing the Organization’s brand and other intellectual property rights under varying legal regimes;
●	Complying with international laws and regulations, including those governing the collection, use, retention, sharing, and security of consumer or other personal data;
●	Increased expenses associated with marketing services in foreign countries;
●	General economic conditions in international markets and currency exchange rate fluctuations;
●	Unexpected changes in regulatory requirements resulting in unanticipated costs and delays; and
●	Tariffs, export controls, and other trade barriers.

To be successful, the Organization believes it must expand its affiliations with other international operators. Therefore, the Organization may commit significant resources in the future to expand its international affiliation activities. However, the Organization may not be able to develop or increase affiliated demand for its services, which could harm the Organization’s business.

The Organization’s Failure To Comply With Government Rules and Regulations Could Harm Its Business

The Organization must comply with applicable local, state, and federal rules, laws and regulations. The Organization believes that it does comply with the rules and regulations required of it. However, if the Organization operates in breach of the law, it may be subject to penalties that could impede its ability to continue doing business, or it may be subject to lawsuits. If it fails to comply with the law, the Organization may have to stop operating, which would cause Investors to lose their investment.

The Organization Could Be Subject To Unanticipated Regulations

There may be existing regulations that management is not aware of, and new regulations affecting the Organization’s business or services could be adopted in the future. Any such regulations could be costly or impossible for the Organization to comply with. Furthermore, the adoption or modification of laws or regulations relating to the Internet or other areas of the Organization’s business could limit or otherwise adversely affect the manner in which it currently conducts its business. In addition, the continued growth and development of the market for online technology services may lead to more stringent consumer protection laws, which could impose additional burdens on the Organization. If the Organization is required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause the Organization to incur additional expenses or alter its business model. As the organization transforms its business model, it may engage in some transactions that are subject to Unrelated Business Income Tax (UBIT). In that case, the Organization will report and pay the tax as required.

Key Relationship Risk

The Organization maintains partnerships with several entities that are critical to its success. The Organization’s current revenue model depends on key relationships with corporate donor partners; there is a significant concentration of revenue from the product donation program and, in particular, Microsoft products. While a major focus of the Organization’s strategic planning lies in maximizing the value from these interactions in new ways, over-reliance on these relationships is a risk. Furthermore, there is a risk that if the Organization’s end users begin to interact directly with partners, this may negatively affect revenue and harm the business.

Dependence On Key Personnel

Much of the Organization’s success depends on the skills, experience, and performance of its key persons. The Organization currently does not have a firm plan fully detailing how to replace any of these persons in the case of death or disability. The Organization’s success also depends on the Organization’s ability to recruit, train, and retain qualified personnel. The loss of the services of any of the key members of senior management, other key personnel, or the Organization’s inability to recruit, train, and retain senior management or key personnel may have a material adverse effect on the Organization’s business, operating results, and financial condition.

Risks Related to an Investment in the Organization

The Notes Do Not Have Protective Provisions Such As The Use of Sinking Funds

The Notes do not include provisions such as: a sinking fund provision whereby all or a reasonable portion of the issue is to be retired in installments prior to maturity, a negative pledge or equal protection clause restricting the creation of liens on the property of the issuer, or a restriction on the creation of other funded debt.

The Notes Are Not Issued Under a Trust Indenture

The Notes are not being issued under a trust indenture and there is no bank or trust company acting as a trustee.

Additional Senior Debt

The Organization may obtain loans that are senior to the Notes, and thus there is a chance that the Investor may lose their investment or be delayed in repayment because, among other reasons, the Organization must pay back senior debt before paying back the Notes.

Transfer Restrictions and Reporting Obligations

The Offering of the Notes is made pursuant to the qualification of the offering of the Notes under Regulation A of the Securities Act of 1933 (“the Securities Act”) and other applicable state securities laws or regulations of other appropriate jurisdictions. An investment in the Organization should be considered only as a long-term investment due to transfer restrictions imposed by federal and state regulations. IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE APPLICABLE SECURITIES REGULATORS, EXCEPT AS PERMITTED.

Pursuant to Regulation A, the Organization has periodic and current reporting obligations pursuant to Securities Act Rule 257(b) following qualification of the Tier 2 Offering Statement.

Right To Terminate Offering

The Organization has the right to terminate this offering of Securities at any time, regardless of the number of Securities that have sold.

No Assurance Of Return of Principal Or Guarantee Of Return

Any Investor who purchases Securities in this Offering will have no assurance that other purchasers will invest in this Offering. Accordingly, if the Organization should file for bankruptcy protection, or if a petition for insolvency bankruptcy is filed by creditors against the Organization, Investor funds may become part of the bankruptcy estate and administered according to the bankruptcy laws. No assurance can be given that an Investor will realize a substantial return on investment, or any return at all, or that an Investor will not lose a substantial portion or all of the investment. For this reason, each prospective Investor should carefully read this memorandum and all exhibits attached hereto and should consult with an attorney, accountant, and/or business advisor prior to making any investment decision.

No Warranty Of Projections Or Assumptions

Projections concerning the business or financial affairs of the Organization that may be provided to prospective Investors, including without limitation those set forth in this Offering Circular and its exhibits, are for illustrative purposes only. These projections are based upon assumptions that the management of the Organization believes to be reasonable. However, there can be no assurance that actual events will correspond to the assumptions, and the projections should be viewed merely as financial possibilities based on the assumptions stated and not as a prediction or guarantee of future performance. The assumptions upon which these projections are based should be carefully reviewed by each prospective Investor. Projections or conclusions regarding the financial condition of the Organization, including projections regarding the profitability of the Organization, may be substantially adversely affected by variances from the assumptions made by the Organization.

The Organization’s Failure To Comply With Government Rules And Regulations May Impede Its Ability To Repay Investments

The Organization must comply with local, state, and federal rules and regulations to continue to provide loans as described herein. The Organization believes that it complies with the rules and regulations with which it is required to comply. If the Organization fails to comply with a rule or regulation, it may be subject to fines, or other penalties, or its permit or licenses may be lost or suspended. Furthermore, the Organization may be subject to lawsuits if it operates in breach of the law. The Organization may have to stop operating and its Investors may lose their entire investment.

The Offering Will Be Conducted On A Best Efforts Basis, But There Can Be No Assurance That The Organization Can Raise The Capital It Needs

The Notes are being offered by the Organization on a “Best Efforts” basis utilizing a Placement Agent. The Organization can provide no assurance that this Offering will be completely sold out. The Organization may be unable to secure additional loans or grant funding at the level shown in its projections or at all. In addition, if the Organization is not able to secure grant funding at the levels projected, the Organization will have fewer operating reserves to absorb any loan losses which could affect the Organization’s ability to pay back the interest and principal due on the Notes. Additionally, some grant funds and donations will have restrictions on how money can be spent. If less than the maximum proceeds are available, the Organization’s business plans and prospects for the current fiscal year could be adversely affected or may need to be revised accordingly.

The Organization May Require Additional Funds

The Organization currently anticipates that the net proceeds of this Offering, along with other sources of funding including grants and institutional loans, will be sufficient to meet its anticipated needs for capital expansion. However, the Organization may need to raise additional funds in order to fund more rapid expansion, to respond to capital needs, or to acquire complementary products or materials, particularly if less than the maximum Offering is borrowed by the Organization. There can be no assurance that additional financing will be available on terms favorable to the Organization, or at all. If adequate funds are not available or are not available on acceptable terms, the Organization’s ability to fund its expansion, take advantage of the expansion opportunity, develop or enhance services, or respond to capital needs would be significantly limited. Such limitation may have a material adverse effect on the Organization’s business, operating results, and financial condition.

Revisions To Use Of Proceeds

It is possible that the use of the proceeds will be revised by management or that adequate funds will not be raised by the Organization. Management will have significant flexibility in applying the net proceeds of this offering within the scope of the business of the Organization. The failure of management to apply such funds effectively could have a material adverse effect on the Organization’s business, prospects, financial condition, and results of operations.

Control Of The Organization

Control of the Organization and all of its operations is the responsibility of its board of directors and will remain with them. Investors must rely upon the judgment and skills of the board.

Tax Aspects

Investors will not receive a charitable tax deduction for investing in a Note, unless Investor alters the terms of the Note via a donation. Interest earned on the Notes is taxable as ordinary income to the Investor, regardless of whether it is paid by check or reinvested and added to the principal amount of the Note. The repayment of principal on maturity is not taxable.

The Organization will issue to Investors an IRS Form 1099-INT after the end of each year, reflecting all interest earned, provided that the Investor earns $10 or more in annual interest. Information about interest will also be reported to the US Internal Revenue Service as income to the Investor.

If an individual Investor makes or maintains aggregate investments of $250,000 or more in the Organization, the Notes may fall within the provisions of Internal Revenue Code Section 7872, which in some circumstances require the Organization to report imputed interest on Notes that is more than the actual interest earned. It is possible that the excess imputed portion may be treated as a deductible charitable contribution. Investors should consult their own tax advisor regarding the tax implications of an investment in the Notes.

Tax Risks

No representation or warranty of any kind is made by the Organization, the officers, directors, counsel to the Organization, or any other professional advisors thereto with respect to any tax consequences of any investment in the Organization. EACH PROSPECTIVE INVESTOR SHOULD SEEK THE INVESTOR’S OWN TAX ADVICE CONCERNING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE ORGANIZATION.

Federal Income Tax Consequences

The Organization has not sought or received any opinion of counsel or ruling from the Internal Revenue Service with respect to the income tax consequences of this offering. Potential Investors should consult their tax advisors regarding specific questions as to federal, state or local taxes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular contains forward-looking statements. From time to time, additional written forward looking statements may be made by the Organization. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act and may include projections of revenues, income or loss, capital expenditures, business relationships, financings, proposed financings or investments by third parties, product development, plans for future operations, and plans relating to products of the Organization, as well as assumptions relating to the foregoing. Such statements are based upon management’s current expectations, beliefs, and assumptions about future events, are other than statements of historical fact, and involve a number of risks and uncertainties.

The words “believe,” “may,” “will,” “could,” “would,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” “project” or the negative or plural of these words or similar expressions identify forward-looking statements, which speak only as of the date the statement was made, but are not the exclusive means of identifying such statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this Offering Circular -- including those contained in the Section entitled “Risk Factors” -- describe factors, among others, that could contribute to or cause such differences. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Offering Circular may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Except as required by law, neither the Organization nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. The Organization undertakes no obligation to update publicly any forward-looking statements for any reason after the date of this Offering Circular to conform these statements to actual results or to changes in its expectations.

You should read this Offering Circular, and the documents that the Organization references in this Offering Circular and has filed with the Securities and Exchange Commission as exhibits to the Form 1-A of which this Offering Circular is a part, with the understanding that the Organization’s actual future results, levels of activity, performance, and events and circumstances may be materially different from what the Organization expects.

DISTRIBUTION

The Offering is designed to commence after the expiration of the previous Offering (set to expire on September 28, 2019) by the Securities and Exchange Commission and will close upon the earlier of (1) the sale of Notes totaling $3,350,000, (2) within three years after qualification as the continuous offering is designed to be sold within two years but may be sold up to three years after qualification, or (3) at such date prior to two years from qualification as may be determined by the Organization. The Organization has made arrangements to place funds raised in this Offering in an escrow account managed by Happy State Bank, d/b/a GoldStar Trust Company, a Texas banking association ("Escrow Agent") (see Exhibit 1A-8 - Escrow Agreement).

The Offering may be terminated at the Organization’s election at any time. There is no minimum raise required. The term of the Notes will start within 30 days of receipt of a signed Subscription Agreement. At the same time the Organization is raising funds from this Offering, it may be seeking other additional sources of funding, including other loans and grants.

The Notes are being offered by the Organization on a “best efforts” basis. Best efforts means the the executive officers and directors of the Organization and its Placement Agent will use its commercially reasonable best efforts in an attempt to sell the Notes. No executive officer or director will receive any commission or any other remuneration for these sales.

The Organization has engaged the services of Bequia Securities, LLC (CRD: 285783), a FINRA registered broker-dealer (“Placement Agent”) to solicit prospective investors for the Securities in this Offering. John Katovich is the Placement Agent’s representative for this Offering, and Mr. Katovich is also a principal at Cutting Edge Counsel, the law firm that assisted the Organization with the preparation of this Offering.

The Placement Agent will manage the sale of the Securities as an executing broker pursuant to an agreement, dated October 9, 2018, (the “Brokerage Agreement”) and serve as broker of record for the Organization’s Regulation A+ offerings, process transactions by subscribers to the Offering, provide investor qualification services (e.g. Know Your Customer and Anti Money Laundering checks), and manage the services of the Escrow Agent.  The Placement Agent will register in each state where the Offering will occur as required by each state, but will not act as an underwriter in connection with this Offering. Placement Agent will receive a Brokerage Fee but will not purchase any Securities and, therefore, will not be eligible to receive any discounts or any underwriting or finder’s fees in connection with the Offering.

The Organization and Placement Agent are not affiliated with each other. The Placement Agent performs services as solicitor pursuant to a written agreement between TechSoup and Placement Agent.

For each Investor who acquires the Securities, the Organization has agreed to pay the Placement Agent up to three percent (3%) of the aggregate gross proceeds received by TechSoup from the sale of the Securities, estimated to be no more than $100,500.

The Notes will not be listed on any national securities exchange or on the over-the-counter inter-dealer quotation system. There is no market for the Notes, and the Notes generally may not be sold, transferred assigned, pledged, or disposed of, in whole or in part, without the prior written consent of the Organization.

In order to subscribe to purchase the Securities, a prospective Investor must complete, sign, and deliver the executed Subscription Agreement, Investor Questionnaire, and other documents to TechSoup Global and wire funds, pay by credit card if a credit card processor has been approved, or seek permission to mail funds for its subscription amount in accordance with the instructions included in the Subscription Package. These functions will be managed by the Placement Agent using a technology platform provided by SVX US, an online impact investing platform.

Funds will be returned to Investors by the Escrow Agent if Investor fails to meet the Placement Agent’s investor qualification review, if the investor fails to meet the income suitability requirements of the offering or if the Organization rejects the Investor’s investment for any reason. The Organization reserves the right to reject any Investor’s subscription in whole or in part for any reason. If the Offering terminates, or if any prospective Investor’s subscription is rejected, all funds received from such Investors will be returned by the Escrow Agent without interest or deduction (please refer to Goldstar Trust Escrow Agreement).

Limitations on Amount A Non-Accredited Investor Can Invest

As long as one is at least 18 years old, one can invest in this Offering. But if one is not an “accredited investor,” as further defined below, the amount one can invest is limited by law.

In order to purchase Notes, and prior to the acceptance of any funds from an Investor, each Investor will be required, in the Subscription Agreement, to represent to the Organization’s satisfaction that s/he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

Under 17 CFR §230.501, a regulation issued by the Securities and Exchange Commission, the term “accredited investor” means:

●	A natural person who has individual net worth, or joint net worth with the person’s spouse, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;
●	A natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;
●	A business in which all the equity owners are accredited investors;
●	An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;

●	A bank, insurance company, registered investment company, business development company, or small business investment company;
●	A charitable organization, corporation, or partnership, not formed for the specific purpose of acquiring the Securities offered, with total assets exceeding $5 million; and
●	A director, executive officer, or general partner of the company selling the Securities, or any director, executive officer, or general partner of a general partner of that issuer.

If an Investor falls within any of those categories, then that Investor may invest as much as he or she wants. If an Investor does not fall within any of those categories, then the most he or she may invest in this Offering is the greater of:

●	10% of the Investor’s annual income; or
●	10% of the greater of the Investor’s annual revenue or net assets at fiscal year-end.

NOTE: For the purposes of calculating net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of one’s primary residence and may exclude any indebtedness secured by one’s primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Notes.

Advertising, Sales, and other Promotional Materials

The Organization is offering these Securities directly to the public at the following website: https://www.svx.us.com/offering/techsoup.

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, the Organization expects to use additional advertising, sales, and other promotional materials in connection with this Offering. These materials may include public advertisements and audio-visual materials, in each case only as authorized by the Organization. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Securities, these materials will not give a complete understanding of this Offering, the Organization, or the Notes and are not to be considered part of this Offering Circular. This Offering is made only by means of this Offering Circular, and prospective Investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest.

Restrictions

Other Information is not Authorized.

No person has been authorized to give any information or to make any representation with respect to the Organization or this Offering except such information as is contained in this Offering Circular. Only information or representations contained herein may be relied upon as having been authorized. The information in this Offering Circular supersedes and replaces in its entirety any information previously distributed to, provided to, or viewed by any Investor.

No Legal, Accounting, Tax, or Investment Advice.

This Offering Circular is intended to provide prospective Investors with information necessary for an informed investment decision. However, nothing contained herein is intended as legal, accounting, tax, or investment advice, and it should not be taken as such. An Investor must rely on his or her own examination of the Organization and the terms of this offering, including the merits and risks involved. Prospective Investors are not to construe the contents of this Offering Circular (or any prior or subsequent communication from the organization, its affiliates, and their employees, or any professional associated with this offering) as legal, accounting, tax, or investment advice. Each Investor should consult his or her own personal counsel, accountant, and other advisors as to the legal, accounting, tax, economic, and related matters concerning the investment described herein and its suitability for him or her. An Investor must be willing, and have the financial capacity to purchase, a high-risk investment which cannot easily be liquidated.

No counsel to the Organization has verified or investigated any of the statements or representations made in this offering circular or any of its Exhibits. Investors seeking legal advice should retain their own counsel and conduct any due diligence they deem appropriate to verify the accuracy of the representations and information set forth in this offering circular.

Reporting Requirements under Tier 2 of Regulation A.

Following this Tier 2, Regulation A offering, the Organization will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. The Organization will be required to file: an annual report with the SEC on Form 1-K; a semiannual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports may be triggered by certain corporate events. Parts I & II of Form 1-Z will be filed by the Organization if and when it decides to and is no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

Subscribing

Before subscribing to invest in the Notes, it is crucial for each potential Investor to carefully read the portions of this Offering Circular describing the risk factors and the restrictions on re-sale and providing warnings.

How to Participate:

Go to https://www.svx.us.com/offering/techsoup click on the “Invest Now” button, and follow the procedures as described.

Subscription Period

The subscription period for this Offering commences upon qualification of the Offering Statement by the Securities Exchange Commission, and ends the earlier of one year after approval, the date upon which the sale of all of the Notes has been completed, or at the Organization’s discretion.

No Revocation

Once a person has executed a Subscription Agreement and submitted funds for the purchase of the Notes, such subscription may not be revoked without the consent of the Organization.

The Investor, not the Organization, bears the risk of delivery for the Subscription Agreement, payment, and all other documents that the Investor must deliver to participate in the loan program. The Organization prefers that all documents be executed electronically, and all payments be made by Automated Clearing House (“ACH”). The Organization is also exploring payment by credit card as an option. However, if the Investor chooses to deliver documents and payment by mail, the Organization recommends the use of insured and registered mail. The Organization also recommends allowing for a sufficient number of mailing days to ensure that the Organization receives your documents and payments before the applicable expiration date.

Interpretation: Termination of Offering

All questions as to the validity, form, eligibility, including time of receipt, and acceptance of any subscription will be determined by the Organization, in its sole discretion, which determination shall be final and binding. The Organization reserves the absolute right to reject any subscription if it is not in proper form or if the acceptance thereof or the issuance of Notes pursuant thereto could be deemed lawful. The Organization also reserves the right to waive any defect with regard to any particular subscription. The Organization shall not be under any duty to give notification of any defect or irregularity in a subscription, nor shall it incur any liability for failure to give such notification. Investments will not be deemed to have been made until any such defect or irregularity has been cured or waived within such time as the Organization shall determine. Investments with defects or irregularities that have not been cured or waived will be returned to the appropriate Investor as soon as possible.

Right to Reject Subscriptions

After the Organization receives a prospective Investor’s complete, executed Subscription Agreement and the funds required under the Subscription Agreement have been received, the Organization has the right to review and accept or reject the subscription in whole or in part, for any reason or for no reason. The Organization will return all monies from rejected subscriptions immediately to those Investors, generally without interest and without deduction.

Withdrawal, Cancellation or Modification

This Offering is made subject to withdrawal, cancellation, or modification by the Organization without notice. Offers to purchase these Securities may be rejected in whole or in part by the Organization and need not be accepted in the order received. The Organization reserves the right, in its sole discretion, to allot to any prospective Investor less than the amount of the Securities such Investor desires to purchase. The Organization shall have no liability whatsoever to any prospective Investor and/or Investor in the event that any of the foregoing shall occur.

Acceptance of Subscriptions

Upon the Organization’s acceptance of a Subscription Agreement, the Organization will countersign the Subscription Agreement and issue the Notes subscribed. Once the Investor submits the Subscription Agreement and it is accepted, the Investor may not revoke or change the subscription or request subscription funds. All accepted Subscription Agreements are irrevocable.

USE OF PROCEEDS

For three decades, TechSoup has embraced the promise and challenge of deploying technology in support of those working for social good. That focus remains unchanged. At the same time, the nonprofit and technology sectors are undergoing incredible transformations.

The accelerating shift to cloud computing, Software as a Service (“SaaS”), and Infrastructure as a Service (“IaaS”), and to “digital nonprofit” strategies and social media’s emergence as an end-user marketing and engagement channel, has fundamentally changed how tech companies engage with the nonprofit community – including how they donate products. Business models are moving from fixed price per download to subscription-based, recurring fees. Corporate social responsibility (CSR) has emerged as a significant priority for most major corporations. Around the world, people are doing more, more frequently, on mobile devices. At the same time, the ever-growing emphasis on consumer data presents massive opportunities and challenges for the social sector.

At the same time, nonprofits are faced with the need to be digitally-enabled to deliver their services as well as their back office functions, choose between highly sophisticated cloud offers, find support for migration and adoption, and adopt up-to-date data security and privacy policies and security and support practices.

TechSoup is uniquely positioned to play a major role in this new world. TechSoup will continue to leverage its unique capabilities and assets to offer new technology solutions that match a broad spectrum of resources with social sector needs. Long a trusted intermediary among technology corporations, NGOs, foundations, and other civil society actors, TechSoup will now add new stakeholders and enable direct connections among them. TechSoup’s service offerings, as well as its own technology, relationships, processes, staff, and business models, must support this evolution.

Opportunity to Scale with Offering Proceeds

TechSoup serves a large – and expanding – social sector market. Its traditional customers include NGOs, public libraries, corporations, and foundations. Increasingly, TechSoup is also serving government entities and individual activists, such as technology activists, scholars, and others working for social change.

The global nonprofit/NGO sector that TechSoup services is comprised of over 12.3 million organizations, with $1.3 trillion in total expenditures, is estimated to be equivalent to approximately 4.5% of total global gross domestic product (“GDP”). These organizations have 40 million full-time equivalent employees globally, in addition to 190 million volunteers. 12

According to Johns Hopkins University’s Center for Civil Society Studies, “Not only is the nonprofit sector a sizable economic presence in countries throughout the world, it is also a growing one. Thus, the GDP contribution of nonprofit institutions […] outpaced the growth of the economy overall.”13

TechSoup’s strategic plan identifies five long-term initiatives, outlined below, that focus on growing its core business and two future lines of business and programming, as well as scaling its internal capacity. This growth and scale will be facilitated by developing a platform as TechSoup’s core product that will be nimble enough to address new opportunities as they arise and as they are evaluated for product-market fit.

Through these initiatives, TechSoup will deliver a suite of multi-stakeholder services which, when integrated, will form a platform for innovative, scalable, capacity-building resource programs across the globe.

[12]	Salamon, Sokolowski, Haddock, and Tice, op. cit.; TechSoup’s estimate of the number of NGOs in the 236 countries and territories in which it operates.
[13]	Ibid.

TechSoup’s objective is to be the trusted global platform for dissemination and adoption of technology and capacity building resources in the nonprofit sector. It seeks to become the platform of choice for any philanthropic program that wants to amplify or scale its impact.

TechSoup will leverage its unique assets and capabilities – its network, data, reach, positioning, reputation, and knowledge – to continually offer new solutions that match a broad spectrum of resources with social sector needs. These include technology resources and other capacity-building resources.

A tremendous opportunity now exists to generate business value as well as impact by shifting TechSoup’s “value-added online reseller’’ business model to that of a “two-sided,” or “multi-sided,” business model. TechSoup can create, deliver, and capture value in new ways for both of its major stakeholder groups – givers and recipients.

The 2006 Harvard Business Review article “Strategies for Two-Sided Markets” nicely articulates this business model shift: “Two-sided networks differ from traditional value chains in a fundamental way. In the traditional system, value moves from left to right: To the left of the company is cost; to the right is revenue. In two-sided networks, cost and revenue are both to the left and to the right, because the “platform” has a distinct group of users on each side. The platform product or service incurs costs in serving both groups and can collect revenue from each, although one side is often subsidized. Because of what economists call “network effects,” platform products enjoy increasing returns to scale, which explains their extraordinary impact.”14

There is now a tremendous opportunity to generate additional business value as well as social impact by allowing stakeholders to interact directly with each other, creating a network effect (multi-sided). Through further development of a next-generation multi-sided platform and a strategic pivot, TechSoup can create, deliver, and capture value in new ways for all of its stakeholder groups.

[14]	Thomas R. Eisenmann, Geoffrey G. Parker, and Marshall W. Van Alstyne, “Strategies for Two-Sided Markets,” Harvard Business Review, Published October 2006, https://hbr.org/2006/10/strategies-for-two-sided-markets

BRINGING VELOCITY TO TRANSFORMATION

The opportunity for TechSoup to scale is significant and will require continuation of the transformation path that TechSoup has been on since 2014 and moving at an increased velocity. As execution has begun on the five strategic initiatives referred to earlier and outlined below, TechSoup has been moving through three phases of transformation as an organization.

TechSoup Transformation Roadmap

During its initial phase of growth from 2002 to 2014, TechSoup established itself with a unique and now-proven business model as “the place” for in-kind technology product philanthropy, reaching 236 countries and territories by 2015. As trends like cloud computing, mobile, and SaaS transformed the central “problem” of technology access and adoption in the sector, TechSoup began to work with corporations and nonprofits to use its capabilities in new ways that would meet emerging digital and technology needs.

As TechSoup moves in to the third phase of its transformation, TechSoup continues to add and grow Validation Services to support 'off catalog' offers while diversifying the products and offers in its direct catalog. The capabilities invested in during this phase have included a modern and data-centric technology architecture. In this same timeframe, TechSoup is designing services which will enable others to leverage its technical platform to more sustainably design, launch and support a next generation of apps for good.

The new platform, dubbed the Cooperative Technology Platform (“CTP”), has been designed to support planned and future business and program diversification, including new business models to lower transaction costs, adding new ways for users to connect to enhance network effects. This phase also includes significant investment in TechSoup’s global nonprofit dataset to ensure standards for quality, data privacy, security, use, and legal compliance are met as a regular course of business. Also, efforts were undertaken to ensure TechSoup had the capability to operationalize the data in the business processes of the network.

TechSoup has also been successful in capturing an initial set of benefits and efficiencies to enable it to pilot new services leveraging its capabilities and scale, and has onboarded 24 enterprise Validation Services customers.

As it continues with Phase 3 of its transformation, TechSoup is leveraging its expertise as a “convener of unlikely allies” to civil society and philanthropy’s digital sphere, where a multi-stakeholder platform for citizens and the many actors working to strengthen civil society can find and contribute needed resources, connect, and showcase their work.

The CTP is designed to be the “operating system” for this vision and is architected not only to scale TechSoup’s existing and planned services, but also to allow third parties – “givers and receivers” – to meet their own needs with a low-code application layer, separately from TechSoup’s direct services. The CTP operates on a DevOps model of continuous development and “follow-the-sun” resourcing, and is designed to meet high performance and security requirements, appropriate to the tasks it will support. Through a low-code application layer, TechSoup’s data on nonprofits and libraries around the world can be made available to others, who can use the data to create social impact and also add to and enrich the data through common applications – whether these are developed by TechSoup or by its partners.

Applications for the CTP are designed to be brought to market quickly and maintained at low cost, leveraging reusable components and common user experience. Initial use cases demonstrate demand for this type of platform to support civil society initiatives. By the completion of Phase 3 of TechSoup’s transformation, TechSoup will have built an ecosystem and developer community to support civil society organizations and initiatives in a manner that will dramatically increase supply, leverage common investment, improve ability to experiment and speed to market, and lower TechSoup’s operating costs as well as the operating costs of the community that will use the CTP low-code application layer to build and operate their own applications and new services. To be clear, for the core CTP platform, TechSoup will leverage a spectrum of existing cloud infrastructures and best-in-class applications and will build only the components and applications required to knit together solutions that fit its market’s needs.

TechSoup now requires the growth capital for the next three years to complete this strategic pivot and accelerate and increase the impact of TechSoup’s work.

Five Initiatives

TechSoup’s strategic plan focuses on five key initiatives that are critical to TechSoup’s successful pivot.

Initiative 1: NGO Technology Marketplace: Scale the quantity and breadth of donated and specially discounted technology offers in TechSoup’s catalog; expand outreach to NGOs globally; connect NGOs with curated support resources to accelerate their ability to adopt and optimize their use of new technologies to accomplish their missions.

TechSoup’s NGO Technology Marketplace: Size of Market Opportunity

●	12.3 million or more NGOs and community organizations across 236 countries and territories.[7] NGOs are classified in more than 20 high-level mission areas and nearly 300 sub-areas including:
	o	~350,000 public libraries worldwide[15]
	o	~230,000 religious institutions worldwide[16]
●	5.7 million NGOs are estimated to have internet access[17]
●	230 million or more individuals, including NGO employees, organizers, volunteers, and advocates for technology for change[18]

The market for the NGO Technology Marketplace is comprised of nonprofit organizations worldwide that have internet access. TechSoup has collected a wide range of country-level data points to size the nonprofit market, and estimates that there is a total of more than 12.3 million nonprofit organizations across the 236 countries and territories in which it operates. This market is very fragmented and NGOs can be classified into more than 20 high-level mission areas and nearly 300 sub-areas. As shown in Chart 1, prominent mission areas include religious institutions; libraries; cultural, historical and other educational activities; and health-oriented organizations.19

[15]	“IFLA World Report,” International Federation of Library Associations and Institutions, Accessed 22 June 2017, http://db.ifla-world-report.org/home/map#/2/4/T0CDUPUZG2XMB8P
[16]	“Frequently Requested Church Statistics,” Center for Applied Research in the Apostolate, Accessed 22 June 2017, http://cara.georgetown.edu/frequently-requested-church-statistics/
[17]	“Internet Users by Country (2016),” Internet Live Stats, Published 1 July 2016, http://www.internetlivestats.com/internet-users-by-country/
[18]	Salamon, Sokolowski, Haddock, and Tice, “Labor force, total,” The World Bank, Accessed 22 June 2017, http://data.worldbank.org/indicator/SL.TLF.TOTL.IN?end=2016&start=2013
[19]	Representative sample of the diversity of mission types in the overall sector.

Chart 1

Country-level internet penetration rates were used as a proxy for the number of NGOs that have internet access, which is estimated to be 5.7 million.20 TechSoup estimates that more than 230 million individuals comprise this market, including NGO employees, organizers, volunteers, and advocates for technology for change worldwide.21

20 Internet Live Stats, op. cit.

21 Salamon, Sokolowski, Haddock, and Tice, and The World Bank, op. cit.

The size of the nonprofit sector and technology usage rates are both increasing. Johns Hopkins University’s Center for Civil Society Studies analyzed data from the nonprofit sector in eight countries over a fifteen-year period and found that the nonprofit sector represents 4.5% of global GDP and is growing faster than average global GDP rates during that time period.22 In the Visual Networking Index forecast published by Cisco Systems, Inc., internet usage is projected to increase by 37%, and networked devices will increase by nearly 60% from 2016 to 2021. This will result in 1.3 billion new internet users, and 10 billion networked devices will become connected in five years.23 In a 2013 TechSoup survey of 13,500 nonprofits worldwide on cloud computing, 68% of the respondents stated that they are generally skeptical of new technologies or products until they have proven themselves. Since nonprofits are traditionally late adopters of technology, it is likely that of the 1.3 million new internet users, a significant number will be individuals at nonprofits who are introducing an online presence, or tools, for the first time.

TechSoup’s nonprofit registration rate has grown at a compound annual growth rate (“CAGR”) of 21% from FY13 through FY18. Part of this growth is due to the opening of new geographic markets. Registrations outside the United States in FY18 comprised nearly 53% of all nonprofit registrations on the TechSoup platform. The other factor contributing to ongoing nonprofit registration growth is the provisioning of new services. More than one-third of all new registrations in FY17 were for new services launched within the past four years. And while registration is no longer required for some of TechSoup's new services in FY18, TechSoup validated 30% more organizations this year. And all users contributed to the growing database of organizations served in FY18.

Chart 2

[22]	Salamon, Sokolowski, Haddock, and Tice, op. cit.
[23]	“VNI Global Fixed and Mobile Internet Traffic,” Cisco, Accessed 22 June 2017, http://www.cisco.com/c/en/us/solutions/service-provider/visual-networking-index-vni/index.html

Technology powers social sector impact. TechSoup’s award-winning technology donation program has facilitated over $10.7 billion of in-kind technology philanthropy, donated and discounted products, and services and funding to NGOs since 2002. It is a vital resource for hundreds of thousands of nonprofits and impact-oriented technology corporations. Historically, TechSoup played a more traditional intermediary role between software donors and recipients. It removed barriers to technology access and adoption for nonprofits, and solved many thorny problems in managing corporate product philanthropy for donors, including validation of nonprofit eligibility, distribution, and trust – all on a global scale. The traditional product donation program currently represents approximately 90% of TechSoup’s total income.

Today, TechSoup continues investing resources and evolving the core technology donation program to meet current, demonstrated needs of both NGOs and socially responsible technology donors. In particular, TechSoup is increasing the breadth of its offers to include more hardware, more mobile, and more cloud-based subscription offers. When access alone is not enough, TechSoup also helps nonprofits choose appropriate technology and integrate it into their business processes and staffing models. Improved technology applications go a long way to achieving this, but human capital is sometimes required to close the “last mile.” This may include expert IT guidance, online and offline learning opportunities, and other resources. These new offers are projected to scale rapidly and should diversify TechSoup’s sources of revenue over time. With these new and existing offers, TechSoup anticipates that its earned revenue from offerings in the NGO Technology Marketplace, including income generated by its TechSoup Network partners, will be approximately $55.9 million in gross earned revenue by FY21.24

Initiative 2: Global Validation and Data Services: Expand sector resources and impact through validation services and data solutions; facilitate international giving at scale.

TechSoup’s Global Validation and Data Services: Size of Market Opportunity

●	Nearly 50,000 institutions[25] including:
	o	publicly traded firms, socially minded early-stage firms, individual giving and/or volunteering entities, employee giving and/or volunteering platforms, foundations, intergovernmental organizations, and large nonprofits that provide platforms for corporate philanthropy
●	10,000+ equivalency determinations[26]

[24]	Gross earned revenue are all administrative fees collected worldwide; both directly by TechSoup and indirectly via TechSoup’s Global Network of partners. In this case, technology provider payments are included. TechSoup retains approximately 40% of the revenues collected by its Network partners.
[25]	“World Federation of Exchanges 2016 Market Highlights,” World Federation of Exchanges, Accessed 22 June 2017, https://www.world-exchanges.org/home/index.php/statistics/market-highlights; and Pledge 1%, “Leadership Discussion,” San Francisco, CA, June 23, 2017.
[26]	TechSoup’s market research and internal database; TechSoup/NGOsource estimate based on cross-border grants data from Foundation Center’s Foundation Directory Online service.

TechSoup has created and offers two types of services that validate the authenticity of organizations around the world: the first, Validation Services, assesses a nonprofit’s status in accordance with local laws, while the second, NGOsource, provides equivalency determinations that assess if an organization outside the United States meets the requirements of Section 501(c)(3) of the US Internal Revenue Code, which governs US charitable organizations. For Validation Services, the market is comprised of the largest publicly-traded firms, socially-minded early-stage firms, individual giving and/or volunteering entities, and employee giving and/or volunteering platforms. In addition, foundations, intergovernmental organizations such as the World Bank, and large nonprofits that provide platforms for corporate philanthropy, such as Volunteer Match, also represent a segment of the market. In total, there are nearly 50,000 such organizations worldwide.27 For NGOsource, the market is comprised of US-based private foundations, donor advised funds, family offices, and community foundations that make international grants to organizations for whom they have conducted an equivalency determination (“ED”). Conservative estimates place the market size of EDs in 2017 at 8,870 for the year, growing to 10,160 EDs in 2019.28

Organizations, as well as individuals, are very active in a range of philanthropic endeavors. For example, 65% of Fortune 500 companies offer matching gift programs, with an estimated $2-3 billion donated through these programs every year.29 According to an America’s Charities’ employee survey in 2017, 86% of employees expect their employers to structure opportunities for community engagement for them, and 71% said it was either imperative or very important to them to work for a firm that supports volunteerism and giving.30 In addition, worldwide, nearly one in three individuals made a charitable donation, and one in four volunteered time with a charitable organization in 2017.31

Philanthropic activities – giving and volunteerism – are also increasing across the board. Giving by individuals, foundations, and corporations is expected to increase by 3.4% in 2019 in the United States.32 An America’s Charities survey found that 50% of employers surveyed offered employees the opportunity to provide pro bono and skills-based volunteering opportunities and 60% offered employees paid time off for volunteering.33 80% of these firms expected to offer paid time off, pro bono, and skills-based opportunities to their employees by the end of 2017.34 Early stage firms are increasingly incorporating community engagement as a core value. For example, Pledge 1% is a nonprofit that encourages companies – particularly startups and early-stage companies – to give back to their communities by committing 1% of their equity, profit, product, and/or staff time to social causes. Pledge 1% has increased participation in its global movement by over 440% in just two years, growing from approximately 500 companies in 20 countries in mid-2015 to over 2,700 companies in 57 countries by mid-2017.35

[27]	World Federation of Exchanges, op. cit.
[28]	TechSoup/NGOsource estimate based on cross-border grants data from Foundation Center’s Foundation Directory Online service.
[29]	“Matching Gift and Corporate Giving Statistics (Updated January, 2019),” Double the Donation, Accessed 30 April 2019, https://doublethedonation.com/matching-grant-resources/matching-gift-statistics/
[30]	“Snapshot 2017: Employee Opinions on Giving, Volunteering, and Corporate Philanthropy,” America’s Charities, Accessed 22 June 2017, https://www.charities.org/snapshot2017
[31]	“CAF World Giving Index 2018,” Charities Aid Foundation, Published October 2018, https://www.cafonline.org/docs/default-source/about-us-publications/caf_worldgivingindex2015_report.pdf?sfvrsn=c498cb40_2
[32]	“Philanthropy Outlook 2019 & 2020,” Marts & Lundy, Accessed 30 April 2019, http://philanthropyoutlook.com/projections/total-giving/
[33]	“Snapshot 2015 – The New Corporate DNA: Where Employee Engagement and Social Impact Converge,” America’s Charities, Accessed 30 April 2019, http://www.charities.org/sites/default/files/s15_121015_americas-charities.pdf
[34]	Ibid.
[35]	Pledge 1%, “Leadership Discussion,” San Francisco, CA, June 23, 2017.

As shown in Chart 3, the number of customers that subscribe to TechSoup’s Global Validation and Data Services has grown at a CAGR of over 80% from FY13 (when NGOsource launched) to FY18. For NGOsource, the strategy is to secure private foundation, donor advised fund, and community foundation customers who give internationally or plan to do so in the near future. NGOsource has a well-established base in this market, having secured eight of the ten largest US-based foundations as members. NGOsource is now rapidly adding smaller foundations that may be new to international giving.

Chart 3

As a result of decades of outreach and programmatic activity through TechSoup Global Network, TechSoup has an incredibly rich repository of data records in aggregate of more than 1 million NGOs around the globe. Each one of these has been validated against critical criteria. This makes it possible for any donor partner to efficiently and inexpensively connect their offers with validated NGOs in 236 countries and territories. Thus, TechSoup Validation Services has the potential to open up a vast array of special offers, services, resources, and information for the nonprofit sector. TechSoup marketing and outreach, as well as educational resources and local events, can also help ensure the success of the services and philanthropic offers supported by TechSoup Validation Services.

To support these expanded uses of data, TechSoup and its network partners have invested in data as a strategic asset. The Organization cleaned, classified, and organized this information in a powerful data model. TechSoup built data import functions and APIs, and deployed standards to ensure that additional datasets can be used to enhance Validation Services, where needed. TechSoup plans to develop additional APIs, applications, and changes in registration to improve data quality and security.

Moreover, TechSoup is now developing new ways for donors to access its expertise, reach, and matching capabilities. The NGOsource service facilitates cash grantmaking for US foundations who need equivalency determinations for international NGOs. A highly specialized type of validation service, NGOsource leverages the same TechSoup capabilities that power other validation services and its technology product donation and discount offers. For employee engagement practitioners, a lightweight validation service helps connect employee giving and volunteerism with validated nonprofits around the world. For product donors, validation can be coupled with placement in the TechSoup catalog or can be available via APIs to its partners’ online platforms.

TechSoup anticipates that its Validation Services offerings will generate approximately $8.5 million in additional gross earned revenue from approximately 205 customers by FY21. TechSoup has a track record of 96% customer retention in the three years since it launched Validation Services. Its strategy is to secure similarly sized customers and then scale the offer to a broader range of customers. This strategy, combined with the investment in automation and other infrastructure, will support and defray costs for acquiring new customers while delivering top-notch customer support.

Initiative 3: Apps for Good: Design, build, and distribute scalable social sector technology apps and introduce low-cost, low-code, secure Platform-as-a-Service (“PaaS”) offerings that enable impact beyond TechSoup branded offers.

TechSoup’s Apps for Good: Size of Market Opportunity

●	12.3 million or more NGOs and community organizations across 236 countries and territories.[7] NGOs are classified in more than 20 high-level mission areas and nearly 300 sub-areas including:
	o	~350,000 public libraries worldwide[36]
	o	~230,000 or more religious institutions worldwide[37]
●	5.7 million NGOs are estimated to have internet access[38]
●	230 million or more individuals, including NGO employees, organizers, volunteers, and advocates for technology for change[39]
●	20,000 or more municipal governments in the United States alone[40]
●	Platform as a Service (PaaS) market was valued at more than $2 billion in 2015[41]

[36]	International Federation of Library Associations and Institutions, op. cit.
[37]	Center for Applied Research in the Apostolate, op. cit.
[38]	Internet Live Stats, op. cit.
[39]	Salamon, Sokolowski, Haddock, and Tice, The World Bank, op. cit.
[40]	“Individual State Descriptions: 2012 – 2012 Census of Governments,” US Census Bureau, Published September 2013, https://www2.census.gov/govs/cog/2012isd.pdf
[41]	Joel John, “Global Public Cloud Platform as a Service (PaaS) Market worth USD 9.12 billion by 2021 – Zion Market Research,” Zion Market Research, Published 26 September 2016, https://globenewswire.com/news-release/2016/09/26/874593/0/en/Global-Public-Cloud-Platform-as-a-Service-PaaS-Market-worth-USD-9-12-billion-by-2021-Zion-Market-Research.html

The Apps for Good line of business is comprised of two main programs: community mobile and web app development led by Caravan Studios and TechSoup Europe (Fundacja TechSoup), and PaaS, which is projected to be launched in TechSoup’s FY20. For both programs, the market is comprised of the more than 5.7 million out of the total 12.3 million NGOs worldwide that are estimated to have internet access.42 To a lesser degree, local government agencies in the United States and overseas are also a part of the market, specifically for Caravan Studios. According to the Census Bureau, in 2012 there were nearly 20,000 municipal governments in the United States.43

Both mobile technology and PaaS services are increasing rapidly. For example, the public cloud PaaS market is projected to grow at a CAGR of slightly above 30% between 2016 and 2021, with revenues increasing from $2.11 billion in 2015 to more than $9 billion by the end of 2021.44 Mobile data traffic is estimated to grow at a CAGR of 47% from 2016 through 2021, which represents a rate of growth double to that of fixed data traffic.45

The TechSoup service areas described in Initiatives 1 and 2 are enabled by a platform, application framework, and design processes that suit the social sector – collectively the Cooperative Technology Platform (CTP). Once in place, these assets can be leveraged to develop technology applications that other social good and community-based projects often envision – yet find elusive to fund, or overwhelming to create. TechSoup sees significant opportunity to foster innovation and design for civil society apps and to open its technology, data, and human processing with a low-code application framework. This will support scalable, affordable applications to meet a variety of nonprofit needs for website or apps, and open TechSoup’s distribution and marketing channel to NGOs so they can take advantage of targeted apps.

Why is TechSoup focused on innovation practices and an application framework especially for NGOs and community work? Because around the world, TechSoup encounters social cause leaders with big ideas and a recognition that good technology can help them achieve their objectives. TechSoup is often sought out to close the gap between the vision and the ability to execute. Even corporate tech volunteers or the popular hackathon model do not fully resolve the risks and difficulty faced by NGOs wishing to design and build apps. These include issues such as how to identify which problems can be solved by technology solutions, whether organizations have the right technology leadership at the right time, and how to design apps for ease of ongoing operational support and technical integration.

Technology applications – responsive and mobile – have enormous potential to increase social sector impact. The work of Caravan Studios and Fundacja TechSoup enables collaboration around creation of global or local sector apps, with support, in a relatively quick, easy, and low-cost manner. TechSoup can support co-design and provide access to a suite of low-code applications and services that are proven to be secure, scaled, and operationally strong. Leveraging the extensive global NGO database, matching algorithms, catalog, payment, and localization capabilities, as well as the new technology framework of TechSoup, will create a civil society app development ecosystem. TechSoup can also bolster effective distribution, use, and support of the apps once they are built. These capabilities will have dramatic impact on improving social impact through technology.

Apps for Good is forecasted to generate over $3 million or more in additional contributed and gross earned revenue by FY21. This is a purposefully conservative forecast given that TechSoup is still in the early stages of developing this market opportunity. TechSoup will continue to build and launch mobile apps that have been designed for, by, and with civil society groups and expects the number of projects to grow rapidly after FY19, as shown in Chart 4.

[42]	Internet Live Stats, op. cit.
[43]	US Census Bureau, op. cit.
[44]	Joel John, op. cit.
[45]	Cisco, op. cit.

Chart 4

TechSoup’s Caravan Studios has already launched several acclaimed apps that are community-driven and issue-focused, and it will continue to expand its offerings. For example, Caravan Studios apps:

●	Show the location of mobile or transient services (e.g., Range), based on a common data set (e.g., USDA Summer Food Service Program). This solution was also tested and extended to be used with data for finding water sources in Diffa, Niger, and to pinpoint resources for Syrian refugees.
●	Locate the most likely provider of a critical service (e.g., Safe Shelter Collaborative).
●	Locate and deploy known volunteers to complete time-sensitive, urgent tasks in emergencies (e.g., 4Bells).
●	Allow users to anonymously report on-the-ground conditions and access related to educational information (e.g., WorkerConnect).

The CTP will provide the framework for TechSoup’s web and mobile applications designed for nonprofits. Apps for Good will reach sustainability through a combination of project-based grant support and earned income.

Initiative 4: Scale Business Processes and Systems: Test, build, and refine new marketing, sales, distribution, and support strategies.

To support the diversification of services, programs, and business models envisioned, TechSoup must invest in marketing, sales, distribution, and support strategies. As the TechSoup organization and capabilities grow, its marketing, sales, and support strategies must also grow in an efficient manner. As TechSoup undertakes the strategic initiatives outlined in this document, new technology, new business models, and new skills, functions, and business processes must be developed. In addition, the organizational transformation required to support these strategic outcomes is significant.

TechSoup has traditionally offered its core product donation services through an administrative fee business model, designed to cover both direct program administration and surrounding value-added services. These include webinars, educational content, local events, and more – offered at no additional cost. That innovative model, which produces a revenue stream that often behaves like recurring revenues, will continue to have relevance and potential, but new services, new buyers, new consumer types, and new value propositions will require new business models and a new operating model.

TechSoup’s original administrative fee model makes a great deal of sense for the traditional software licensing business model, where costs of licensing were a barrier to adoption by NGOs, and it will continue to be the right model for a proportion of new offers and services from TechSoup. NGOsource and TechSoup Boost are membership services. The paying customer for the former is largely foundations, and for the latter, is nonprofits. TechSoup will introduce new pricing and packaging strategies that will empower consumers of TechSoup’s offers and monetize value for users on both sides of the platform. These include membership-based services and aggregate buying options.

Primary activities under this initiative include:

a.	Development of new pricing models
b.	Product development for new services
c.	Business development
d.	Customer experience
e.	Partner Network development
f.	Omni-channel marketing
g.	Donor self-service
h.	NGO support
i.	Human resources – skill development and cultural change
j.	Financial and metrics reporting

Initiative 5: Cooperative Technology Platform (CTP): Complete product development of the CTP to support the social businesses outlined in Initiatives 1, 2, and 3 above as well as the business processes outlined in Initiative 4 above.

The CTP is TechSoup’s next-generation technology platform and underpins the Organization’s strategic vision and the realization of highly-leveraged social impact. The CTP provides a secure, scalable platform supporting diverse and curated interactions and resource-matching across the social sector to generate the network effects that are possible within a multi-sided platform.

The CTP revolutionizes the two-sided platform TechSoup previously offered, which supported only a limited set of highly constrained “transactions” between a nonprofit and TechSoup, such as requesting donations or consuming web content. The multi-sided platform supported by the CTP allows a vastly larger set of validated civil society stakeholders to connect and exchange value in a secure, scalable, and flexible technical environment.

TechSoup’s Cooperative Technology Platform

NGOs & Civil Society Organizations
Donors & Suppliers
Tech Offers
Microsoft
box
Symantec.
techsoup
refurbished computer initiative
Adobe
Google for Nonprofits
Office 365
Giving, Volunteering & Corporate Social Responsibility Offers
airbnb
benevity
BOEING
VolunteerMatch
WORLD BANK GROUP
CTP Cooperative Technology Platform
SaaS
techsoup.org
APIs
NGO Data
Validation
Eligibility Matching
Transactions
Data Collection & Analytics
Other Services
PaaS
Apps 4 Good
Low-Code Application Framework
Partner Network
techsoup
GLOBAL NETWORK
techsoup
stifter-helfen.de
Localized & Adjacent Programming
Cemefi
IMPACT HUB Athens
Developer Community for Civil Society

At the heart of the CTP is a unique, global dataset of about a million NGOs operating in 236 countries and territories. This dataset represents one of the largest registered user datasets of NGOs in the world and includes most legal forms of nonprofit and public benefit organizations. This dataset has grown by a CAGR of about 19% over the past two years due to the growth and diversity of TechSoup offers and user engagement. TechSoup has created a Common Data Model (“CDM”) that is designed to facilitate operational processes that support TechSoup and its Network partners’ operations, and to support authorized third-party use of the data, within policies set by TechSoup to meet applicable laws and regulations in the countries in which TechSoup operates. The design also allows for rules-driven integration of third-party datasets, where available.

The capabilities of the CTP harness this dataset and data collection and analytics, validation of organization status, eligibility matching, e-commerce transactions, payment processing, catalog management, content management, and other services. These capabilities support TechSoup’s direct catalog as outlined in Initiative 1 above as well as through APIs, the CDM, and the low-code application framework outlined in Initiatives 2 and 3, respectively. TechSoup’s CTP will ultimately become a SaaS and a PaaS platform focused on civil society and social impact, fostering a growing developer community and ecosystem.

The CTP vision is to provide its full solution set for TechSoup’s direct offers, for the TechSoup Global Network’s direct offers, and for an entire ecosystem of developers and nonprofits that need a bridge connecting hackathons, volunteers, and one-off technical projects with an infrastructure option that provides supported and sustainable web products and digital assets.

TechSoup’s CTP is built on best-in-class technologies and is architected in a manner that makes it possible to leverage a wide array of best-in-class commercial Infrastructure as a Service (“IaaS”) and SaaS as well as open source components. The CTP platform is tech-agnostic, as long as the supporting technology options are fit for purpose, including by meeting high security standards and complying with international laws. Many of the CTP design decisions were driven by factors such as the diverse operating environments of our global network and the deployments required to support their activities and requirements.

Since Java Virtual Machine is available for a very large number of devices, we have written the core CTP in Java to ensure CTP code is as portable as possible. The core CTP is modular, made up of executable code that can be composed and recomposed and configured to provide functionality or a specific service.

This approach allows easy configuration and deployment of CTP nodes for purpose and redundant scale. Scale can be horizontal to enable the addition of CTP nodes to load balance for redundancy. Scale can also be vertical to enable configuration of CTP nodes that provide multiple services. Code is packaged into a “container” model of “microservices” for deployment into any virtualized server. This is a popular model used by companies like Netflix.

This design allows TechSoup to run CTP nodes on many different devices, including future distributed Internet of Things (IoT)-type devices. It also enables the quick movement and provision of network nodes to different infrastructure providers or geographies to meet changing or local needs or to lower costs. These are critical requirements due to the diversity of operating environments across countries and the diversity of hardware and operating systems across our partner network. This design also enables the platform to support, for example, data sharing in just about any format that large commercial platform players’ demand with minimal configuration.

In the above CTP graphic, a wide variety of product and service donors and suppliers can choose to create offers that TechSoup and its Network will directly provide to the community. In FY18, about $727M (retail value) of in-kind technology philanthropy was accessed directly from TechSoup’s catalog. Increasingly, a diverse set of donors and suppliers with charity offers can use TechSoup’s APIs to create their own direct offers for cloud technology, product donations, volunteer programs, employee giving, philanthropic programs, and services. In FY18, TechSoup provided an estimated $1.267 billion (retail value) of products and services via these APIs. By FY23, TechSoup projects it will provide access to nearly $5 billion (retail value) of products and services per year through its direct catalog offers and via its APIs, with the value of the offers distributed via this latter category increasing three-fold over the that time period.

TechSoup sees tremendous potential in bringing the power and savings of “low-code development” to the nonprofit community and its developers. Low-code development platforms enable the quick creation and use of business applications that address the specific process and data needs of an organization, with a minimum of hand-coding. Forrester Research estimates that the total market for low-code development platforms will grow to $15.5 billion by 2020.46

[46]	Richardson, Clay, “Vendor Landscape: The Fractured, Fertile, Terrain of Low-code Application Platforms,” Forrester Research, Published 15 January 2016.

TechSoup’s low-code development platform is designed specifically to help nonprofits and their technical advisors create general purpose applications that come with a standard feature set, including access to a large community of nonprofits and social sector stakeholders, but that can also add custom code when needed. The ability to teach low-code development platforms to business users and non-developers and mobile accessibility are driving forces behind this growth and support the potential high value of such a platform in a sector where technology skills are low relative to the commercial world. In addition, the “standard” CDM data format and data security, as well as professional support and monitoring, will bring additional value to nonprofit applications for both web and mobile applications.

The vision behind TechSoup’s CTP foresees eventual incorporation of advanced technologies like artificial intelligence (AI), utilization of machine learning (“ML”) classifiers coupled with natural language processing (“NLP”), and blockchain for immutable and secure encrypted data storage. The nature of TechSoup’s current nonprofit validation process involves manual checks and limits the capacity to profile organizations at scale. NLP can be a means to parse relevant documents, websites, and text to extract entity information. Use of ML classification coupled with NLP outputs will allow TechSoup to achieve process automation. The Blockchain Trust Accelerator (BTA), the leading collaboration charged with developing blockchain pilot projects for global good, announced in March 2017 at SxSW a blockchain pilot project in partnership with TechSoup. The pilot project used blockchain technology to strengthen TechSoup’s global validation services, and used blockchain-based smart contracts to create new opportunities for social impact for thousands of civil society organizations. TechSoup continues to look for opportunities to leverage blockchain technology in its Validation Services business and beyond.

In summary, the CTP will provide a civil society technology platform with a rich set of services, security, and support. It will offer up a rich set of opportunities through applications built by TechSoup and by other stakeholders – evolving into a values-based, social benefit “ecosystem.”

Primary capabilities for investment include:

a.	Data collection & analytics
b.	APIs
c.	Applications
d.	Low-code application framework and services
e.	CTP product development

TechSoup projects that its investment in the CTP, business processes, and systems will significantly reduce operating expenses and transaction costs, while increasing staff productivity.

TechSoup estimates that efficiency gains from this investment will generate a total of $4.2 million in operating cost savings from FY18 to FY21 across the enterprise, resulting in an increase in total earned gross revenue per employee from $209,084 in FY18 to $367,386 in FY21 (a CAGR of 21%).

These efficiency gains are projected to reduce the cost TechSoup incurs associated with securing each new Global Validation and Data Services customer from approximately $4,656 in FY18 to $2,348 in FY21 (a CAGR of -20%) and the cost per validating or re-validating a NGO from approximately $46 in FY18 to $26 in FY21 (a CAGR of -18%).

Other important benefits include improvement in speed to market for new services, increased velocity to configure and launch customers, and an ability to realize network effects.

Opportunity for Social Impact with Offering Proceeds

From providing employee training to refugees to protecting rainforests to launching preschools to giving youth a head start in life, more than 12.3 million NGOs spread across the globe work diligently every day to improve their communities, countries, and planet. TechSoup plays a critical role in this ecosystem by connecting these NGOs to the resources they need to achieve their missions. Over the past 30 years, TechSoup has established relationships with more than 100 technology corporations, 300 philanthropic foundations, numerous government agencies, and thousands of individual activists across the globe to secure critical resources for more than 1 million NGOs in its database.

In addition to the hundreds of technology products in the TechSoup catalog offered to nonprofits across 236 countries and territories, TechSoup connects NGOs to: cloud-based software and marketing tools from Google, the ability to list an “experience” for tourists via Airbnb Experiences, access to skilled volunteers via VolunteerMatch and Benevity, and access to funding from US-based foundations for NGOs outside of the US via its NGOsource program. The list of resources TechSoup connects to the sector – and the associated social impact – is growing at a rapid pace.

As a platform, two quantitative indicators TechSoup uses to measure its impact are the value of resources flowing through its platform either (directly through its catalog or indirectly via the services enable by its APIs) to civil society, and the number of organizations in the TechSoup database.

As shown in Chart 5, the value of resources delivered to the sector annually, both directly through the TechSoup catalog and via the wide range of products, services, volunteers, and funding provided to the sector via TechSoup’s APIs, is expected to increase four-fold between FY14 and FY23, from approximately $1.2 billion to $4.8 billion. Additionally, the number of organizations in the TechSoup database is projected to triple from FY14 to FY23.

Chart 5

TechSoup’s impact on the ground is not fully captured by the number of organizations it touches or the value of resources distributed. The testimonials from NGOs and the Organization’s corporate partners, found in the “Summary of TechSoup” section of this document, speak to TechSoup’s impact on the ground. In addition, the story of the Ordyslexie project below is one of the hundreds of stories TechSoup has collected to demonstrate the true impact of its programming and the power of technology to provide lasting social change.

TechSoup Impact Story: Ordyslexie

Since 2010, the Ordyslexie project has helped over 2,000 dyslexic students in the French school system. Through a generous donation from Microsoft in partnership with TechSoup, Ordyslexie received donations of refurbished tablet-PCs installed with Microsoft OneNote to help students build their confidence and keep up with their school work.

Using this donated technology, children can manage their own schoolwork in an intuitive and simple way, and teachers can easily follow their progress. Thanks to Ordyslexie, dyslexic children are able to follow along in class two to three times faster than using conventional school materials.

TechSoup has partnered with Microsoft to provide over $6.1 billion in donations to nonprofits like Ordyslexie, and has helped over 40,000 youth organizations around the world access donated Microsoft products.

Additional Impact Stories

The link provided below provides more TechSoup impact stories from the Year In Review online report: https://yearinreview.techsoup.org.

Note on the Use of Proceeds Section:

In the event that not all Securities in this offering are sold, the Organization may, at its discretion, implement material changes to the use of proceeds. These may include and are not limited to: changing the allocation of funds among the strategic initiatives, delaying or halting some allocations, and seeking additional sources of funds.

TechSoup reserves the right to change the use of proceeds, as long as the activities funded remain consistent with the Organization’s 501(c)(3) mission and charitable tax status.

DESCRIPTION OF TECHSOUP’S BUSINESS

TechSoup’s Mission and History

TechSoup is a deeply mission-driven nonprofit that embraces the spirit of innovation characterizing the high-tech world. The Organization plays two roles in facilitating technology adoption to effect social change. First, TechSoup is a global marketplace of technology products, services, and content for validated NGOs. Second, TechSoup is a resource-matching platform for the social sector.

The TechSoup mission is to build a dynamic bridge that enables NGOs and social change agents around the world to gain effective access to the resources they need to create solutions for a more equitable planet.

The Organization seeks to unlock the vast potential of technology for the more than 12.3 million NGOs around the world by providing a trusted global platform for capacity-building resources in the social sector – and for any philanthropic program that seeks to amplify its impact through thoughtful deployment of technology. TechSoup does this by bringing together impactful allies and by partnering intelligently with others who offer trusted solutions in diverse areas.

In a networked but fragmented space, TechSoup is seeking to pioneer new ways to connect sector needs with a more broadly conceived base of supply. TechSoup engages a vast civil society ecosystem today and seeks to broaden it further. In this way, the Organization supports its diverse social sector community in identifying the areas of greatest need, matching up those needs with appropriate technological solutions and skills, and helping remove barriers to adoption.

In 1987, Daniel Ben-Horin founded the Organization under the name The CompuMentor Project after discussing the technology needs of NGOs on the first online community, “The WELL.” Mr. Ben-Horin’s objective was to create a program in which those with technology skills (“mentors”) volunteered to assist NGOs in the San Francisco Bay Area in gaining a foothold with new information technologies. The Organization also began soliciting donations of technology products, at first from tech magazines which donated review copies of software, and later directly from companies to support NGOs that CompuMentor was also matching with mentors.

In 2000, TechSoup.org was launched as the “online place for nonprofit technology.” The website aggregated technology articles, templates, and forums to connect the growing field of nonprofit technical assistance providers to NGOs with growing needs to technologically enable their organizations. A business plan was developed a year later and key talent hired to add an e-commerce platform for “in-kind” technology product donations. Rebecca Masisak, was hired in 2001 to launch this e-commerce platform and chart its growth, and later became the organization's CEO in 2012 after having been co-CEO for the prior six years.

The new service offered a one-stop shop for donated technology products and eligibility verification. The business model was based on an innovative “triple-win” approach – benefits for technology companies and NGOs, as well as a sustainable revenue stream for CompuMentor. “No-cost outsourcing” for technology companies paved the way for their “in-kind” product donations to scale rapidly without growing support and administrative costs. NGOs could be validated and then shop in one place to find an array of technology product donations as well as advice and helpful content. CompuMentor’s service was sustained by administrative fees, which covered operations and were reinvested in educational content and training. This e-commerce approach to in-kind technology products quickly grew and expanded to serve NGOs across the United States.

In 2005, the Organization piloted expansion of the TechSoup.org program outside the United States. Under Ms. Masisak’s leadership, the TechSoup Global Network was founded in 2006 and has grown to include 70 partner NGOs operating as a social enterprise in partnership. In 2009, the Organization changed its name to TechSoup Global.

Today, approximately 10.1 million annual visitors from 236 countries and territories connect to TechSoup’s websites for technology resources, information, training, and support. These users are able to access articles and other educational content in 39 languages, participate in webinars and forums, and attend both online and in-person community events in order to collaborate, share best practices, and maximize their impact.

TechSoup’s Current Business

In aggregate, TechSoup has data records for more than 1 million organizations globally, and it has facilitated the donation of more than $12.1 billion in donated technology and other critical resources. Driven by demand from NGOs, libraries, foundations, and donors, the technology product offers have grown to reach more than 157,000 NGOs a year in 236 countries and territories, helping more than 100 corporate and local donors distribute an annual retail volume of more than $1.995 billion in donated or specially-discounted technology and other critical resources.

For the past several years, TechSoup has invested heavily in strengthening and building new infrastructure, assets, and capabilities. TechSoup has created a truly global distribution network. The Organization has created nimble validation and outreach capabilities that allow it to reach NGOs in almost every country and territory in the world, supported in 39 languages. TechSoup has a highly trusted, compelling brand among NGOs, grantmakers, and for-profit donors. The Organization has completed a major rebranding campaign to strengthen its messaging and greatly improve the online and offline user experience. The Organization has strong partnerships with the world’s leading technology providers that maximize the impact of the resources they want to provide for social change.

A total of 213 persons are employed by TechSoup, 201 of which are classified as full-time (working 40 hours per week).

TechSoup’s Future

TechSoup began strategic planning in 2009, in part guided by an engagement with Accenture to develop cloud computing strategies. Since 2009, the following five goals have been TechSoup’s compass, consistently guiding its work:

1.	Bring the advantages of technology and cloud computing to the sector.;
2.	Harness the value of the data collected on NGOs globally to benefit NGOs and civil society globally;
3.	Significantly enhance user experience and engagement with high-quality, localized curation of global technology resources;
4.	Strengthen the international TechSoup Global Network by co-designing programs with NGO partners that would foster innovation and expand reach internationally; and
5.	Strengthen and broaden donor and funder relationships to leverage the reach, brand, positioning, NGO data, technology platform, and capabilities of the Organization’s network.

By centralizing product availability and information, TechSoup created a more effective “one-to-many” relationship that benefited nonprofits and corporations alike. Charging low, but sustainable, administrative fees to recipient NGOs generated operating revenue for the Organization as well as funds to invest in value-added services. TechSoup’s model of supporting technology product donations has resulted in two sets of key stakeholders who interact through a common platform, where one group’s benefits from joining the platform depend upon the size and engagement of the other group.

The underlying capabilities built to support its award-winning product donation program now enable a wider range of stakeholders to give, receive, and share a more diverse set of resources. TechSoup’s best-in-class validation solutions, matching algorithms, and front-end application development are bridging the gap between the supply of resources and the unmet needs of those working for social good.

TechSoup is leveraging online platforms to aggregate resources of all kinds for NGOs, from innovative ideas, to money, to volunteer resources, to consulting services, to products. The Organization is working to increase transparency and facilitate cross-border giving. The Organization not only provides data and metrics to bolster the impact of philanthropic investments, but also acts as a curator and steward of quality data on, in, and for the social sector. TechSoup has now begun to change its delivery model to align with its technology partners who have moved increasingly to subscription-based SaaS models and cloud computing.

TechSoup has sustained 100% of its operations, research and development (“R&D”), and investment in new programs over the past 15 years through its innovative, “triple-win” business model, in addition to retaining $6.48 million in cumulative surplus. TechSoup’s earned income in FY18 was more than $31.8 million, with an additional nearly $12.5 million generated and retained by its Global Network Partners. The business model was built around “in-kind” technology product donations.

TechSoup now believes it can do much more with its unique and trusted position. Like its partners and clients, TechSoup aims not just to be relevant, but transformational. In order to finance the five initiatives described in the “Use of Proceeds” section, the Organization is seeking investments totaling $3.35 million in this Offering Circular, to be spent over the next three years to support future growth and further scale its impact.

Differentiation/Market Position – “Why TechSoup?”

The following capabilities are what differentiate TechSoup from every other player in this space:

Partner Network: The TechSoup Global Network of operating partnerships has unparalleled expertise in designing and operating successful nonprofit programs, outreach, and events globally. The network partners, more than 70 independent nonprofit organizations from countries around the world, are trained and experienced in nonprofit validation and operate with common standards, processes, systems, and values. The partners deliver value-added technology programs as well as locally relevant programming. Collectively, TechSoup and its partners can offer highly-customized, effective, and location-specific programs in 39 languages. The leadership and strategic thinking of this network are unparalleled and allow for a rare mix of hyper-local expertise powered by global infrastructure.

Knowledge and Experience: TechSoup combines the best of global and local capabilities, which allows it to find win-win solutions for businesses and nonprofits and to foster collaborations across diverse allies. Many of the TechSoup staff bring private sector skills, like deep expertise in nonprofit law and technology, coupled with a motivation to make a difference in the world. The unique combination of the talents, experience, and long tenure of the TechSoup staff contributes to the Organization’s sustainability.

Brand: With over 30 years serving the sector, TechSoup occupies a unique and trusted position with stakeholders. Diverse social sector actors view TechSoup as a valuable resource and as an organization that understands and supports the specific interests and needs of NGOs.

Donor Relationships: TechSoup has cultivated excellent, long-term relationships with technology corporations such as Microsoft, Adobe, Symantec, Intuit, and Cisco. These relationships have grown and diversified as the technologies, business models, and giving goals of these corporations have changed over the past 15+ years. Over time, close to 100 other technology providers, both for profit and not-for-profit, have joined TechSoup. More recently, new leaders like Google, Boeing Corporation, The World Bank, and several others have come to TechSoup to support their philanthropic goals. TechSoup is a respected resource that has built the relationships to weather change, leverage opportunities, and provide excellent and consistent value to donors.

Commitment to Data: In aggregate, TechSoup has data records for more than 1 million organizations globally. More than 610,000 of these organizations are located outside the US, many of them in countries where public sources of charitable data are difficult to access. TechSoup recently completed an intensive yearlong data quality project, cleaning its data and preparing data management tools to ensure readiness for rapid scaling in the coming years.

Ability to Scale: TechSoup successfully scaled its services on all dimensions. The numbers of technology donors and vendors, distribution partnerships, validation requests processed, and NGOs receiving technology products have all increased substantively. The Organization has grown its signature product donation program eight-fold since launch. Offline events, like online resources and forums, communicate with NGOs in 39 languages and in more than 60 physical locations. TechSoup has also scaled by creating and launching entirely new services such as NGOsource, Caravan Studios, NetSquared, and Community Boost_r.

Self-Sustaining Business Model: TechSoup is a sustainable social enterprise, with earned revenue generated through the collection of low administrative fees. In countries where network partners offer TechSoup programs, those fees are shared, and the majority is reinvested in country-specific capacity building. This means TechSoup covers costs and constantly improves value to nonprofits and product donors. The Organization has also diversified its revenue streams in order to ensure ongoing sustainability.

Market Position – Competitive Landscape, Cooperative Approach

A number of organizations populate the competitive landscape and ecosystem in which TechSoup operates; each provides services that may compete with some aspect of TechSoup’s offerings. No providers offer the comprehensive breadth of programming found at TechSoup. TechSoup’s market position is differentiated by the unique combination of the capabilities detailed in the previous section.

The following table summarizes organizations that present alternatives to TechSoup and describes how TechSoup positions itself with those market players:

Organization	Description	Strengths & opportunities
Benevity	B-Corporation focused on corporate giving and volunteering. Processes payments around the world. Runs a global nonprofit database and an NGO Causes portal, with robust profiles.

●     Strong brand reputation with impressive corporate client list including Microsoft, Google, Nike, and Coca-Cola.

●     Leadership includes successful disruptive technology experience; staff has built expertise in nonprofit validation that is integrated with business processes.

●     An MOU between Benevity and TechSoup was signed in March 2016. TechSoup participates in Benevity’s Charity Advisory Council.

●     Focus on corporate giving is well complemented by TechSoup’s focus on NGO programs, NGO validation and in-kind philanthropy. The relationship enhances TechSoup’s presence in the corporate giving space and will introduce new corporate relationships to TechSoup.

Organization	Description	Strengths & opportunities
Candid (formerly Foundation Center and GuideStar US before their merger)

Foundation Center by Candid

Provides information on philanthropy, fundraising, and grant programs. Maintains an extensive database on U.S. and, increasingly, global grantmakers and their grants. Operates research, education, and training programs designed to advance the knowledge of philanthropy.

GuideStar US by Candid

Maintains a database and directory of all US nonprofit organizations garnered from IRS form submissions and augmented by nonprofits (impact and user-generated content).

Foundation Center by Candid

●     Strong brand reputation, particularly with grantseekers.

●     Has developed an expertise in mapping and data visualization projects, such as WASHfunders, a group of funders working together on water access, sanitation, and hygiene.

●     Focus on grants is complemented by TechSoup’s focus on NGO programs, validation, and in-kind philanthropy.

●     Success in raising significant investment in recent years.

GuideStar US by Candid

●     Potential partnership opportunities around data.

●     Widely seen as the best resource to inform US giving, and their strategy is to make giving more effective.

●     Sells data through APIs or lists of services.

●     Runs Charity Check, a type of validation service for US nonprofit status.

●     Invested in data and technology platform; have talented and well-connected innovation leadership.

●     Success in raising significant investment in the past couple of years.

●     Contracts with large corporations for US data.

●     GuideStar US and TechSoup have explored partnering opportunities.

Global Giving	Builds capacity of international NGOs to raise money online from individuals and corporations. Provides campaigns, content, and online engagement that help fuel corporate giving; does validations similar to equivalency determination, but for their own purposes.

●     Well-regarded brand, particularly by corporate giving program staff.

●     The cost of their validation makes it better suited for in-kind philanthropy, or for giving that does not require the robust vetting that cash grantmaking usually does.

●     Often seeks ways to work collaboratively, including for NGO outreach and validation.

Good 360	Formerly Gifts in Kind International. A nonprofit logistics service that connects companies that want to donate goods with nonprofits in need and individuals who want to help them. They specialize in small- and large-scale distribution of physical products to nonprofits.

●     Relationships with Walmart, UPS, the Home Depot, and HP, among others.

●     Recent change in leadership brings substantial corporate experience.

●     Developing a digital platform DisasterRecovery360, focused on alleviating needs in the aftermath of disaster, with a particular focus in the Southeastern US.

●     Potential opportunity to partner with TechSoup for global validation and possibly distribution as they seek to expand international footprint.

Organization	Description	Strengths & opportunities
Silicon Valley Community Foundation (SVCF)	Well-resourced ($8 billion in assets under management) community foundation that provides donor advised funds as a service.

●     Active international grantmaking program for individual and corporate donors.

●     Provides philanthropic advisory services to corporate partners.

●     Potential opportunity to partner with TechSoup for global validation of nonprofits.

CAF America	Domestic and international donor advised fund that provides NGO vetting services.

●     Member of the CAF Alliance, headquartered in the UK, which manages $4 billion in charitable funds. One of nine offices comprising the alliance (located in the UK, Canada, Russia, Bulgaria, Brazil, Australia, India, South Africa, and the United States).

●     Offers services that can be an alternative to certain aspects of NGOsource.

●     Partnership discussions between CAF America and TechSoup have not moved forward.

TechSoup carefully considers the competitive landscape when pursuing new social enterprise activities. Where possible, TechSoup forms deep partnerships and focuses on cooperation. TechSoup seeks to develop partnerships and alliances with organizations that operate in the same space in order to grow value generated for its stakeholders and reach more communities in need. TechSoup’s long term vision is to contribute to and strengthen an ecosystem that will enable stronger capacity for civil society organizations and the communities they serve. TechSoup’s competitive advantages and open approach to collaboration position the Organization well in the competitive landscape.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with (i) TechSoup financial statements (See TechSoup Audit Reports for FY17 and FY18 at the end of this Offering Statement, as well as the TechSoup interim financial statements for FY19, Q1-Q2) and (ii) the section entitled “Description of TechSoup’s Business,” included in this Offering Circular.

The discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. TechSoup's actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this Offering Circular.

Financial Performance

TechSoup is a growing, well-managed 501(c)(3) public benefit corporation with healthy financials that is delivering value to hundreds of thousands of other NGOs worldwide using technology. TechSoup’s revenue, surplus, and the value of resources distributed to NGOs have all grown steadily over the last 15 years. Annual net revenues consistently exceeded operating expenses over that period. In addition to the more than $46.3 million in grant funding it raised, TechSoup generated $292 million in earned revenue,48 enabling stable cash flow for operations and innovation. TechSoup has sustained 100% of its operations, R&D, and investment in new programs over the past 16 years through its innovative, “triple-win” business model, in addition to retaining $6.48 million in cumulative surplus.

TechSoup is successfully managing paradigm shifts in the technology sector affecting its operations, including the transition to cloud computing. TechSoup is investing to diversify its offerings to support civil society based on long-range strategic planning, while simultaneously protecting the income generated from its core product donation programs to ensure ongoing sustainability.

Sustainable Business Model Built on Earned Revenue

Since the inception of its earned revenue services in FY02 through FY18, TechSoup generated a total of $292 million in earned revenue.49 Coupled with its contributed income, TechSoup covered all of its operating expenses over the last 15 years, in addition to retaining $6.48 million in cumulative surplus, a remarkable achievement for any 501(c)(3) organization. TechSoup’s innovative, “triple-win” business model enabled stable cash flow for operations, R&D, and investment in new programs during that period.

TechSoup’s earned revenue in FY18 was more than $32 million, or 93.6% of the total revenue the Organization generated that year. New service lines generated over $5.2 million of total earned revenue with a year-over-year annual growth rate of 28%. Product donation programs in their 17th year of operation represented the balance of earned revenues at $26.9 million with a year-over-year annual growth rate of 8%. An additional $11.6 million was generated and retained in the same period by TechSoup’s global network of NGO partners, which is not reflected in TechSoup’s net earned revenue but is a part of the social impact of its business model. In total, TechSoup and its global network of independent NGO partners generated gross revenues51 of $49 million in FY18.

[48]	Earned revenue is equivalent to program service fees, net and membership revenues in the TechSoup financial statements.
[49]	Earned revenue is equivalent to program service fees, net and membership revenues in the TechSoup financial statements.
[50]	The NGO Technology Marketplace is comprised of two parts: product donation programs, which yield the traditional types of administrative fee income generated by NGOs that request primarily donated products and services provided by TechSoup’s corporate partners, and Technology Solutions and Services, which include a new set of value-added technology-related offers including migration services, connections to consultants, training, discounted technology offers, and hardware – both new and refurbished.
[51]	Gross Earned Revenues includes all earned revenue generated across the entire network model, regardless of where retained in the network, as an indicator of market demand. It excludes payments made to technology providers.

The $31.9 million of earned revenues in FY18, which were primarily generated from administrative fees from product donation programs and increasingly cloud subscriptions in the NGO Technology Marketplace, were paid by 157,000 nonprofit customers, whose number grew in FY18 by 6% over the previous fiscal year. 71% of those customers had been repeat customers, and over 38% were customers of TechSoup for more than five years. The Organization and its network have historically re-invested a significant portion of gross earned revenues into its services and its network, generating additional value for its customers.

It is important to note that the total estimated retail value of products that TechSoup distributes to its nonprofit customers is much greater than these earned revenue figures indicate. In FY18, TechSoup distributed products and services worth approximately $727 million52 to nonprofits directly through its platform. These organizations, through their TechSoup registration, were connected with an additional $1.267 billion worth53 of cloud subscriptions, donations, grants, volunteer time, and special charitable offers, which were facilitated by TechSoup off-platform and offered directly from corporations, foundations, and government agencies to charitable organizations.

Compound Annual Growth Rate (CAGR) for earned revenues over the first 10 years of operation for the product donation programs in the NGO Technology Marketplace was 19%, and TechSoup’s historical earned income and customer behavior in this program area proved to be a reliable basis for revenue projections during this period. CAGR slowed to 3.5% from FY13 to FY18, as the program matured. The number of registered users and customers grew, but the dollar value of technology offers per customer fell, as adoption of cloud computing took place. This shift was anticipated by TechSoup, and its focus on diversification of its programs between FY13 and FY18 generated over $18.5 million in incremental earned revenues over the same time period. CAGR for these new earned revenue services over that time period was 56%. TechSoup has a track record of meeting its projections for earned revenues from the early days of the NGO Technology Marketplace offers. Annual earned revenue from NGO Technology Marketplace grew from approximately $4.7 million in FY03 to $26.9 million earned revenue in FY18.

Revenues from Grants

Since FY02, TechSoup has cumulatively raised more than $60.5 million from over 50 foundations, corporations, and other institutional funders. Despite strong earned revenue results, TechSoup has continued to seek grant projects as a form of “social R&D” that enable the Organization to expand into new geographies, bring on new partner organizations, serve new communities, and pilot new kinds of mission-critical programming. In FY18, TechSoup’s contributed income from grants was $2.2 million (almost 6.5% of total revenue and support) and was mostly to support its new program areas.

A Successful Track Record of Investing in Core Services and New Offerings

Despite the impressive growth of its core product donation programs, TechSoup realized during its long-range strategic planning, carried out over more than the last decade, that only by diversifying its offerings could it truly maximize its positive impact on the civil society sector while simultaneously strengthening its financial underpinnings. This diversification was critical to ensure that the Organization could weather the inevitable paradigm shifts expected to occur in the technology sector.

From FY02 to FY18, TechSoup’s annual revenues were in excess of its annual operating expenses in all but three years, producing a cumulative net surplus of $6.48 million. A portion of this net surplus was re-invested back into TechSoup’s core programs. The balance of the net surplus was retained in cash accounts to ensure stable cash flow management and to build up a three-month supply of cash on-hand.

[52]	Estimated retail value.
[53]	Estimated retail value.

In January 2004, after its first full two years of operating the product donation programs in the NGO Technology Marketplace, TechSoup undertook debt financing to upgrade its e-commerce and inventory infrastructure due to growth in product donation donor programs and nonprofit customers. TechSoup established a line of credit (“LOC”) with the Nonprofit Finance Fund (“NFF”) for almost $1.6 million, which, at that time, was one of the largest loans in NFF’s portfolio. NFF is a US Community Development Financial Institution created to provide loans and other financing for nonprofits and social enterprises. TechSoup used these funds to scale the product donation program’s core systems, which later resulted in sustained double-digit growth in customers and revenues. TechSoup accessed the entire LOC and paid back all the funds by June 2008, ahead of schedule.

Another milestone in TechSoup’s financial development took place in the summer of 2006, when the NGO Technology Marketplace product donation programs began operating outside the United States. Initially funded by approximately $3 million in grants from the Microsoft Corporation, Cisco Systems Foundation, and Symantec Corporation, TechSoup began creating an international network of like-minded partner organizations (TechSoup Global Network) to help spread the impact of its product donation programs across the globe. Within five years, annual earned revenue generated by these global partnerships had grown from $733,000 to $9.3 million, a CAGR of 88%. Currently, TechSoup has 70 global network partners with active programs in 236 countries and territories worldwide, generating sustainable revenues of $19.2 million in FY18. Of the $19.2 million generated by these partner organizations, $11.9 million was retained by partners in-country, and $7.3 million was kept by TechSoup.

Diversifying Revenue Streams to Further Strengthen Financial Stability

The Organization began diversifying its revenue streams in FY13, introducing new services in order to further strengthen its financial stability and ensure ongoing sustainability while meeting emerging market demands. Earned revenues were tracked for Global Validation and Data Services (including NGOsource and Validation Services) and Technology Solutions and Services in the NGO Technology Marketplace, which is a new set of value-added technology-related offers including migration services, connections to consultants, training, discounted technology offers, and new and refurbished hardware.

As shown in Charts 6, 7, and 8, net earned revenue for these new service lines grew from $854,000 in FY13 to nearly $5 million in FY18, a CAGR of 42% with specific new service lines ranging individually from a CAGR of 28% to 97%. In FY18, net earned revenues from new programs were almost 16% of total earned revenues. Gross earned revenue from new services has grown slightly more rapidly. NGOsource gross earned revenue was $2.2 million (4.6% of earned revenue), Technology Solutions and Services was $2.3 million (7.4% of earned revenue), and Validation Services was $.79 million (1.6% of earned revenue).

Chart 6

Chart 7

Chart 8

The earned revenue generated by these new service lines contains recurring revenue streams that can be expected to continue in the future, with large numbers of repeat orders. For example, NGOsource is a membership-based service for which grantmakers pay a recurring annual fee in addition to transaction fees. Validation Services is based on a subscription model as well, including an annual licensing or API access fee. As shown in Chart 9, TechSoup projects that these new service lines will shift its overall revenue makeup from largely transaction fees, which behave similarly to recurring revenues because of annual eligibility limits, to an estimated 47% by FY21 and 53% by FY26 of gross earned revenues generated by recurring revenues from memberships and subscription-based services. Going forward, TechSoup expects that its product donation program will continue to comprise a material portion of its revenue, and that new, diversified revenue streams will also fuel growth in customers for the Organization’s traditional programs.

Chart 954

As shown in Chart 10, in the last six years, TechSoup has invested approximately $9.5 million of its earned income and internal resources over and above ongoing operating costs to test and build out new products and services and to improve the efficiency of its core businesses while managing transformational changes. The market feedback and results of this investment have created a strong basis for a growth strategy upon which further investment will build.

54 This chart is based on TechSoup projections and assumptions on the type of revenue to be generated from each program.

Chart 10

Global Validation and Data Services: Examples of New Offerings Developed with Targeted Investments

NGOsource exemplifies the success of TechSoup’s investment in diversifying its service offerings. NGOsource began with TechSoup’s successful response to a Request for a Proposal (RFP) issued by the Council on Foundations and a committee of participating foundation grantmakers interested in improving the efficiencies of grantmaking to organizations outside the US. TechSoup’s international partner network, ability to validate charities on a global scale, technology platforms and experience, and track record of growing a successful earned revenue business were key strengths that the Council on Foundations recognized. In 2008, it awarded TechSoup the contract to design, build, and operate NGOsource. The specific purpose of NGOsource was to streamline the process of equivalency determination (ED), a process that US-based foundations use to meet their IRS compliance requirements when making international grants.

After refining the minimum viable product and successfully obtaining regulatory approval, TechSoup launched the service in 2013. This effort was financed by over $6 million in grant funding over eight years. NGOsource net revenue grew from almost $0.5 million in FY14, its first full year in operation, to $2.6 million in FY18, a CAGR of 51%. More than 300 grantmakers pay membership fees as well as ED transaction fees, both recurring revenue streams, to certify and renew NGOs as equivalent to a US public charity. NGOsource has supported nearly $400 million in international grant funding in 117 countries since it launched. NGOsource has been evolving into a self-sustaining social enterprise whose benefits will be enhanced through the widespread adoption of its services. NGOsource covered 69% of its operating costs by earned revenues in FY17 and achieved financial sustainability for the core program at the end of FY18.

TechSoup’s own market analysis conservatively estimates that the total number of EDs conducted by grantmakers was 8,290 in 2016, and would be growing by 7% per year to 10,160 in 2019. That estimated market size implies a market penetration for NGOsource of 11% in 2016, and TechSoup projects that NGOsource’s market penetration will grow to 40% through 2019.

TechSoup is planning targeted investments enabling NGOsource to grow in the coming years. NGOsource will continue to invest in marketing and sales activities to expand the number of grantmakers using its ED repository to meet compliance requirements for international grants. NGOsource will focus its outreach on market segments that have significant potential for growth: donor advised funds, corporate foundations, community foundations, and small and medium-sized family foundations. At the same time, TechSoup will invest in enhancements to the NGOsource online platforms for grantmakers and NGOs. These enhancements will serve several important business goals: (1) reducing turnaround times, throughput and labor costs for NGOsource staff to deliver ED services by streamlining information intake from NGOs; (2) building member satisfaction and retention by making it easier for grantmaker staff to access and search ED information; and (3) enabling a broad range of donors who are not yet members to access information about NGOs in the ED repository so they can identify opportunities to use NGOsource services for low-cost direct international giving.

Due to the aforementioned investments, TechSoup projects that NGOsource net earned revenue will increase from $2.5 million in FY18 to $5.0 million in FY21 (CAGR of 25%), the number of members will increase from 285 to 465 (CAGR of 18%), and the number of EDs will increase from 3,495 to 7112 (CAGR of 27%) over the same period.

In addition to NGOsource, early market results confirm that there is demand for a suite of TechSoup’s Validation Services offerings. TechSoup seeks investment for product development and going to market at scale. In FY19, TechSoup started work on one particularly promising opportunity for a new service line: offering an expanded repository of due diligence information about NGOs as a service not just to philanthropic funders, but also to international development agencies and financial services firms.

As a result of decades of outreach and programmatic activity through its partner network, TechSoup has an incredibly rich repository of data records in aggregate of over 1 million NGOs from around the globe, as well as an accompanying expertise in the legal differences in structures and local environment within which each operates. Nonprofit organizations and libraries register on TechSoup’s platform and are validated against legal and public benefit criteria as well as matched by algorithm to donor-specific eligibility criteria. This makes it possible for any donor partner to efficiently and inexpensively connect their offers with validated NGOs in 236 countries and territories with local context and support. And it also makes it possible for NGOs virtually anywhere in the world to register their organization once and gain access to a growing supply of diverse offers from in-kind donors, grantmakers, services, and volunteers.

TechSoup Validation Services has the potential to open up and grow a vast array of special offers, services, resources, and information for the nonprofit sector. Since it launched less than four years ago, TechSoup Validation Services has grown into a thriving service offering with multiple Fortune 500 customers, including Microsoft Office 365, Google for Nonprofits, VolunteerMatch, World Bank, Okta and Airbnb. In FY18, this service generated $.79 million in gross earned revenue, with $.25 million retained by the network partners who have invested along with TechSoup, and $.54 million in net earned revenue for TechSoup.

Apps for Good is not highlighted in this section because it is still in the early stages of market development. Interest in this programmatic area is quite high as demonstrated by the amount of grant funding received - 30% of all grants since FY13 - to build out this new program area. Funders have provided TechSoup with these grants to support the demand for these services, which have been co-created by TechSoup, its nonprofit customers, and their constituents. TechSoup projects continued interest in this programmatic area and has modelled modest projected total revenues from a mix of grants and earned revenues totaling approximately $4 million from nearly 100 projects by FY23.

Cost Management

TechSoup has managed its cost base well over the last 16 years, resulting in positive net surpluses in 13 of those years and a cumulative net surplus of $6.48 million. That 16-year period covered several years of rapid growth and several global economic declines. Starting in FY13, TechSoup experienced a period of major changes in the technology sector affecting TechSoup’s operations, including the transition to cloud computing. During that period, TechSoup’s ability to manage costs through improved expense controls, decisions to slow hiring, and strategic decreases in headcount when needed, was critical to its ongoing sustainability.

Opportunity for Additional Investment to Complete and Scale TechSoup’s Transformation

The leadership team and Board of Directors at TechSoup seeks additional investment of $3.35 million in contributions and debt to support the execution of its strategy. TechSoup has a proven track record of taking relatively modest investments and turning them into successful, highly leveraged offerings. These offerings have generated both earned income and strong repeat business and social impact. TechSoup brings unique relationships and capabilities to a strategic vision supported by market research and early minimum viable product success.

TechSoup commenced offering debt securities in Fiscal Year 2019 (July 1, 2018 - June 30, 2019) in support of an $11,500,000 fundraising goal following qualification of its existing Regulation A+ / Tier 2 Offering on September 28, 2018. It has raised $1,243,350 to date and has additional pending commitments. In addition, during Fiscal Year 2019 the Nonprofit Finance Fund (NFF), a Community Development Financing Institution, committed to lending TechSoup up to $4,000,000. As of, June 30, 2019, TechSoup has drawn down $500,000 against that loan based on term agreements. In FY19 and early FY20, TechSoup has also received two large recoverable grants via Donor Advised Funds of $100,000 and $2,500,000 respectively as well as increased donations and other grants. These three infusions of capital are all in support of TechSoup's $11,500,000 overall fundraising goal. This Offering Circular details a $3,350,000 Offering which is the outstanding amount required to be raised to meet the $11,500,000 overall fundraising goal from all sources.

The investment raised through this offering of debt securities will be used primarily for new product development for new service areas that have high growth potential for both earned revenue and social impact. The investments planned for new growth will also help to significantly lower the transaction costs of TechSoup’s core business of in-kind technology distribution, while enabling new features and improvement in user experience.

HISTORICAL FINANCIALS

Operating Results

The following discussion of results of operations refers to the year ended June 30, 2018 (FY18) compared to the year ended June 30, 2017 (FY17).

Audited financial statements for FY18 and FY17, as well as the Organization’s unaudited interim financial statements for FY19 (Q1-Q2), are provided at the end of this Offering Statement.

TechSoup’s FY18 audited financial statements show an increase of $672,418 in total revenue and support over FY17, a growth rate of 2%. Total expenses in FY18 increased by $1,545,351over FY17, a 4.8% growth rate. The higher growth in expenses is primarily attributable to internal investment in TechSoup's new service areas driven by anticipated decreases in product donation income over time. Net assets grew from $7,718,897 to $7,873,264 in FY18, an increase of $154,367.

Consolidated Statements of Activities and Changes in Net Assets

Year Ended June 30, 2018 and 2017

			Increase
	2018	2017	(Decrease)

REVENUE AND SUPPORT
Program service fees	$31,605,913	$29,201,298	$2,404,615
Grants and contributions	2,200,736	3,707,021	(1,506,285)
Donated goods and services	150,000	397,500	(247,500)
Membership revenues	237,025	206,693	30,332
Other income	11,910	20,654	(8,744)
Total revenue and support	$34,205,584	$33,533,166	672,418

EXPENSES
Program services
Global Validation and Data Services	10,515,079	10,319,805	195,274
Apps4Good	6,510,979	6,122,850	388,129
NGO Technology Marketplace	11,580,748	11,230,587	350,161
Total program services	28,606,806	27,673,242	933,564

Supporting services
General and administrative	4,144,548	4,163,603	(19,055)
Fundraising and development	1,296,940	666,098	630,842
Total expenses	34,048,294	32,502,943	1,545,351

Increase in net assets from operations	157,290	1,030,223	(872,933)

Foreign currency translation adjustment	(2,923)	53,862	(56,785)

Changes in net assets	154,367	1,084,085	(929,718)

NET ASSETS
Beginning of year	7,718,897	6,634,812	1,084,085

End of year	$7,873,264	$7,718,897	$154,367

TechSoup’s FY19, Q1-Q2 unaudited interim financial statements indicate a revenue decrease of 9% for the same period in FY18. This decrease is attributable to changes in TechSoup's donations program which is placing downward pressure on revenue for that specific line item within the NGO Technology Marketplace suite of programs. It is anticipated that revenue from new business lines will continue to expand and over time will counter the changes in earned revenue from the donation program.

As shown in the table below, cost controls have been implemented and total expenses decreased by 2.8% in FY19 Q1-Q2. In that same period there was an decrease in preliminary changes in net assets from operations of more than $943,045.

Financial Highlights FY17 Q1-Q2 through FY19 Q1-Q2

	FY19 Q1-Q2	% Change (FY19 Q1-Q2 over FY18 Q1-Q2)	FY18 Q1-Q2	% Change (FY18 Q1-Q2 over FY17 Q1-Q2)	FY17 Q1-Q2
Total revenue and support	$14,453,135	-9.0%	$15,882,832	-1.521%	$16,128,022

Total expenses	$16,679,349	-2.8%	$17,166,001	10.65%	$15,513,176

Changes in net assets from operations	$(2,226,214)	-73.49%	$(1,283,169)	-308.70%	$614,846

Chart 11 below shows TechSoup’s finances from the first year of operations for its product donation programs, FY02, through FY18. It includes total gross revenue generated across the whole network model.

This chart shows TechSoup’s long history of revenue growth and positive net surpluses, with revenue generated each year exceeding operating expenses. The only exceptions were FY13 and FY15, as a result of TechSoup’s intentional investments in the development of new services starting five years ago. It also shows that TechSoup’s revenues have become increasingly diversified as a result of those investment in new services over the last five years, as traditional product donation program revenue has slowed in growth.

Chart 11

[56]	As previously noted, from FY14 to FY17, certain revenues and expenses were categorized differently due to a shift in accounting policy and were adjusted in this chart for comparison purposes.

FY13 through FY15 were years of significant changes to earned income due to changing business models for some of TechSoup’s large corporate product donation programs in the NGO Technology Marketplace as those companies accelerated their transition to cloud-based business models. As the adoption of Software as a Service (SaaS) has grown and technology companies continue to adjust their business models and philanthropy, TechSoup has seen shifts in the demand for its offers, putting downward pressure on the product donation programs’ revenue lines.

Over the past few years, TechSoup has invested significantly in adapting its services to better support its corporate donors’ new business models and evolving cloud offers, and to protect TechSoup’s existing revenue model while ensuring its offers change to include the new technologies needed by nonprofits. TechSoup has also invested in identifying and validating a new set of value-added technology-related offers including migration services, connections to consultants, training, discounted technology offers, and hardware – both new and refurbished – collectively referred to as Technology Solutions and Services, which are part of the NGO Technology Marketplace strategic initiative.

Additional key investments were made over the same time period. One such investment was testing and validating with customers a new service for corporations and providers, TechSoup Validation Services, to connect their offers directly from their own websites to the community of nonprofits registered at TechSoup. Another key investment during that time period included the expansion to an additional 100 countries to create a fully global reach for TechSoup’s Product Donation program and Validation Services.

Although the product donation programs continued to generate significant cash flow, the cash flow generated was not sufficient to cover all of the investments in new services as well as TechSoup’s operating expenses during the period from FY13 to FY15. Cash reserves were tapped, with board approval, to enable approximately $8 million of investment. These investments established a base for new revenue growth and have allowed TechSoup to create a plan for further development of the product set that will support these new growth areas.

In FY15, TechSoup significantly ramped up from prior years its investment in new programs and technology, anticipating that material increases in revenue from new businesses and decreases in transaction costs for our current business would be fully realized over the course of 3-5 years. Expenses increased to $32.9 million in 2015, while revenue from existing business operations declined slightly to $29.9 million. Almost all, $2.8 million, of the resulting $3.1 million decrease in net assets in 2015 represents an investment by TechSoup from its cash reserves in the Organization’s future business growth.

TechSoup earned revenues from its traditional product donation programs in the NGO Technology Marketplace increased from $22.4 million in FY15 to $24.5 million in FY16, an increase of 9%, partially due to a price increase, its first in a decade of operations, as well as adding new geographic markets. TechSoup also saw growth in earned revenue in FY16 from its investments in new service offerings like Validation Services and NGOsource, with a coinciding increase in operational efficiency on the expense side. The earned income produced by these new service offerings increased from nearly $1.6 million in FY15 to $3.2 million in FY16, an increase of 100%. This additional earned revenue bolstered TechSoup’s financials in FY16, increasing earned revenues from nearly $24.0 million in FY15 to nearly $27.7 million in FY16, a 15% increase.

Corresponding program services expenses, including investment in new services, during that same FY15 to FY16 time period decreased from $27.9 million to $24.9 million, or 11%. These expense reductions were achieved through a combination of improved expense controls, decisions to slow hiring, and strategic decreases in headcount.

TechSoup earned revenues from its traditional product donation programs in the NGO Technology Marketplace increased from $25.1 million in FY17 to $26.9million in FY18. TechSoup saw continued growth in earned revenue in FY18 from its investments in new service offerings and continued to realize operational efficiency. The earned income from new service offerings continued to increase, going from $4.3 million in FY17 to almost $5.0 million in FY18, an increase of 16%. Total earned revenues increased from $29.4 in FY17 to $31.9 million in FY18, an increase of 8.5%.

Corresponding program services expenses during that same FY17 to FY18 time period increased slightly from $27 million to $28 million, primarily to support new service area growth in Technology Marketplace and Validation Services.

Liquidity and Capital Resources

The following charts and discussion of TechSoup’s consolidated statements of financial position refers to the end of TechSoup’s FY18 (June 30, 2018) compared to the end of its FY17 (June 30, 2017).

Consolidated Statements of Financial Position

June 30, 2018 and 2017

			Increase
	2018	2017	(Decrease)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$8,189,745	$5,861,145	$2,328,600
Accounts receivable	1,426,128	2,125,405	(699,277)
Grants receivable	704,993	1,318,062	(613,069)
Prepaid and other current assets	781,515	816,691	(35,176)
Total current assets	11,102,381	10,121,303	981,078

LONG-TERM ASSETS
Property and equipment, net of accumulated depreciation	334,103	585,065	(250,962)
Deposits	117,675	118,127	(452)
Total long-term assets	451,778	703,192	(251,414)
Total assets	$11,554,159	$10,824,495	729,664

LIABILITIES AND NET ASSETS

CURRENT LIABILITIES
Accounts payable	$1,821,700	$986,837	$834,863)
Accrued vacation	1,320,030	1,408,332	(88,302)
Accrued liabilities	153,978	231,600	(77,622)
Deferred revenue	220,035	281,213	(61,178)
Deferred rent	165,152	197,616	(32,464)
Total current liabilities	3,680,895	3,105,598	575,297

NET ASSETS
Unrestricted net assets
Unrestricted	5,601,463	4,947,343	654,120
Accumulated foreign translation	(148,637)	(145,714)	(2.923)
Total unrestricted net assets	5,452,826	4,801,629	651,197
Temporarily restricted net assets	2,420,438	2,917,268	(496,830)
Total net assets	7,873,264	7,718,897	154,367
Total liabilities and net assets	$11,554,159	$10,824,495	$729,664

As the above chart indicates, TechSoup had $11,102,381 in current assets as of June 30, 2018, an increase of almost $1 million during FY18.

As of, June 30, 2019, TechSoup has positive net assets and maintains cash reserves representing approximately three times its average monthly cash requirement. It is targeting growing cash reserves to six months of operating cash.

Through TechSoup's Growth Capital Campaign, TechSoup has raised almost $8 million to date to finance its strategic plan. Part of that financing was through Reg A+ notes raised in FY 19 which sums to $1.24 million to date which represents debt on TechSoup's balance sheet as of June 30, 2019. In addition, TechSoup has borrowed $500,000 from NFF as part of a loan agreement which also enables TechSoup to borrow an additional $3.5M over a two-year period as needed, and in accordance with the loan agreement.

In addition, in June of 2019, Fidelity Charitable made a $100,000 recoverable grant to TechSoup which will also be noted on TechSoup's FY2019 financial statement once finalized. In addition, Vanguard Charitable has made a $2.5 million recoverable grant as of July 2019. Recoverable grants can be defined as debt obligations that may be converted to a grant under certain conditions. Both recoverable grants and the NFF loan are liabilities in support of TechSoup's Growth Capital Campaign but were not investments in TechSoup's Debt Securities.

The following table summarizes the Organization’s cash flows for the years ended June 30, 2017, and June 30, 2018.

	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Changes in net assets
Adjustments to reconcile results in operations to net cash provided by (used in) operating activities	$154,367	$1,084,085
Allowance for doubtful accounts	25,000

Depreciation and amortization	430,320	464,671
Changes in operating assets
Accounts receivable	674,277	(267,069)
Grants receivable	613,069	(1,013,231)
Prepaid expenses and other current assets	35,176	(376,487)
Deposits	452	(729)
Changes in operating liabilities
Accounts payable	834,863	(371,605)
Accrued vacation	(88,302)	34,620
Accrued liabilities	(77,622)	110,700
Deferred revenue	(61,178)	150,960
Deferred rent	(32,464)	(1,488)
NET CASH USED IN OPERATING ACTIVITIES	$2,507,958	$(185,573)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(179,358)	(61,556)
NET CASH (USED IN) INVESTING ACTIVITIES [56]	(179,358)	(61,556)
Net change in cash and cash equivalents	2,328,600	(247,129)

CASH AND CASH EQUIVALENTS
Beginning of year	$5,861,145	$6,108,274
End of year	$8,189,745	$5,861,145

SUPPLEMENTARY INFORMATION
Donated software	$150,000	397,500

For a complete schedule of TechSoup’s outstanding liabilities, please refer to our most recent audited financials at the end of this Offering Statement.

56 “Net cash used by investing activities” refers to purchases of property and equipment, not the internal strategic and operational investments previously described in this section.

Plan of Operation

TechSoup anticipates continued positive revenue growth from its combined revenue streams based upon its history, coupled with robust forecasting and financial analysis efforts. TechSoup’s diversification of revenue streams is contributing to its sustainability and growth despite inevitable shifts in the technology sector. The $3.35 million in proceeds that TechSoup is raising through this offering will be used during FY19 through FY21. TechSoup has prepared financial projections that indicate the ability to generate sufficient earned revenue growth and cost savings from efficiency gains to repay investors’ principal and interest within five years of their investments. After that period, TechSoup expects to continue to grow and to consider new innovations and additional services leveraging its platform as an essential component of civil society infrastructure.

As TechSoup launches new programs, it creates new revenue share agreements with its global network of partners. As new programs are designed, appropriate revenue share models are being tested and developed based on initial investment required and degree of centralization/decentralization of services. Our projections include both total gross revenues generated across the entire network model, as well as placeholders for revenue sharing. The projections exclude payments made to providers. This section focuses on CAGR of gross earned revenues from new services, regardless of where retained in the network, as an indicator of market demand.

CAGR for gross earned revenues over the next four years of operation, from FY18 to FY21, for TechSoup across both mature and new services is projected to be 15%, with a projected CAGR for net earned revenue of 14-16% depending on final revenue sharing arrangements. TechSoup’s projections anticipate that a significant proportion of revenue growth will come from new service areas. CAGR of gross earned revenues from FY19 to FY21 is projected to be 33% for new offers in the NGO Technology Marketplace, 22% for Global Validation and Data Services (NGOsource and Validation Services), and 94% for Apps for Good. This growth projection is based on performance to date as well as market data. The investment proceeds of this offering will begin to impact the organization’s ability to realize scale and efficiencies during this period. As anticipated, the proportion of traditional product donation program revenue in the NGO Technology Marketplace will slow in growth, although administrative fees in this area are projected to continue to generate significant streams of income – approximately $13.2 million in gross earned revenue in FY21. However, these revenues are expected to be approximately 63% lower in FY21 than in FY18.

From FY19 to FY21, CAGR for operating expenses is also expected to be over 7%. Some of the expected operating expenses during these years will be new investment, and some will support grants not included in earned revenues. If these two categories of operating expenses are removed, operating expenses are expected to grow more slowly than gross earned revenues over the period. By FY21, TechSoup expects that total revenue will once again exceed total expenses as increased volumes in new services create efficiencies and savings in transactional unit costs.

Trend Information

Please note that Management’s Discussion and Analysis of Financial Condition and Results of Operations as well as the Use of Proceeds sections provide detailed information about TechSoup’s historical financial trends as well as sales and operational trends affecting its traditional business lines and newly established or planned business lines. Information is also included about how TechSoup plans to address the trends identified. Uncertainties, demands, commitments that are reasonably likely to have a material effect on net sales or revenues, income from continuing operations, profitability, liquidity, capital resources, or other information that would cause reported financial information not necessarily to be indicative of future operating results are addressed, as well, in those sections.

DIRECTORS, OFFICERS, AND SIGNIFICANT EMPLOYEES

TechSoup is a 501(c)(3) California nonprofit public benefit corporation governed by a qualified and uncompensated independent Board of Directors, and managed by business, technology, and social sector veterans.

Family Relationships

There are no family relationships among the Executive Officers, Directors, and Significant Employees.

Business Experience

Senior Staff
Name	Position	Age	Start of TechSoup Employment or Term of Office	Approximate hours per week for part-time employees
Rebecca Masisak	Chief Executive Officer	62	November 2001	n/a
Lynn Van Housen	Executive VP, Global Network, Technology Marketplace & Communications	59	February 2010	n/a
Marnie Webb	Chief Community Impact Officer & CEO, Caravan Studios Division	53	April 2000	n/a
Anna Sienicka	VP, TechSoup Europe & Executive Director, TechSoup Europe Foundation (Fundacja TechSoup)	41	September 2011	n/a
Geri Jin Doran	Chief Operating Officer	51	May 2005	n/a
Jackey Wall	VP, Enterprise Architecture & Chief Technology Officer	62	November 2013	n/a
Dan Webb	VP, Business Systems	54	July 2011	n/a
Paul van Haver	VP, Global Data Services & Executive Director of TechSoup UK	59	December 2011	n/a
Cameron Jones	VP, Technology Solutions & Services	51	April 2007	n/a
Jolie Bales	VP, Strategic Partnerships and Legal Affairs	63	January 2016	n/a
Ken Tsunoda	VP, Development	53	June 2013	n/a
Kevin Ryan	Chief Culture & Transformation Officer & General Manager, NGOsource	38	August 2016	n/a
Christopher Worman	VP, Alliances & Program Development	39	June 2013	n/a
John McDermott	VP, Finance	49	November 2001	n/a
Colette Luckie	Senior Director, Human Resources	59	May 2017	n/a
TechSoup Board

Clem Bason	Chair, Board Member	43	April 2014	n/a
Reto Jauch	Vice Chair, Board Member	50	September 2006	n/a
Rebecca Masisak	CEO & Board Member	60	November 2001	n/a
Daniel Ben-Horin	Founder & Board Member	69	June 1987	n/a
Julie Pietrantoni	Secretary, Board Member	45	July 2007	n/a
Michael Saunders	Treasurer, Board Member	59	March 1999	n/a
Robert Frank	Board Member	46	July 2000	n/a
Joaquin Alvarado	Board Member	44	October 2008	n/a
Anthony Lee	Board Member	46	September 2004	n/a
Todd Khozein	Board Member	40	July 2012	n/a
Tony Grimminck	Board Member	42	October 2014	n/a
Camille Watson	Board Member	49	January 2015	n/a
Charles Armstrong	Board Member	47	August 2017	n/a
Mark Gitenstein	Board Member	72	October 2018	n/a
Sheila Warren	Board Member	42	October 2018	n/a

Senior Staff

Rebecca Masisak - Chief Executive Officer

Ms. Masisak joined TechSoup in 2001 to launch its e-commerce donation platform moving the organization from a local Bay Area focus to a national reach. In 2006, she founded the TechSoup Global Network to scale the program’s impact to expand reach to more than 200 countries. Ms. Masisak became CEO of the organization in 2012, after having served the prior six years as co-CEO. Ms. Masisak sets the strategic direction for TechSoup and provides executive oversight of all aspects of the organization and its global operations. Ms. Masisak previously worked as a strategy consultant with Coopers & Lybrand and in leadership roles at several Internet businesses. She obtained her M.B.A. from the Columbia University Business School. Ms. Masisak was recently named one of “The Most Influential Women of the Bay Area 2017” by the San Francisco Business Times, as well as one of the "Top 50 Power & Influence 2017" by the Nonprofit Times. Ms. Masisak co-leads the Bay Area Social Enterprise Leadership Forum and holds dual citizenship, Croatian and American.

Lynn Van Housen - Executive VP, Global Network

Ms. Van Housen provides executive oversight for the TechSoup Global Network and the NGO Tech Marketplace initiative. As leader of a network of 70 key nonprofit operating partners collaborating to serve more than 236 countries and territories, Ms. Van Housen sets network strategy, program development, governance forums and closely engages in network relationships. Ms. Van Housen’s team - which includes staff based in the United States, Europe, Asia-Pacific and Africa - provides ongoing support to partners that deliver TechSoup programs globally and is responsible for overall network performance and development as well as partner performance and relations. Ms. Van Housen previously worked in politics and communications consulting and holds an M.B.A. from Yale University and a B.A. from the University of Notre Dame. Ms. Van Housen has lived and worked in France and is fluent in French as well as her native English.

Marnie Webb - Chief Community Impact Officer, TechSoup & CEO, Caravan Studios, a Division of TechSoup

As TechSoup's Chief Community Impact Officer, Ms. Webb is charged with developing a theory-of-change that connects TechSoup’s mission to frameworks such as the UN’s Sustainable Development Goals. Ms. Webb's role provides strategic guidance to fundraising and development and to Global Marketing and Communications. Ms. Webb founded and also leads Caravan Studios, a division of TechSoup, which fosters more effective community mobile app development. Caravan Studios’ collaborative approach has engaged communities in the United States, Brazil and Qatar using a theory of technology intervention focused on issues they care about. Caravan apps that support organizations focused on alleviating domestic violence and human trafficking as a part of the Safe Shelter Collaborative (SafeNight); after-school food programs (Range); and time-sensitive volunteering opportunities (4Bells) are available in the iPhone and Google stores. Previously, Ms. Webb was co-CEO of TechSoup, initiator of the NPTech tagging experiment, and founder of NetSquared, a global community of tech activists working for social good. Named one of the Top 10 Silicon Valley Influencers by San Jose Mercury News, Ms. Webb is a sought-after writer and speaker on innovation, community, and the social web. In 2008, she won the NTEN “Person of the Year” award and was included in the Nonprofit Times’ list of the 50 most influential leaders in the US nonprofit sector.

Anna Sienicka - VP, TechSoup Europe & Executive Director, TechSoup Europe Foundation (Fundacja TechSoup)

Ms. Sienicka, based in Poland, leads TechSoup’s Europe-based foundation, which is the organization’s primary international office. Ms. Sienicka oversees community building, democracy, open data, and transparency programming in Europe; regional network leadership, partnerships, and fundraising activities across Europe; Tech Marketplace programs in Poland; and global network operations support. Ms. Sienicka has a Masters in Law and a Diploma in Intellectual Property from the University of Warsaw and a Master of Arts in Economy and Society from the Graduate School for Social Research at the Institute of Philosophy and Sociology of the Polish Academy of Sciences. Prior to joining TechSoup, she led a Polish NGO and successfully represented NGOs during parliamentary work on the amendment to the Act on Public Benefit and Volunteer Work and the amendment to the Act of Social Cooperatives. Ms. Sienicka also led a team of experts working on the draft of the Social Entrepreneurship Act. Ms. Sienicka speaks Polish, English and Russian.

Geri Jin Doran - Chief Operating Officer

Ms. Doran oversees finance and accounting, human resources, customer operations and administration for TechSoup globally. Prior to joining TechSoup in May 2005, Ms. Doran worked in the technology sector for over 10 years. As a strategy consultant at Accenture, Ms. Doran focused on ‘go to market’ strategies for both large and small hardware and software companies in the U.S. and Asia. Prior experience includes establishing joint ventures as a part of the AT&T subsidiary based in Shanghai, China and later for Accenture clients. Ms. Doran holds a B.S. in Chemical Engineering from East China University of Science and Technology and an M.B.A. from the Tuck School of Business Administration. Ms. Doran is bilingual and fluent in Chinese.

Kevin Ryan - Chief Culture & Transformation Officer & General Manager, NGOsource

Mr. Ryan joined TechSoup in 2016 as the Director of Operations of TechSoup’s revolutionary NGOsource project, helping lead the program to scale and improve its efficacy and reach. Subsequently, Mr. Ryan was promoted to General Manager of NGOsource and took on a dual role as a Chief Culture and Transformation Officer and General Manager, NGOsource.  In these roles Mr. Ryan leads the NGOsource team and program as it continues to grow and expand US-based grantmaking for an ever-expanding roster of Member Grantmakers and to a constantly augmenting list of countries in every corner of the map.  In addition, he serves as an executive leader helping shape and enhance TechSoup’s culture and communicate its strategy and progres toward transformation.  Mr. Ryan brings a unique perspective and an extensive background in leadership and management to NGOsource and TechSoup. He has spent the better part of two decades work leading nonprofits in a variety of sectors. He has been a leader in organizations ranging from animal welfare to disaster response. Mr. Ryan has been instrumental in the creation of leadership training programs and networks for young professionals in the nonprofit realm as well as cofounded several statewide coalitions aimed at fomenting social change. He has been active in the legislative process and has consulted on several statewide initiatives. He has a Masters in Public Administration.

Jackey Wall - VP, Enterprise Architecture & Chief Technology Officer

Mr. Wall is the chief architect of TechSoup’s technology transformation and new enterprise platform architecture. and the organization’s CTO. Mr. Wall is a serial tech entrepreneur and just prior to his role at TechSoup, he worked on the Intelligent Integrated Manufacturing System project (IIMS), a multi-year project to develop a production-ready and secure cloud-based operations support system sponsored by the Department of Defense, NASA, and the State of Louisiana. Mr. Wall holds a B.A. from DePaul University and a Masters of Education from Colorado State University. He has held PMP certification and holds both the Six Sigma Green Belt and Black Belt certifications in project management and lean methodologies from his time at Caterpillar.

Dan Webb - VP, Enterprise Business Systems

Mr. Webb is responsible for the design, implementation and maintenance of global business systems at TechSoup. Over the last 24 years, Mr. Webb, a dedicated entrepreneur, has founded and grown three successful technology and consulting and services businesses: ICX Online, AWx3, Inc., and IDG Inc., two of which were later sold. Prior experience includes working in Data Analytics and setting plans for scaling technology and services operations across geographies. Mr. Webb has a B.S. in Industrial Engineering from the University of Tennessee-Knoxville and prior experience as a consultant for Andersen Consulting (now Accenture), working with large companies, such as Motorola.

Paul van Haver - VP, Global Data Services

Mr. van Haver, heads the TechSoup UK registered charity and is responsible for TechSoup’s portfolio of validation and data services, serving clients globally. Mr. van Haver is a multilingual Dutch national, residing in the UK. He has lived and worked in many countries, and has managed distributed teams throughout his career. Mr. van Haver has a B.S. from the De Haagse Hogeschool / The Hague University of Applied Sciences and formerly worked as a consultant on large technology-led business transformation programs with PwC, CapGemini and Sapient across Europe. Mr. van Haver served in the Royal Netherlands Marine Corps as a Corporal Telecommunication Specialist serving in the Middle East and the Arctic. Mr. van Haver volunteers as an IT support manager for Peniel Academy and as an event organizer for the Trauma Recovery Center in Bath, UK.

Cameron Jones - VP Technology Solutions & Services

Ms. Jones oversees the development of innovative services and solutions for the global nonprofit sector, including IT consulting and management services, nonprofit validation services, and refurbished hardware. Ms. Jones has a long and successful track record of leading globally-distributed, cross-functional teams to implement complex programs across multiple geographies and languages. Prior to joining TechSoup Global, Ms. Jones worked in the private sector in the US, Europe, and Asia, managing distribution networks, leading marketing strategy efforts, and managing corporate services. Ms. Jones holds degrees from the Johns Hopkins School of Advanced International Studies (SAIS) and the INSEAD Business School. Ms. Jones speaks Spanish and has studied French and Chinese.

Jolie Bales - VP, Strategic Partnerships and Legal Affairs

Ms. Bales leads TechSoup’s Corporate and Strategic Partnerships, Legal and Global Eligibility teams. Ms. Bales brings to her role experience in law, philanthropic services, finance, and consulting. Highlights of her work prior to TechSoup include founding an SEC registered investment advisory firm, providing broad philanthropic advisory services to high-net-worth individuals and foundations, consulting with nonprofits on governance, fundraising and development, leading business development teams in large financial institutions and practicing law. Ms. Bales earned a B.A. from Pomona College magna cum laude, Phi Beta Kappa, and a J.D. from Boalt Hall, UC Berkeley, and completed studies towards a Ph.D. in Psychology at Georgetown University.

Ken Tsunoda - Vice President, Development

Mr. Tsunoda leads impact investments at TechSoup and also serves as Vice President of Development for the organization. He was previously General Manager of NGOsource, a project of the Council on Foundations and TechSoup, which reviews NGOs and certifies them as equivalent to US public charities through a process called Equivalency Determination. Mr. Tsunoda’s career has included management roles in nonprofit organizations, VC-backed technology start-ups, and leading global firms. Prior to TechSoup, he served as executive director of the Sager Family Foundation. He worked as the Executive Director of Young Presidents' Organization (YPO) Peace Action Network, a nonprofit initiative that mobilized YPO's global network of 20,000 business leaders to make an impact on regional conflict and poverty. Ken worked as Vice President, International at OffRoad Capital, where he was responsible for international business development. Ken has also worked in Japan with Sanwa Research, Sanwa Bank's Tokyo-based strategy consulting group. Mr. Tsunoda earned an A.B. with honors in Physics from Harvard University, and an M.P.P. degree from Harvard's Kennedy School of Government.

Christopher Worman - VP, Alliances& Program Development

Mr. Worman serves as Vice President for Alliances and Program Development at TechSoup, leading program design work with regional leads, executive team members, government, foundation and civil society partners around the world. Mr. Worman represents TechSoup on industry working groups on topics ranging from financial de-risking at the World Bank to philanthropic infrastructure with the Council on Foundations and digital transformation with Independent Sector. He is responsible for developing alliances that harness TechSoup’s community, technology and communications capacities. Mr. Worman joined TechSoup’s U.S.-based team after a role in program development for TechSoup Europe based in Warsaw. Prior experience included founding TechSoup Romania, establishing a leadership role in the Romanian community foundation movement, and consulting to foundations and corporations on international giving. Mr. Worman has graduate certification in nonprofit strategy from Harvard Kennedy School, undergraduate degrees in music and theater, and teaches masters level courses at the University of Vienna School of Economics.

John McDermott - VP, Finance

Mr. McDermott is head of global finance for TechSoup, having joined the organization as controller in 2001. Mr. McDermott oversees all finance and accounting functions, forecasting and budgeting, debt financing, international transactions processing, cash management and tax management for all US and foreign entities. Mr. McDermott is responsible for the enterprise’s banking and audit relationships. Prior experience includes roles as Chief Financial Officer for two technology start-ups in the San Francisco Bay Area. Mr. McDermott is Board Treasurer since 2014 for Community Technology Network, a San Francisco Bay Area nonprofit. Mr. McDermott is a graduate of Harvard University where he earned a A.B. in History with high honors.

Colette Luckie - Senior Director, People & Culture

Ms. Luckie is the Senior Director of People & Culture for TechSoup Global. Before joining TechSoup, Ms. Luckie founded a human resources professional services consultancy serving a range of clients, and worked in related roles at Disney, United Airlines, Ross Stores, Inc. and Allianz. Ms. Luckie has worked with non-profit agencies in the housing, legal, community and civic service arenas.  Ms. Luckie holds an M.D. in Educational Administration/Human Resources Management/Organization Development from New York University and a B.S. in Business/Education from Pace University in New York.

TechSoup Board

Clem Bason - Board Chair

 Mr. Bason is the CEO of DealBase Corporation, which operates several online travel sites focused on value-conscious consumers. Before DealBase, Mr. Bason was President of Hotwire, a business unit of Expedia Inc. and had worked at Gap Inc., McKinsey & Co., and Accenture.  Mr. Bason received his M.B.A. from the University of California at Berkeley and earned a B.A. in Business Administration from the University of Delaware.

Reto Jauch - Board Vice Chair

Mr. Jauch is the Managing Partner of Schulthess Zimmermann & Jauch, an executive search firm. He conducts board and senior-level executive search assignments and advises business leaders on organization design and development. His clients include publicly traded and privately held organizations, and he advises clients in Financial Services, Private Equity and organizations in the Non-Profit and Public Sector. Reto is also co-founder of, and advisor to, the Board Mentoring Program. The program focuses on pairing experienced chairs and members of boards with strong female board candidates, with the aim of increasing gender diversity on boards. He is also a board member at TechSoup, a San Francisco-based technology provider for non-profits, charities and public services. Before founding and running an international search firm with offices in London, Zurich and New York, Reto was the European head and managing director of A.T. Kearney’s executive search and talent practice, where he led a team of 80 consultants in 10 office locations across Europe. He started his consulting career at a search firm with a European advisory focus. Mr. Jauch is fluent in French, German and English.

Daniel Ben-Horin - Founder and Member

Mr. Ben-Horin founded the San-Francisco based nonprofit, CompuMentor, later rebranded as TechSoup Global, in 1987. CompuMentor began by tapping volunteer resources on “The WELL,” one of the first online communities, for the social sector. Mr. Ben-Horin, co-CEO of the organization until 2012, then took the role of Founder and Chief Instigator, focusing on creating new insights, relationships, and opportunities for the organization to increase its social impact. Mr. Ben-Horin speaks and writes frequently on issues related to social justice and access to technology. Mr. Ben-Horin has been named as one of the 50 most influential leaders in the US nonprofit sector by the Nonprofit Times on four separate occasions and has received the 2009 “Lifetime Achievement Award” from the Nonprofit Technology Enterprise Network. Ashoka named Mr. Ben-Horin as one of its Senior Fellows in 2009. Mr. Ben-Horin has a B.A. in Psychology from the University of Chicago.

Julie Pietrantoni - Board Secretary

Ms. Pietrantoni is an associate at Cooley, Godward, LLP with a practice focusing on technology-related transactions, including software licensing, product procurement, hardware and software distribution agreements, development and technology transfer agreements, and strategic alliances. Ms. Pietrantoni has also assisted in a number of Cooley's information technology outsourcing transactions.

Michael Saunders – Board Treasurer

Mr. Saunders is the president of Information Organizers, LLC. Prior to this role, Mr. Saunders was Editor at HandsNet for six years. During that period, Mr. Saunders oversaw the effort to make the shift from HandsNet Classic, a proprietary online service, to a totally web-enabled platform, WebClipper, to support more than 3,000 online members.

Robert Frank - Board Member

Mr. Frank was most recently CEO of Z Gallerie after serving as managing director for Japan at Gap Inc. and vice president of strategy and business development for Gap's Banana Republic division. Mr. Frank has also worked for McKinsey & Company in San Francisco, where he was a leader of the firm's West Coast retail and consumer group.

Joaquin Alvarado - Board Member

Mr. Alvarado has recently founded StudioToBe, a content development studio and collaborative workspace in Oakland, CA.  He was previously the CEO of The Center for Investigative Reporting, and served as senior vice president for digital innovation at American Public Media and founding senior vice president for diversity and innovation at the Corporation for Public Broadcasting. Mr. Alvarado is also the founder of CoCo Studios, which promotes education and collaboration through game development for fiber and mobile networks.

Anthony Lee - Board Member

Mr. Lee is a managing director of Altos Ventures, where he focuses on software and digital media investments. Before joining Altos, he led marketing efforts for three start-up companies including Evolve Software (Nasdaq: EVLV, later acquired by Oracle). Mr. Lee co-founded and co-chaired the C100, a network of top Canadian technology leaders dedicated to supporting Canadian entrepreneurs.  He is a member of the Pacific Council on International Policy and served as a term member of the Council on Foreign Relations. Mr. Lee is also a founding member of the Full Circle Fund, a venture philanthropy group based in San Francisco. Mr. Lee received his M.B.A. from Stanford University and earned a B.A. in Politics and Economics from Princeton University.

Todd Khozein - Board Member

Mr. Khozein is a Partner at SecondMuse and a pioneer in systems innovation based on biological models. In this context, he has studied and applied systems theory to organizational innovation, developing systems in industries ranging from medicine to entertainment. Mr. Khozein has extensive international experience working with corporations and governments. He holds a Doctor of Medicine and Bachelor of Arts from the University of New Mexico.

Tony Grimminck - Board Member

Mr. Grimminck is a co-founder of International Connector LLC, a boutique advisory firm focused on innovation. Previously he was the CFO of HotelTonight and served as the senior director of finance, strategy, and corporate development at StubHub, an eBay company. He previously worked as an investment banker at Goldman Sachs and J.P. Morgan, and was an Officer in the Australian Army. Mr. Grimminck is a graduate of the Royal Military College, Duntroon, and the Australian Defence Force Academy, and obtained his M.B.A. from Columbia Business School.

Camille Watson - Board Member

Camille Watson has 25 years of experience in marketing and general business management.  Ms. Watson built consumer marketing and general management experience in the consumer packaged goods space at both Procter & Gamble and The Clorox Company before moving to the e-commerce space, as the Director of Marketing for Netflix, Inc. and then in Vice President of Marketing roles at Stubhub, Gamefly, and LivingSocial.  She has also worked in the health care space as Chief Marketing Officer for Rally Health and JumpstartMD and currently consults with a variety of organization types. She serves on the Board of Trustees for Palo Alto University in addition to being a board member of TechSoup Global.   Ms. Watson received both bachelor’s in psychology and masters of business administration degrees from Stanford University.

Charles Armstrong - Board Member

Charles Armstrong is a social entrepreneur based in London. Since 2009, Mr. Armstrong has specialized in helping cities cultivate new innovation districts through a combination of workspace development, support programs and community facilitation. Mr. Armstrong founded The Trampery, which has been involved in the realization of two clusters in London, UK, and one in Oslo, Norway. Clients and partners include the UK Prime Minister’s Office, Publicis Worldwide, Barbican Centre, City of Oslo and the British Fashion Council. Mr. Armstrong studied Social and Political Sciences at St John’s College Cambridge and went on to study with Lord Young of Dartington, one of the architects of Britain’s post-war society. He sits on the Mayor of London's Workspace Providers Board helping develop policy for London's entrepreneurial sector and is a Board Member of TechSoup Global as well as serving since 2009 on the board on Fundacja TechSoup based in Warsaw, Poland.

Sheila Warren - Board Member

Sheila Warren is the Head of Blockchain and Distributed Ledger Technology at World Economic Forum.

Sheila previously served as VP of Alliances and Development & General Counsel for TechSoup and led a team of legal experts in nonprofit structures across the world. Ms. Warren joined TechSoup to found NGOsource, an innovative new service to support foundations giving grants outside the US, which was created with the Council on Foundations. Prior to TechSoup, she worked at prominent law firms in San Francisco and New York City, including Cravath, Swaine & Moore LLP. Ms. Warren holds an AB in economics, magna cum laude, from Harvard College and a JD from the Harvard Law School. Ms. Warren has lived and worked in India.

Mark Gitenstein - Board Member

Mark Gitenstein is the Former United States Ambassador to Romania. Mr. Gitenstein was formerly special counsel in the Government & Global Trade practice in Mayer Brown LLP's Washington. DC office. He was appointed in 2009 by President Barack Obama to serve as the United States Ambassador to Romania, completing his term of service at the end of 2012. Along with Ted Kaufman, Mark was Co-Chair of Vice President Biden's transition team in 2008. As US Ambassador to Romania, Mark actively promoted a fair and transparent environment for all investors and encouraged greater private sector involvement in state-owned enterprises. In 2012, Romanian President Traian Băsescu awarded Mark with the Star of Romanian Grand Cross, the country’s highest civil order.  Before undertaking his ambassadorial role, Mark spent two decades as a partner at Mayer Brown. He was also previously the executive director of the Foundation for Change, Inc. and held several senior-level government positions, including chief counsel to the US Senate’s Judiciary Committee and chief counsel for the Judiciary Committee’s Subcommittee on Criminal Justice. He also served as counsel to the US Senate Intelligence Committee and counsel to the Senate Subcommittee on Constitutional Rights. Mark is the author of Matters of Principle, an award-winning book on his experience managing the Judiciary Committee staff during the confirmation battle over the nomination of Robert Bork to the Supreme Court.

COMPENSATION OF EXECUTIVE OFFICERS

The management of the Organization receives compensation through the salaries paid to them via a semi-monthly payroll process, deferred compensation and benefit premiums paid on their behalf.

Compensation of Three Highest Paid Executive Officers

Name	Position	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
Rebecca Masisak	Chief Executive Officer	$229,500	10,559	$240,059
Marnie Webb	CEO, Caravan Studios Division	$194,954	$22,225	$217,179
Geri Jin Doran	Chief Operating Officer	$183,647	$26,546	$210,193

SECURITIES BEING OFFERED

Note Attributes

TechSoup is offering up to $3,350,000 of unsecured subordinated promissory notes (the “Notes”) in three separate types of note offerings, as follows:

1. Community Capital Notes (“CCN”). These CCNs will be available to anyone, with certain restrictions for non-accredited investors (see “Investor Limitations” below). Minimum investment for CCNs is $50, with a term of 5 years, and an interest rate of 2%.

In the first and last quarters of the investment period, payments shall be calculated on a pro-rated basis based on a 365-day year. Cash payments will be sent electronically to investors in the form of Automated Clearing House (“ACH”) payments. Interest shall begin accruing upon the date of the Note and shall end on the Maturity Date. The entire outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable in full within 60 days of the Maturity Date.

Early Redemption - While Investors in the Community Capital Notes have no right to early redemption of their investment, TechSoup may make exceptions in extraordinary situations. An Investor in the Community Capital Notes who wishes to request early redemption may submit a written request to TechSoup with a brief explanation of the circumstances supporting the request. TechSoup will, in its sole discretion, determine whether to grant the request, in whole or in part, taking into consideration the circumstances described by the Investor, the financial condition and anticipated needs, potential losses in the Note fund (if any), and whether early redemption would be fair to other Investors in the CCNs.

2. Patient Capital Notes (“PCN”). These PCNs will be available to anyone, with certain restrictions for non-accredited investors (see “Investor Limitations” above). Minimum investment for PCNs is $2,500, with a term of 5 years, and an interest rate of 3.5%.

In the first and last quarters of the investment period, payments shall be calculated on a pro-rated basis based on a 365-day year. Cash payments will be sent electronically to investors in the form of ACH payments. Interest shall begin accruing upon the date of the Note and shall end on the Maturity Date. The entire outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable in full within 60 days of the Maturity Date.

Early Redemption - While Investors in the Patient Capital Notes have no right to early redemption of their investment, TechSoup may make exceptions in extraordinary situations. An Investor in the Patient Capital Notes who wishes to request early redemption may submit a written request to TechSoup with a brief explanation of the circumstances supporting the request. TechSoup will, in its sole discretion, determine whether to grant the request, in whole or in part, taking into consideration the circumstances described by the Investor, the financial condition and anticipated needs, potential losses in the Note fund (if any), and whether early redemption would be fair to other Investors in the PCNs.

3. Risk Capital Notes (“RCN”). These RCNs will be open to accredited investors and institutions with no maximum investment limit. Minimum investment for RCNs is $50,000, with a term of 5 years, and an interest rate of 5%. Risk Capital Note Investors will have the option to allow the Organization to pay the principal and unpaid interest to the Community Investment Note holders first, prior to repayment of their principal at the Maturity Date.

In the first and last quarters of the investment period, payments shall be calculated on a pro-rated basis based on a 365-day year. Cash payments will be sent electronically to investors in the form of ACH payments. Interest shall begin accruing upon the date of the Note and shall end on the Maturity Date. The entire outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable in full within 60 days of the Maturity Date.

No Redemption. No early redemption will be permitted in the Risk Capital Notes.

Option to Reduce or Donate Principal and Interest Rates

Investors in Patient Capital and Risk Capital Notes will be given an opportunity to reduce or eliminate the interest rate payable on the Notes, which will have the effect of further supporting the work of TechSoup. This option will be offered to Investors following their commitment and execution of the subscription agreements.

In addition, all Note Investors may later choose to forgive repayment on all or a portion of the principal on the Notes they hold, which should translate directly into a tax-deductible donation to TechSoup. Deductibility may be limited depending on the Investor/donor’s tax status, and the Note Investor should consult with his/her/its tax counsel before triggering this forgiveness option.

Repayment of Notes.

Calculation of partial years of interest due will be based upon a ratio of number of days invested in that year divided by 365 days. Payment of principal and all unpaid and accrued interest shall be made electronically via ACH payment to Investor, unless specifically excepted by the Organization at Investor’s request. TechSoup may also allow payments to be made by credit or debit card upon request.

From the date of investment until the maturity date, Organization will make annual interest payments to the holders of Community Capital Notes, Patient Capital Notes and Risk Capital Notes. However, Holders of Community Capital Notes who invest $100 or less will receive both the principal and all accumulated interest earned for the duration of the Note at the Maturity Date, or sooner if the Organization prepays the Note. At any time, the Organization may begin distributing available cash to the Investors on a pro rata basis, with the timing of these payments determined by Organization. All Note holders will be paid all outstanding principal and unpaid interest due on a pro rata basis within 60 days following the Maturity Date, unless the Investor has agreed to extend the term of the Note (see Option to Reinvest below).

Prepayment

TechSoup may, at its discretion, prepay any of the Notes at any time without penalty, and is not obligated to prepay all Notes on a pro rata basis. To the extent payments exceed the amount of accrued interest owed to Investor as of each payment date, the excess payment will be deemed a repayment of principal and will reduce the principal balance due under each Note.

Option to Reinvest

The Maturity Date will initially be June 30, 2025, but may, by notice provided by the Organization to the Investor, be extended for an additional five (5) year term such that the new Maturity Date is on the fifth anniversary of the previous Maturity Date, unless the Investor gives notice to the Organization not more than 180 days and not less than 30 days prior to the next Maturity Date that Investor does not wish to extend the Maturity Date.

Unsecured and Subordinated

The Notes are not secured and may be subordinated to other current or future obligations of TechSoup.

Additional Note Details

1.	In the unlikely event a dispute arises out of or in connection with this offering, the parties will agree to submit to the jurisdiction of the federal and state courts located within the geographical boundaries of San Francisco County, California. See Subscription Agreement.
2.	You understand you are lending the Organization money. You are not purchasing any part of the Organization. The only return on your investment is the interest pursuant to the loan option of your choice, and you shall have no ability to participate in the management of the Organization in any way.

Restrictions on Transfer

Save for the Right of First Refusal described below, the Organization places no other restrictions on transfer. Investor understands that the Notes are “restricted securities” in that the Organization’s sale of the Notes has not been registered under the Securities Act. Investor understands that there are significant limitations on the transfer of these Notes.

Investment Clubs

TechSoup accepts investments from investment clubs operating in compliance with applicable state and federal laws and regulations.57 Investment Clubs have the sole responsibility to ensure compliance with laws.

TechSoup’s Right of First Refusal

TechSoup shall have a right of first refusal (“ROFR”) to purchase any of the Notes that any Investor proposes to sell, transfer, gift, pledge, assign, distribute, encumber, or otherwise dispose of to a third party, except for transfers which are part of an inheritance. TechSoup’s ROFR will be assignable by TechSoup to any other Investor.

Other Requirements

All Subscription Agreements will be reviewed by the Organization, and subscriptions will not be accepted from prospective Investors whom the Organization has reason to believe may not meet the requirements described in the Subscription Agreement.

Each Investor will be required to make certain representations and warranties to the Organization and to agree to indemnify, hold harmless, and pay all fees and expenses that are incurred by, and all judgments and claims made against, the Organization, its affiliates, and counsel, for any liability that is incurred as a result of any misrepresentation made or breach of any warranty of such prospective Investor. The attention of each prospective Investor is directed to the Subscription Agreement, which is attached hereto, for a complete description of those warranties and representations that each prospective Investor will be required to make.

[57]	According to the Securities and Exchange Commission, an investment club is a group of people that pool their money to make investments. An example of an investment club is the No Small Potatoes Investment Club of Maine.

No Revocation

Once a person has executed a Note Agreement and submitted funds, such Subscription Agreements may not be revoked without the consent of the Organization.

Legal Matters

All prospective Investors are encouraged to consult their own legal advisors for advice in connection with this Offering. Certain legal matters with respect to the Notes offered hereby will be passed upon by Cutting Edge Counsel, Oakland, California.

EXPERTS

No experts were employed on a contingent basis nor or do any experts have any material interest in the issuer or any of its affiliated companies, their members, or their agents.

The financial statements of TechSoup Global as of and for the years ended June 30, 2018 and 2017, included in this Offering Circular have been audited by Moss Adams LLP, independent auditors, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

TRANSFER AGENT

TechSoup is exploring using outside services for transfer agent and registrar.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

TechSoup undertakes to make available to every Investor, during the course of this Offering, the opportunity to ask questions of, and receive answers from us concerning the terms and conditions of this Offering and to obtain any appropriate additional information: (i) necessary to verify the accuracy of the information contained in this Offering Circular, or (ii) for any other purpose relevant to a prospective investment in the Organization.

The Organization will also provide to each Investor, upon request, copies of the following documents: (i) copies of all of our material contracts (unless confidentiality has been requested); and (ii) an opinion of counsel to the Organization as to the legality of the Notes, indicating that they will, when sold, be legally issued.

All communications or inquiries relating to these materials or other questions regarding the Organization or the Offering should be directed to the Placement Agent, Bequia Securities, LLC, at www.svx.us.com/offering/techsoup, and if to the Organization at TechSoup Global, 435 Brannan Street, Suite 100, San Francisco, California, 94107, invest@techsoup.org, or by telephone, at (415) 633-9328.

GLOSSARY OF DEFINED TERMS

Code	The Internal Revenue Code of 1986, as amended (i.e., the Federal tax code)

Organization	TechSoup Global, a California 501(c)(3) Nonprofit Public Benefit Corporation

Investor	Anyone who purchases Notes in the Offering

Notes	The three types of notes offered by TechSoup in this Offering Circular

Offering	The offering of the three types of Notes in this Offering Circular

Offering Circular	The Offering Circular you are reading right now, which includes information about the Organization and the Offering

Securities	The Notes (the three types of notes offered by TechSoup in this Offering Circular)

Subscription Agreement	The agreement, as provided in Exhibits 4A, 4B and 4C, that sets forth the terms of purchasing the Securities being offered in this Offering Circular

TechSoup Global and Subsidiaries

Consolidated Financial Statements

June 30, 2018 and 2017

Report of Independent Auditors

The Board of Directors

TechSoup Global and Subsidiaries

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of TechSoup Global and Subsidiaries, which comprise the consolidated statements of financial position as of June 30, 2018 and 2017, and the related consolidated statements of activities, functional expenses, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TechSoup Global and Subsidiaries as of June 30, 2018 and 2017, and the changes in their net assets and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Moss Adams LLP

San Francisco, California

January 25, 2019

Consolidated Financial Statements

TechSoup Global and Subsidiaries

Consolidated Statements of Financial Position
June 30, 2018 and 2017

	2018	2017

ASSETS
Current assets
Cash and cash equivalents	$8,189,745	$5,861,145
Accounts receivable, net	1,426,128	2,125,405
Grants receivable	704,993	1,318,062
Prepaid and other current assets	781,515	816,691
Total current assets	11,102,381	10,121,303
Long-term assets
Property and equipment, net of accumulated depreciation	334,103	585,065
Deposits	117,675	118,127
Total long-term assets	451,778	703,192
Total assets	$11,554,159	$10,824,495
LIABILITIES AND NET ASSETS
Current liabilities
Accounts payable	$1,821,700	$986,837
Accrued vacation	1,320,030	1,408,332
Accrued liabilities	153,978	231,600
Deferred revenue	220,035	281,213
Deferred rent	165,152	197,616
Total current liabilities	3,680,895	3,105,598
Net assets
Unrestricted net assets
Unrestricted	5,601,463	4,947,343
Accumulated foreign translation adjustment	(148,637)	(145,714)
Total unrestricted net assets	5,452,826	4,801,629
Temporarily restricted net assets	2,420,438	2,917,268
Total net assets	7,873,264	7,718,897
Total liabilities and net assets	$11,554,159	$10,824,495

See accompanying notes.

TechSoup Global and Subsidiaries

Consolidated Statements of Activities and Changes in Net Assets
For the Years Ended June 30, 2018 and 2017

	2018			2017
	Unrestricted	Temporarily Restricted	Total	Unrestricted	Temporarily Restricted	Total
Revenue and support
Program service fees	$31,605,913	$-	$31,605,913	$29,201,298	$-	$29,201,298
Grants and contributions	86,711	2,114,025	2,200,736	58,468	3,648,553	3,707,021
Donated goods and services	150,000	-	150,000	397,500	-	397,500
Membership revenues	237,025	-	237,025	206,693	-	206,693
Other income	11,910	-	11,910	20,654	-	20,654
Net assets released from restrictions	2,610,855	(2,610,855)	-	2,828,717	(2,828,717)	-
Total revenue and support	34,702,414	(496,830)	34,205,584	32,713,330	819,836	33,533,166
Expenses
Program services
Global Validation and Data Services	10,515,079	-	10,515,079	10,319,805	-	10,319,805
Apps4Good	6,510,979	-	6,510,979	6,122,850	-	6,122,850
NGO Technology Marketplace	11,580,748	-	11,580,748	11,230,587	-	11,230,587
Total program services	28,606,806	-	28,606,806	27,673,242	-	27,673,242
Supporting services
General and administrative	4,144,548	-	4,144,548	4,163,603	-	4,163,603
Fundraising and development	1,296,940	-	1,296,940	666,098	-	666,098
Total supporting services	5,441,488	-	5,441,488	4,829,701	-	4,829,701
Total expenses	34,048,294	-	34,048,294	32,502,943	-	32,502,943
Changes in net assets from operations	654,120	(496,830)	157,290	210,387	819,836	1,030,223
Foreign currency translation adjustment	(2,923)	-	(2,923)	53,862	-	53,862
Total changes in net assets	651,197	(496,830)	154,367	264,249	819,836	1,084,085
Net assets
Beginning of year	4,801,629	2,917,268	7,718,897	4,537,380	2,097,432	6,634,812
End of year	$5,452,826	$2,420,438	$7,873,264	$4,801,629	$2,917,268	$7,718,897

See accompanying notes.

TechSoup Global and Subsidiaries

Consolidated Statement of Functional Expense
For the year ended June 30, 2018

	Program Services				Supporting Services
	Global Validation and Data Services	Apps4Good	NGO Technology Marketplace	Total Support	General and Administrative	Fundraising and Development	Total Support	Total Expense
Expenses:
Personnel costs	$6,921,779	$3,487,852	$7,807,781	$18,217,412	$2,466,497	$879,430	$3,345,927	$21,563,339
Accounting	-	-	-	-	230,788	-	230,788	230,788
Advertising and public relations	98,579	56,036	110,130	264,745	35,080	12,506	47,586	312,331
Bank fees	2,707	4,525	618,726	625,958	13,327	72	13,399	639,357
Depreciation and amortization	132,392	87,592	147,905	367,889	45,635	16,796	62,431	430,320
Dues, fees, and subscriptions	92,568	78,118	101,791	272,477	74,229	16,314	90,543	363,020
Equipment leasing and rental	2,344	1,693	2,619	6,656	808	297	1,105	7,761
Expendable equipment	53,330	26,550	58,448	138,328	19,337	6,626	25,963	164,291
Loss on currency exchange	25,253	12,803	28,212	66,268	11,907	-	11,907	78,175
Grants paid to others	38,417	419,064	42,919	500,400	1,562	547	2,109	502,509
Insurance	-	1,183	-	1,183	98,061	-	98,061	99,244
IT maintenance and licenses	247,365	143,669	285,226	676,260	85,266	31,489	116,755	793,015
Postage	3,671	4,735	12,279	20,685	2,539	455	2,994	23,679
Printing	6,146	8,285	5,283	19,714	2,942	695	3,637	23,351
Professional services	1,984,982	1,298,956	1,392,670	4,676,608	565,957	202,399	768,356	5,444,964
Rent	348,077	291,001	387,258	1,026,336	118,178	43,941	162,119	1,188,455
Repairs and maintenance	19,301	10,280	21,530	51,111	7,143	2,445	9,588	60,699
Supplies	12,923	13,086	11,041	37,050	5,947	1,180	7,127	44,177
Telecommunications	361,801	208,766	407,449	978,016	125,008	45,409	170,417	1,148,433
Training and recruitment	2,520	32,001	2,844	37,365	128,011	857	128,868	166,233
Travel and conferences	135,151	301,117	107,925	544,193	97,467	32,222	129,689	673,882
Utilities	25,773	23,667	28,712	78,152	8,859	3,260	12,119	90,271
Total	$10,515,079	$6,510,979	$11,580,748	$28,606,806	$4,144,548	$1,296,940	$5,441,488	$34,048,294

See accompanying notes.

TechSoup Global and Subsidiaries

Consolidated Statement of Functional Expense
For the year ended June 30, 2017

	Program Services				Supporting Services
	Global Validation and		NGO			Fundraising
	Data Services	Apps4Good	Technology Marketplace	Total Program	General and Administrative	and Development	Total Support	Total Expense
Expenses:
Personnel costs	$6,463,243	$3,446,126	$7,482,826	$17,392,195	$2,642,054	$502,297	$3,144,351	$20,536,546
Accounting	-	-	-	-	171,545	-	171,545	171,545
Advertising and public relations	88,950	56,085	103,779	248,814	9,180	1,567	10,747	259,561
Bank fees	2,578	3,046	548,289	553,913	9,521	140	9,661	563,574
Depreciation and amortization	142,275	92,873	163,131	398,279	55,715	10,677	66,392	464,671
Dues, fees, and subscriptions	82,910	75,511	86,712	245,133	33,535	8,023	41,558	286,691
Equipment leasing and rental	2,076	1,588	2,381	6,045	813	156	969	7,014
Expendable equipment	46,066	39,604	49,950	135,620	16,074	3,013	19,087	154,707
Loss on currency exchange	-	18,740	-	18,740	-	-	-	18,740
Grants paid to others	40,866	85,137	55,276	181,279	13,443	-	13,443	194,722
Insurance	408	217	467	1,092	82,959	31	82,990	84,082
IT maintenance and licenses	208,291	135,277	238,823	582,391	79,539	15,235	94,774	677,165
Postage	7,938	6,952	27,284	42,174	2,535	319	2,854	45,028
Printing	5,883	13,756	16,524	36,163	1,715	293	2,008	38,171
Professional services	2,179,498	1,131,644	1,421,878	4,733,020	562,500	53,079	615,579	5,348,599
Rent	342,091	278,010	392,237	1,012,338	132,519	25,395	157,914	1,170,252
Repairs and maintenance	9,003	5,254	10,324	24,581	3,618	676	4,294	28,875
Supplies	12,126	20,089	13,383	45,598	4,386	1,132	5,518	51,116
Telecommunications	280,078	164,010	320,306	764,394	109,988	20,971	130,959	895,353
Training and recruitment	8,153	24,289	6,593	39,035	150,090	273	150,363	189,398
Travel and conferences	371,210	448,693	260,488	1,080,391	71,655	20,885	92,540	1,172,931
Utilities	26,162	75,949	29,936	132,047	10,219	1,936	12,155	144,202
Total	$10,319,805	$6,122,850	$11,230,587	$27,673,242	$4,163,603	$666,098	$4,829,701	$32,502,943

See accompanying notes.

TechSoup Global and Subsidiaries

Consolidated Statements of Cash Flows
June 30, 2018 and 2017

	2018	2017
Cash flows from operating activities
Changes in net assets
Adjustments to reconcile results in operations to net cash provided by (used in) operating activities	$154,367	$1,084,085
Allowance for doubtful accounts	25,000	-
Depreciation and amortization	430,320	464,671
Changes in operating assets
Accounts receivable	674,277	(267,069)
Grants receivable	613,069	(1,013,231)
Prepaid expenses and other current assets	35,176	(376,487)
Deposits	452	(729)
Changes in operating liabilities
Accounts payable	834,863	(371,605)
Accrued vacation	(88,302)	34,620
Accrued liabilities	(77,622)	110,700
Deferred revenue	(61,178)	150,960
Deferred rent	(32,464)	(1,488)
Net cash provided by (used in) operating activities	2,507,958	(185,573)
Cash flows from investing activities
Purchases of property and equipment	(179,358)	(61,556)
Net cash used by investing activities	(179,358)	(61,556)
Net change in cash and cash equivalents	2,328,600	(247,129)
Cash and cash equivalents
Beginning of year	$5,861,145	$6,108,274
End of year	$8,189,745	$5,861,145
Supplementary information
Donated software	$150,000	$397,500

See accompanying notes.

NOTE 1 – ORGANIZATION AND PROGRAMS

Mission Statement

To build a dynamic bridge that enables civil society organizations and changemakers around the world to gain effective access to the resources they need to design and implement technology solutions for a more equitable planet.

TechSoup Global (DBA TechSoup), a California nonprofit public benefit corporation established in 1987, embraces technology and innovation to accelerate social good. From the capabilities developed to support TechSoup’s award-winning technology donation program, has emerged a next-generation giving platform that has facilitated over $10 billion of in-kind product philanthropy and an increasingly diverse set of philanthropic services and giving programs that have benefitted over 1.04 million non-governmental organizations (NGOs), nonprofits, charities, public benefit organizations, and libraries in 236 countries and territories since 2002.

TechSoup is pioneering new ways to connect sector needs with a more comprehensive set of resources, by engaging and broadening the vast ecosystem of social good. In this way, TechSoup supports its diverse social sector community in identifying the areas of greatest need, matching those needs with appropriate technological solutions and skills, and helping remove barriers to adoption of technology.

TechSoup has three operating subsidiaries: TSE Enterprises SP Z.o.o a trading company based in Poland, GuideStar International, a United Kingdom based registered Charity and Company Limited by Guarantee, and Fundacja TechSoup, a Polish Public Benefit Foundation.

Fundacja TechSoup was incorporated in Poland on April 3, 2009, and began its operations in July 2009. TechSoup combined operations with GuideStar International on March 26, 2010, after the Board of Directors of both organizations passed confirming resolutions. GuideStar International, and Fundacja TechSoup are charitable nonprofit organizations focusing on technology capacity building for not-for-profit entities, civil society organizations, and social change agents around the world. TSE Enterprises SP. Z.o.o, was established on March 30, 2018 as a for profit wholly owned subsidiary of TechSoup Global. TSE Enterprises focuses on providing cloud based product subscriptions for charitable organizations in the European region.

The consolidated financial statements include the accounts of TechSoup, TSE Enterprises SP Z.o.o, GuideStar International, and Fundacja TechSoup, collectively known as TechSoup Global. All three subsidiaries are under common control.

TechSoup introduced Direct Public Offering (DPO) to offer impact investment opportunities to people of all economic backgrounds with investment minimum as low as $50. TechSoup filed Regulation A filing to the SEC and was qualified on September 25, 2018. There are three tiers of investments levels:

●	Community capital note – 2% and $50 minimum
●	Patience capital note – 3.5% and $2,500 minimum
●	Risk capital note – 5% and $50,000 minimum

TechSoup’s programs include the following:

NGO Technology Marketplace

TechSoup is a global marketplace of technology products, services, training, education, and content for nonprofits around the world. TechSoup’s product donation program helps more than 100 corporate donors distribute a retail volume of more than $1 billion annually in donated or specially-discounted technology and other critical resources. TechSoup Global Network served over 159,000 organizations with product and service donations in fiscal year 2018 and 149,000 in fiscal year 2017. As technology and technology delivery continues to change, TechSoup continues to evolve its traditional product donation program to increase the breadth of its offers to include more hardware, mobile, and cloud-based subscription offers. Additionally, through this next-generation technology marketplace, TechSoup also offers a variety of nonprofit specific programs and services such as online learning through TechSoup Courses, technology implementation and management services, and cloud migration consultation and services. Through its NGO technology marketplace, TechSoup has now facilitated over $10 billion of in-kind product philanthropy and an increasingly diverse set of philanthropic services and giving programs.

Global Validation and Data Services

As a result of decades of outreach and programmatic activity through the TechSoup Global Network, TechSoup has a rich repository of data records on approximately 1.04 million NGOs around the globe. This data allows TechSoup to efficiently and inexpensively validate the charitable status of organizations in 236 countries and territories, thereby enabling a wider range of stakeholders to give, receive, and share an even more diverse set of resources. Increasingly, donors and suppliers of various charity offers are using TechSoup’s global validation and data solutions, matching algorithms, and APIs to create their own direct offers for cloud technology, product donations, volunteer programs, employee giving, and philanthropic programs and services. Additionally, TechSoup utilizes its validation and legal expertise to power NGOsource, a program that streamlines the equivalency determination (ED) process for U.S. foundations, enabling them to efficiently provide grants to NGOs outside the United States. To date, grantmakers have requested more than 4,700 EDs for NGOs in 134 countries, and an estimated total of over $1 billion in international grant funding was facilitated by EDs completed by NGOsource.

Our growing circle of validation and data services clients is comprised of the largest publicly traded firms, socially minded early-stage firms, individual giving and employee giving and volunteering platforms, foundations and donor advised funds, intergovernmental organizations, and nonprofits that provide platforms for corporate philanthropy.

Apps4Good

Around the world, TechSoup supports a variety of issue-facing web and mobile application technology products that help communities achieve their objectives. TechSoup is often sought out to close the gap between big-picture vision and the ability to execute by facilitating design sessions, developing new technology interventions, and further developing and scaling existing tools. TechSoup helps to ensure that the best Apps4Good tools and educational resources are accessible around the globe.

Caravan Studios, an award-winning division of TechSoup, uses a community-centered design methodology to build and launch mobile apps that have been designed for, by, and with civil society groups for social good. Caravan has built a strong user base for its existing mobile apps, including Safe Shelter, Range, SafeNight, Worker Connect, and 4Bells. Caravan Studios also works with developers to build out their existing Apps4Good and connect their tools to a community of users, as was seen in the ByBus project in Brazil.

Fundacja TechSoup engages regional and local communities in open data, transparency and accountability, app development, educational programs, digital security, storytelling, and coding. Over the past three years, TechSoup has built upon its regional open data experience to build and strengthen bridges between civil society, governments, IT specialists, and tech activists through projects such as Tech4Stories, Apps4Citites, Megaphone, Meet&Code, and ICT4NGO.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidated financial statement presentation – The consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Net assets, revenues, expenses, gains and losses are classified based on the existence or absence of donor-imposed restrictions. Accordingly, the net assets of TechSoup Global and changes therein are classified and reported as follows:

Unrestricted net assets – Net assets that are not subject to donor-imposed restrictions.

Temporarily restricted net assets – Net assets that are subject to donor-imposed restrictions that can be fulfilled either by actions of TechSoup Global pursuant to those stipulations and/or expire with the passage of time.

Permanently restricted net assets – Net assets that are subject to donor-imposed restrictions that TechSoup Global maintains in perpetuity. Generally, the donors of these assets permit TechSoup Global to use all or part of the income earned on related investments for general or specific purposes. At June 30, 2018 and 2017, TechSoup Global had no permanently restricted net assets.

Revenues are reported as increases in unrestricted net assets unless the use of the related assets is limited by donor-imposed restrictions. Expenses are reported as decreases in unrestricted net assets. Expirations of temporary restrictions on net assets (i.e., the donor-stipulated purpose has been fulfilled and/or the stipulated time period has elapsed) are reported as reclassifications between the applicable classes of net assets.

Principles of consolidation – The consolidated financial statements include the accounts of GuideStar International, Fundacja TechSoup in fiscal years 2018 and 2017 and TSE Enterprises in fiscal year 2018, all of which are operating subsidiaries of TechSoup Global. All intercompany accounts and transactions have been eliminated.

Cash and cash equivalents – For purposes of the consolidated statements of cash flows, cash and cash equivalents are defined as demand deposits at banks and certificates of deposit with initial purchased maturities of less than ninety days.

Accounts receivable – Accounts receivable represents trade receivables. TechSoup Global provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. As of June 30, 2018 and 2017, TechSoup Global determined an allowance of $25,000 and $0, respectively, was necessary for accounts receivable.

Grants receivable – Receivables represent contributions unconditionally promised and grants for which constructive delivery of service has been made, but which have not been received prior to year end. TechSoup Global provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. As of June 30, 2018 and 2017, management has deemed all grants receivable collectible and has not provided a valuation allowance.

Property and equipment – Property and equipment purchased is recorded at cost. Assets acquired by contribution or bequest are stated at fair value at the date of donation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred. Expenditures that increase the value or productive capacity of assets are capitalized. When property and equipment are retired, sold, or otherwise disposed of, the asset’s carrying amount and related depreciation are removed from the accounts and any gain or loss is included in operations. TechSoup Global capitalizes all individual property and equipment acquisitions in excess of $2,500.

The estimated useful lives of computer software, office equipment and furniture and fixtures are principally as follows:

Computer software	3 years
Office equipment	3-5 years
Furniture and fixtures	3-7 years

Impairment of long-lived assets: TechSoup Global evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down will be recorded to reduce the related asset to its estimated fair value. As of years ended June 30, 2018 and 2017, no such write-downs have occurred.

Accrued vacation – TechSoup Global accrues a liability for vested vacations to which employees are entitled depending on the length of service and other factors. The accompanying consolidated financial statements include accrued vacation benefits of $1,320,030 and $1,408,332 for the years ended June 30, 2018 and 2017, respectively.

Revenue recognition – Contributions are recognized when the donor makes a promise to give that is, in substance, unconditional. All donor-restricted contributions are reported as increases in temporarily or permanently restricted net assets, depending on the nature of the restriction. When a restriction expires, temporarily restricted net assets are reclassified to unrestricted net assets.

Contract and government grant revenues are recognized as unrestricted revenue as services are performed and/or expenses are incurred.

Program Service fees in the accompanying consolidated financial statements incorporates three forms of revenues: Client Supported Services, Validation Service Fees, and Equivalency Determination Services. Client Supported Services are contracted services that are recognized as the related services are provided. Validation Service Fees are recognized as revenues once the customer has been qualified as an eligible organization and the donated or discounted product is delivered to the customer. Equivalency Determination (“ED”) Service Fees are performed on an as-requested basis, and are recognized as ED services when completed and determination results are reported to the clients.

Membership dues are recognized in the year to which they relate.

Deferred revenue represents application deposits received from customers for qualification, verification, and back orders.

Donated goods and services – Contributions of donated non-cash assets are recorded at their fair values in the period received. Donated services are recognized as contributions if the services (a) create or enhance non-financial assets or (b) require specialized skills, are performed by people with those skills, and would otherwise be purchased by TechSoup Global.

Advertising – Advertising costs are expensed as incurred. Advertising expense amounted to $312,331 and $259,561 for the years ended June 30, 2018 and 2017, respectively.

Functional allocation of expenses – The costs of providing the various programs and other activities have been summarized on a functional basis in the consolidated statements of functional expenses. Costs are allocated between fundraising and development, general and administrative or the appropriate program based on evaluations of the related benefits and actual hours. Management and general administrative expenses include those expenses that are not directly identifiable with any other specific function but provide for the overall support and direction of TechSoup Global.

Estimates – The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Foreign currency translation – All assets and liabilities were translated at the exchange rate on the statement of financial position date, net assets are translated at the historical rates, and consolidated statements of activities and changes in net assets items are translated at the weighted average exchange rate for the period being reported. The currency translation for assets and liabilities at the statement of financial position date is shown after the change in net assets from operation on the consolidated statements of activities and changes in net assets, whereas gains and losses on currency transactions during the year are reported as a component of program expenses in the consolidated statements of activities and changes in net assets.

Reclassifications – Certain reclassifications have been made to the June 30, 2017 consolidated financial statements to conform to the June 30, 2018 presentation.

Recent accounting pronouncements – In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which is a new standard on revenue recognition. The new standard contains principles that an entity will need to apply to determine the measurement of revenue and timing of when revenue is recognized. The underlying principle is to recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. The standard has a five-step approach which includes identifying the contract or contracts, identifying the performance obligations, determining the transaction price, allocating the transaction price, and recognizing revenue. The standard also significantly expands the quantitative and qualitative disclosure requirements for revenue, which are intended to help users of financial statements understand the nature, amount, timing, and uncertainty of revenue and the related cash flows. In July 2015, the FASB voted to amend ASU 2014-09 by approving a one-year deferral of the effective date as well as allowing early adoption as of the original effective date, but not before the annual periods beginning after December 15, 2016. The standard is effective for annual reporting periods beginning after December 15, 2017. TechSoup Global is currently evaluating this new standard and the impact it will have on its consolidated financial statements, information technology systems, processes, and internal controls.

In August 2016, the FASB issued ASU No. 2016-14, Not-for-Profit Entities (Topic 958): Presentation of Financial Statements of Not-for-Profit Entities ASU 2016-14, which improves the current net asset classification requirements and the information presented in financial statements and notes about an entity’s liquidity, financial performance, and cash flows. The update replaces the requirement to present three classes of net assets with two classes, net assets with donor restrictions and net assets without donor restrictions. The update also removes the requirement to present or disclose the indirect method (reconciliation) if using the direct method for the statement of cash flows as well as adds several additional enhanced disclosures to the notes.

The amendments in this update are effective for fiscal years beginning after December 15, 2017, and interim periods beginning after December 15, 2018, with application to interim financial statements permitted but not required in the initial year of application. The adoption is effective for TechSoup Global for the fiscal year beginning July 1, 2018. Management is currently evaluating the impact of the provisions of ASU 2016-14 on the consolidated financial statements.

NOTE 3 – PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at cost less accumulated depreciation and amortization, at June 30:

	2018	2017
Computer software	$951,271	$1,374,870
Equipment and furniture	1,664,961	1,789,981
Total	2,616,232	3,164,851
Less: accumulated depreciation and amortization	(2,282,129)	(2,579,786)
	$334,103	$585,065

Depreciation and amortization of property and equipment and software amounted to $430,320 and $464,671 for the fiscal years ended June 30, 2018 and 2017, respectively.

NOTE 4 – TEMPORARILY RESTRICTED NET ASSETS

Temporarily restricted net assets were available as follows on June 30:

	2018	2017
NGO Technology Marketplace	$152,416	$334,649
Global Validation and Data Services	954,464	574,358
Apps4Good	1,313,558	2,008,261
	$2,420,438	$2,917,268

Temporarily restricted net assets that were released from donor restriction by incurring expenses satisfying the purposes specified by donors are noted as follows for the years ended June 30:

	2018	2017
NGO Technology Marketplace	$396,581	$483,304
Global Validation and Data Services	293,454	828,800
Apps4Good	1,920,820	1,516,613
	$2,610,855	$2,828,717

NOTE 5 – LINE OF CREDIT

TechSoup Global has an unsecured line of credit agreement with Wells Fargo Bank which was last renewed for a one year term on November 10, 2018. The line allows for total borrowings of up to $1,500,000 at the bank prime interest rate plus one and three quarter percentage points (6.0%) at June 30, 2018. There was no balance outstanding at either June 30, 2018 or 2017.

NOTE 6 – CONCENTRATION OF CREDIT RISK

Cash – TechSoup Global maintains its cash balances at various banks in the United States and at various foreign banks in Poland and England. The Federal Deposit Insurance Corporation (FDIC) insures account balances at the U.S. Banks up to $250,000 per institution. Cash held by banks in England and Poland are fully secured by Financial Services Compensation Scheme (FSCS) which protects up to GBP 85,000 (Pounds Sterling) and by the Bank Guaranty Fund (BGF) which protects up to PLN (Polish Zloty) equivalent of 100,000 Euros, respectively.

Revenue and receivables – TechSoup Global receives more than half of its revenue from validation service fees related to the distribution of donated software. A significant reduction in the level of software donations, if this were to occur, could have an effect on TechSoup Global’s programs and activities.

Restricted grants and contributions – Certain grant awards require the fulfillment of certain terms as set forth in the grant instrument. Failure to fulfill the conditions could result in the return of the funds to the grantors. TechSoup Global deems this contingency remote since by accepting the grants and their terms, it has accommodated the objectives of TechSoup Global to the provisions of the grants. TechSoup Global’s management is of the opinion that TechSoup Global has complied with the terms and conditions of all the grants.

NOTE 7 – LEASE COMMITMENTS

As of June 30, 2018, TechSoup Global is obligated under several operating leases for office space located in San Francisco, California; Corinth, Mississippi, London, England; and Warsaw, Poland. The leases expire on varying dates through September 30, 2020.

Future minimum lease payments under all these lease agreements as of June 30, 2018, are as follows:

Year	Amount
2019	$1,204,377
2020	1,147,407
2021	263,032
$2,614,816

GuideStar International’s office in the United Kingdom is under a lease agreement that may be terminated by either party with three months’ advance notice. This lease began on August 2018 and the rent expense was GBP 1,100 per month (approximately USD $1,456 per month starting August 1, 2018).

Fundacja TechSoup’ office lease in Poland is under an operating lease agreement through September, 2020. The total rent expense is PLN 23,673 (approximately USD $9,617) as of June 30, 2018.

Rent expense under operating lease agreements for the fiscal years ended June 30, 2018 and 2017, amounted to approximately $1,188,455 and $1,170,252, respectively.

NOTE 8 – RETIREMENT PLAN

TechSoup Global has a defined contribution retirement plan (“the Plan”) as established under Internal Revenue Code Section 403(b). Anyone employed by TechSoup Global on June 30th is eligible for participation in the Plan. For each Plan year, the Board of Directors of TechSoup Global determines the amount (if any) to be contributed to the Plan. Total contributions made by TechSoup Global to the Plan amounted to $271,167 and $257,782 for the years ended June 30, 2018 and 2017, respectively.

NOTE 9 – DONATED GOODS AND SERVICES

Donated goods and services of $150,000 and $397,500 for the years ended June 30, 2018 and 2017, respectively, consisted of donated software licenses, telecommunications services and rent.

NOTE 10 – INCOME TAXES

TechSoup Global is a not-for-profit organization, exempt from federal income tax under Section 501(c)(3) of the U.S. Internal Revenue Code, and contributions to it are tax deductible as prescribed by the Code. TechSoup Global is also exempt from California franchise tax under Section 23701d of the California Revenue and Taxation Code.

TechSoup Global assesses its accounting for uncertainties in income taxes recognized in its consolidated financial statements and prescribes a threshold of “more likely than not” for recognition and derecognition of tax positions taken or expected to be taken in the tax returns. There was no material impact on TechSoup Global’s consolidated financial statements as a result of the adoption of this policy.

GuideStar International, a UK charity and company limited by guarantee, and Fundacja TechSoup, a Polish public benefit foundation, are both tax exempt organizations under their respective country’s income tax codes.

Management evaluated TSE Enterprises tax position and determined no uncertain tax position that require adjustment to the consolidated financial statements. Therefore no provision or liability for income taxes had been included in the consolidated financial statements.

NOTE 11 – CONTINGENCIES

In the ordinary course of conducting its business, TechSoup Global may be subjected from time to time to loss contingencies arising from general business matters or lawsuits. Management believes that the outcome of such matters, if any, will not have a material impact on TechSoup Global’s consolidated financial position or results of future operations.

NOTE 12 – SUBSEQUENT EVENTS

Subsequent events are events or transactions that occur after the consolidated statement of financial position date, but before the consolidated financial statements are available to be issued. Techsoup Global recognizes in the consolidated financial statements the effects of all significant subsequent events that provide additional evidence about conditions that existed at the date of the consolidated statement of financial position, including the estimates inherent in the process of preparing the consolidated financial statements.

TechSoup Global filed Regulation A filing to the SEC and was qualified on September 25, 2018, refer to Note 1.

TechSoup Global has an unsecured line of credit agreement with Wells Fargo Bank which was last renewed for a one year term on November 10, 2018, refer to Note 5.

TechSoup Global has evaluated subsequent events through January 24, 2019, the date the consolidated financial statements are available to be issued, and have determined that there are no other subsequent events that require additional recognition or disclosure.

Unaudited Consolidated Financial Statements

July 1, 2018 to December 31, 2018

TechSoup Global and Subsidiaries

Unaudited Consolidated Statements of Financial Position

	December 31, 2018	June 30, 2018
ASSETS

Current assets
Cash and cash equivalents	$7,338,710	$8,189,745
Accounts receivable, net	1,462,372	1,426,128
Grants receivable	533,218	704,993
Prepaid and other current assets	612,105	781,515
Total current assets	9,946,405	11,102,381

Long-term assets
Property and equipment, net of accumulated depreciation	245,754	334,103
Deposits	119,973	117,675
Total long-term assets	365,727	451,778
Total assets	$10,312,132	$11,554,159

LIABILITIES AND NET ASSETS
Current liabilities
Accounts payable	$1,802,066	$1,821,700
Accrued vacation	1,330,491	1,320,030
Accrued liabilities	166,298	153,978
Deferred revenue	168,248	220,035
Deferred rent	165,152	165,152
Total current liabilities	3,632,255	3,680,895

Long term liabilities
Community Capital Notes (2%)	$3,250	$-
Patient Capital Notes (3.5%)	20,000	-
Risk Capital Notes (5%)	1,050,000	-
Total current liabilities	1,073,250	-

Net assets
Unrestricted net assets
Unrestricted	3,554,601	5,601,463
Accumulated foreign translation adjustment	(189,060)	(148,637)
Total unrestricted net assets	3,365,541	5,452,826
Temporarily restricted net assets	2,241,086	2,420,438
Total net assets	5,606,627	7,873,264
Total liabilities and net assets	$10,312,132	$11,554,159

See accompanying notes.

TechSoup Global and Subsidiaries

Unaudited Consolidated Statements of Activities and Changes in Net Assets

For 6 Months Periods Ended December 31, 2018 and 2017

	For the 6 Month Period Ended 12/31/18			For the 6 Month Period Ended 12/31/17
	Unrestricted	Temporarily Restricted	Total	Unrestricted	Temporarily Restricted	Total
Revenue and support
Program service fees	$12,164,347	$-	$12,164,347	$14,921,242	$-	$14,921,242
Grants and contributions	12,962	2,097,138	2,110,100	37,266	825,313	862,579
Membership revenues	169,035	-	169,035	93,190	-	93,190
Other income	9,653	-	9,653	5,821	-	5,821
Net assets released from restrictions	2,276,490	(2,276,490)	-	1,247,522	(1,247,522)	-
Total revenue and support	14,632,487	(179,352)	14,453,135	16,305,041	(422,209)	15,882,832

Expenses
Program services
Global Validation and Data Services	4,541,236	-	4,541,236	5,368,594	-	5,368,594
Apps 4Good	3,125,847	-	3,125,847	3,577,968	-	3,577,968
NGO Technology Marketplace	5,821,014	-	5,821,014	5,457,715	-	5,457,715
Total program services	13,488,097	-	13,488,097	14,404,277	-	14,404,277
Supporting services
General and administrative	2,129,794	-	2,129,794	2,115,100	-	2,115,100
Fundraising and development	1,061,458	-	1,061,458	646,624	-	646,624
Total supporting services	3,191,252	-	3,191,252	2,761,724	-	2,761,724
Total expenses	16,679,349	-	16,679,349	17,166,001	-	17,166,001
Changes in net assets from operations	(2,046,862)	(179,352)	(2,226,214)	(860,960)	(422,209)	(1,283,169)
Foreign currency translation adjustment	(40,423)	-	(40,423)	42,954	-	42,954
Total changes in net assets	(2,087,285)	(179,352)	(2,266,637)	(818,006)	(422,209)	(1,240,215)
Net assets
Beginning of period	5,452,826	2,420,438	7,873,264	4,801,629	2,917,268	7,718,897
End of period	$3,365,541	$2,241,086	$5,506,627	$3,983,623	$2,495,059	$6,478,682

See accompanying notes.

TechSoup Global and Subsidiaries

Unaudited Consolidated Statement of Functional Expense

For 6 Months Period Ended December 31, 2018

	Program Services				Supporting Services
	Global Validation and Data Services	Apps4Good	NGO Technology Marketplace	Total Program	General and Administrative	Fundraising and Development	Total Support	Total Expense
Expenses:
Personnel costs	$2,764,918	$1,567,676	$3,797,624	$8,130,218	$1,236,587	$719,668	$1,956,255	$10,086,473
Accounting	-	-	-	-	145,779	-	145,779	145,779
Advertising and public relations	71,554	48,091	96,240	215,885	30,065	18,678	48,743	264,628
Bank fees	1,033	1,016	338,887	340,936	8,219	27	8,246	349,182
Depreciation and amortization	26,427	15,390	35,718	77,535	11,158	6,932	18,090	95,625
Dues, fees, and subscriptions	39,405	44,985	38,994	123,384	38,093	17,849	55,942	179,326
Equipment leasing and rental	152,986	89,918	206,776	449,680	64,593	40,128	104,721	554,401
Expendable equipment	23,553	12,277	27,596	63,426	7,974	4,933	12,907	76,333
Grants paid to others	5,390	301,133	7,285	313,808	-	-	-	313,808
Insurance	738	430	997	2,165	49,595	194	49,789	51,954
Interest Expense	-	-	-	-	472	-	472	472
IT maintenance and licenses	90,362	53,152	160,692	304,206	38,028	23,625	61,653	365,859
Postage	798	2,279	5,249	8,326	940	333	1,273	9,599
Printing	897	4,532	1,212	6,641	355	989	1,344	7,985
Professional services	1,083,047	613,596	739,913	2,436,556	263,076	154,380	417,456	2,854,012
Rent	155,405	151,818	210,437	517,660	65,094	40,440	105,534	623,194
Repairs and maintenance	1,778	1,078	2,403	5,259	849	465	1,314	6,573
Supplies	6,856	8,961	8,016	23,833	3,320	1,521	4,841	28,674
Telecommunications	36,193	28,267	48,775	113,235	17,787	9,472	27,259	140,494
Training and recruitment	5,522	22,353	8,024	35,899	59,151	1,184	60,335	96,234
Travel and conferences	63,364	132,969	72,249	268,582	82,068	17,990	100,058	368,640
Utilities	11,010	25,926	13,927	50,863	6,591	2,650	9,241	60,104
Total	$4,541,236	$3,125,847	$5,821,014	$13,488,097	$2,129,794	$1,061,458	$3,191,252	$16,679,349

See accompanying notes.

TechSoup Global and Subsidiaries

Unaudited Consolidated Statement of Functional Expense

For 6 Months Period Ended December 31, 2017

	Program Services				Supporting Services
	Global Validation and Data Services	Apps4Good	NGO Technology Marketplace	Total Program	General and Administrative	Fundraising and Development	Total Support	Total Expense
Expenses:
Personnel costs	$3,593,255	$1,930,937	$3,731,644	$9,255,836	$1,341,431	$396,367	$1,737,798	$10,993,634
Accounting	-	38,453	-	38,453	34,416	-	34,416	72,869
Advertising and public relations	49,312	31,742	50,771	131,825	19,345	5,435	24,780	156,605
Bank fees	1,547	2,496	290,367	294,410	7,375	26	7,401	301,811
Depreciation and amortization	62,859	48,260	64,718	175,837	23,257	6,928	30,185	206,022
Dues, fees, and subscriptions	41,114	34,897	40,410	116,421	26,879	4,923	31,802	148,223
Equipment leasing and rental	1,126	668	1,159	2,953	417	124	541	3,494
Expendable equipment	38,431	19,428	39,064	96,923	15,085	4,172	19,257	116,180
Grants paid to others	28,028	199,186	28,857	256,071	1,812	517	2,329	258,400
Insurance	-	-	-	-	47,993	-	47,993	47,993
IT maintenance and licenses	118,159	71,430	122,652	312,241	43,620	13,145	56,765	369,006
Postage	1,588	3,001	5,780	10,369	800	172	972	11,341
Printing	3,170	5,410	2,282	10,862	2,064	244	2,308	13,170
Professional services	996,972	707,704	656,652	2,361,328	316,841	162,008	478,849	2,840,177
Rent	178,412	157,208	183,455	519,075	64,714	19,640	84,354	603,429
Repairs and maintenance	2,279	1,221	2,316	5,816	832	248	1,080	6,896
Supplies	6,595	6,984	4,281	17,860	2,898	391	3,289	21,149
Telecommunications	161,880	103,906	169,256	435,042	59,924	17,632	77,556	512,598
Training and recruitment	688	21,150	666	22,504	62,545	64	62,609	85,113
Travel and conferences	71,630	207,658	51,494	330,782	38,579	13,315	51,894	382,676
Utilities	3,549	729	7,891	12,169	1,773	1,273	3,046	15,215
Total	$5,360,594	$3,592,468	$5,453,715	$14,406,777	$2,112,600	$646,624	$2,759,224	$17,166,001

See accompanying notes.

TechSoup Global and Subsidiaries

Unaudited Consolidated Statements of Cash Flows

For 6 Months Periods Ended December 31, 2018 and 2017

	For the 6-Month Period Ended 12/31/18	For the 6-Month Period Ended 12/31/17
Cash flows from operating activities
Changes in net assets
Adjustments to reconcile results in operations to net cash used in operating activities	$(2,266,637)	$(1,240,215)
Allowance for doubtful accounts	25,000	-
Depreciation and amortization	95,625	206,022
Changes in operating assets
Accounts receivable	(61,224)	928,366
Grants receivable	171,775	221,526
Prepaid expenses and other current assets	169,410	37,015
Deposits	(2,298)	(2,596)
Changes in operating liabilities
Accounts payable	(19,634)	71,885
Accrued vacation	10,461	(60,227)
Accrued liabilities	12,320	(82,735)
Deferred revenue	(51,787)	(29,798)
Deferred rent	-	-
Net cash provided by (used in) operating activities	(1,917,009)	49,243
Cash flows from investing activities
Purchases of property and equipment	(7,276)	(175,271)
Net cash used by investing activities	(7,276)	(175,271)
Cash flows from financing activities
Process from notes payable	1,073,250	-
Net cash provided by financing activities	1,073,250	-
Net change in cash and cash equivalents	(851,035)	(126,028)
Cash and cash equivalents
Beginning of period	$8,189,745	$5,861,145
End of period	$7,338,710	$5,735,117
Supplementary information
Donated software	$-	$-

See accompanying notes.

TECHSOUP GLOBAL AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited consolidated condensed financial statements have been prepared by TechSoup Global (“the Organization”, “us,” “we,” or “our”) in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial reporting and rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. In the opinion of our management, all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position, results of operations, and cash flows for the fiscal periods presented have been included.

These financial statements should be read in conjunction with the audited financial statements and related notes included in the filing document on EDGAR. The results of operations for the six months ended December 31, 2018 are not necessarily indicative of the results expected for the full fiscal year, or for any other fiscal period.

NOTE 1 – ORGANIZATION AND PROGRAMS

Mission Statement

To build a dynamic bridge that enables civil society organizations and changemakers around the world to gain effective access to the resources they need to design and implement technology solutions for a more equitable planet.

TechSoup Global (DBA TechSoup), a California nonprofit public benefit corporation established in 1987, embraces technology and innovation to accelerate social good. From the capabilities developed to support TechSoup’s award-winning technology donation program, has emerged a next-generation giving platform that has facilitated over $10 billion of in-kind product philanthropy and an increasingly diverse set of philanthropic services and giving programs that have benefitted over 1.04 million non-governmental organizations (NGOs), nonprofits, charities, public benefit organizations, and libraries in 236 countries and territories since 2002.

TechSoup is pioneering new ways to connect sector needs with a more comprehensive set of resources, by engaging and broadening the vast ecosystem of social good. In this way, TechSoup supports its diverse social sector community in identifying the areas of greatest need, matching those needs with appropriate technological solutions and skills, and helping remove barriers to adoption of technology.

TechSoup has three operating subsidiaries: Fundacja TechSoup, a Polish Public Benefit Foundation, GuideStar International, a United Kingdom based registered Charity and Company Limited by Guarantee, and TSE Enterprises SP Z.o.o, a trading company based in Poland.

Fundacja TechSoup was incorporated in Poland on April 3, 2009, and began its operations in July 2009. TechSoup combined operations with GuideStar International on March 26, 2010, after the Board of Directors of both organizations passed confirming resolutions. GuideStar International, and Fundacja TechSoup are charitable nonprofit organizations focusing on technology capacity building for not-for-profit entities, civil society organizations, and social change agents around the world. TSE Enterprises SP. Z.o.o, was established on March 30, 2018 as a for profit wholly owned subsidiary of TechSoup Global and its subsidiaries. TSE Enterprises focuses on providing cloud based product subscriptions for charitable organizations in the European region.

TECHSOUP GLOBAL AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements include the accounts of TechSoup, Fundacja TechSoup, GuideStar International, and TSE Enterprises SP Z.o.o, collectively known as TechSoup Global. All three subsidiaries are under common control.

TechSoup introduced a Direct Public Offering (DPO) to offer impact investment opportunities to people of all economic backgrounds with investment minimums as low as $50. TechSoup filed Regulation A filing to the SEC on September 26, 2018 and was qualified on September 28, 2018. There are three tiers of investment levels:

●	Community capital note – 2% and $50 minimum
●	Patient capital note – 3.5% and $2,500 minimum
●	Risk capital note – 5% and $50,000 minimum

TechSoup’s programs include the following:

NGO Technology Marketplace

TechSoup is a global marketplace of technology products, services, training, education, and content for nonprofits around the world. TechSoup’s product donation program helps more than 100 corporate donors distribute a retail volume of more than $1 billion annually in donated or specially-discounted technology and other critical resources. TechSoup Global Network served over 159,000 organizations with product and service donations in fiscal year 2018 and 149,000 in fiscal year 2017. As technology and technology delivery continues to change, TechSoup continues to evolve its traditional product donation program to increase the breadth of its offers to include more hardware, mobile, and cloud-based subscription offers. Additionally, through this next-generation technology marketplace, TechSoup also offers a variety of nonprofit specific programs and services such as online learning through TechSoup Courses, technology implementation and management services, and cloud migration consultation and services. Through its NGO technology marketplace, TechSoup has now facilitated over $10.7 billion of in-kind product philanthropy and an increasingly diverse set of philanthropic services and giving programs.

Global Validation and Data Services

As a result of decades of outreach and programmatic activity through the TechSoup Global Network, TechSoup has a rich repository of data records on over 1 million NGOs around the globe. This data allows TechSoup to efficiently and inexpensively validate the charitable status of organizations in 236 countries and territories, thereby enabling a wider range of stakeholders to give, receive, and share an even more diverse set of resources. Increasingly, donors and suppliers of various charity offers are using TechSoup’s global validation and data solutions, matching algorithms, and APIs to create their own direct offers for cloud technology, product donations, volunteer programs, employee giving, and philanthropic programs and services. Additionally, TechSoup utilizes its validation and legal expertise to power NGOsource, a program that streamlines the equivalency determination (ED) process for U.S. foundations, enabling them to efficiently provide cash grants to NGOs outside the United States. To date, grantmakers have requested more than 3,495 EDs for NGOs in 134 countries, and an estimated total of over $1 billion in international grant funding was facilitated by EDs completed by NGOsource.

Our growing circle of validation and data services clients is comprised of the largest publicly traded firms, socially minded early-stage firms, individual giving and employee giving and volunteering platforms, foundations and donor advised funds, intergovernmental organizations, and nonprofits that provide platforms for corporate philanthropy.

TECHSOUP GLOBAL AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Apps4Good

Around the world, TechSoup supports a variety of issue-facing web and mobile application technology products that help communities achieve their objectives. TechSoup is often sought out to close the gap between big-picture vision and the ability to execute by facilitating design sessions, developing new technology interventions, and further developing and scaling existing tools. TechSoup helps to ensure that the best Apps4Good tools and educational resources are accessible around the globe.

Caravan Studios, an award-winning division of TechSoup, uses a community-centered design methodology to build and launch mobile apps that have been designed for, by, and with civil society groups for social good. Caravan has built a strong user base for its existing mobile apps, including Safe Shelter, Range, Worker Connect, and 4Bells. Caravan Studios also works with developers to build out their existing Apps4Good and connect their tools to a community of users, as was seen in the ByBus project in Brazil.

Fundacja TechSoup engages regional and local communities in open data, transparency and accountability, app development, educational programs, digital security, storytelling, and coding. Over the past three years, TechSoup has built upon its regional open data experience to build and strengthen bridges between civil society, governments, IT specialists, and tech activists through projects such as Tech4Stories, Apps4Citites, Megaphone, Meet&Code, and ICT4NGO.

TECHSOUP GLOBAL AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidated financial statement presentation – The consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Net assets, revenues, expenses, gains and losses are classified based on the existence or absence of donor-imposed restrictions. Accordingly, the net assets of TechSoup Global and changes therein are classified and reported as follows:

Unrestricted net assets – Net assets that are not subject to donor-imposed restrictions.

Temporarily restricted net assets – Net assets that are subject to donor-imposed restrictions that can be fulfilled either by actions of TechSoup Global pursuant to those stipulations and/or expire with the passage of time.

Permanently restricted net assets – Net assets that are subject to donor-imposed restrictions that TechSoup Global maintains in perpetuity. Generally, the donors of these assets permit TechSoup Global to use all or part of the income earned on related investments for general or specific purposes. At December 31, 2018 and 2017, TechSoup Global had no permanently restricted net assets.

Revenues are reported as increases in unrestricted net assets unless the use of the related assets is limited by donor-imposed restrictions. Expenses are reported as decreases in unrestricted net assets. Expirations of temporary restrictions on net assets (i.e., the donor-stipulated purpose has been fulfilled and/or the stipulated time period has elapsed) are reported as reclassifications between the applicable classes of net assets.

Principles of consolidation – The consolidated financial statements include the accounts of Fundacja TechSoup and GuideStar International in December 31, 2018 and 2017 and TSE Enterprises in December 31, 2018, all of which are operating subsidiaries of TechSoup Global. All intercompany accounts and transactions have been eliminated.

Cash and cash equivalents – For purposes of the consolidated statements of cash flows, cash and cash equivalents are defined as demand deposits at banks and certificates of deposit with initial purchased maturities of less than ninety days.

Accounts receivable – Accounts receivable represents trade receivables. TechSoup Global provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. As of December 31, 2018 and 2017, TechSoup Global determined an allowance of $25,000 and $0, respectively, was necessary for accounts receivable.

Grants receivable – Receivables represent contributions unconditionally promised and grants for which constructive delivery of service has been made, but which have not been received prior to year end. TechSoup Global provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. As of December 31, 2018 and 2017, management has deemed all grants receivable collectible and has not provided a valuation allowance.

Property and equipment – Property and equipment purchased is recorded at cost. Assets acquired by contribution or bequest are stated at fair value at the date of donation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred. Expenditures that increase the value or productive capacity of assets are capitalized. When property and equipment are retired, sold, or otherwise disposed of, the asset’s carrying amount and related depreciation are removed from the accounts and any gain or loss is included in operations. TechSoup Global capitalizes all individual property and equipment acquisitions in excess of $2,500.

TECHSOUP GLOBAL AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The estimated useful lives of computer software, office equipment and furniture and fixtures are principally as follows:

Computer software	3 years
Office equipment	3-5 years
Furniture and fixtures	3-7 years

Impairment of long-lived assets: TechSoup Global evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down will be recorded to reduce the related asset to its estimated fair value. As of years ended December 31, 2018 and 2017, no such write-downs have occurred.

Accrued vacation – TechSoup Global accrues a liability for vested vacations to which employees are entitled depending on the length of service and other factors. The accompanying consolidated financial statements include accrued vacation benefits of $1,330,491 and $1,320,030 for periods ended December 31, 2018 and June 30, 2018, respectively.

Revenue recognition – Contributions are recognized when the donor makes a promise to give that is, in substance, unconditional. All donor-restricted contributions are reported as increases in temporarily or permanently restricted net assets, depending on the nature of the restriction. When a restriction expires, temporarily restricted net assets are reclassified to unrestricted net assets.

Contract and government grant revenues are recognized as unrestricted revenue as services are performed and/or expenses are incurred.

Program Service fees in the accompanying consolidated financial statements incorporates three forms of revenues: Client Supported Services, Validation Service Fees, and Equivalency Determination Services. Client Supported Services are contracted services that are recognized as the related services are provided. Validation Service Fees are recognized as revenues once the customer has been qualified as an eligible organization and the donated or discounted product is delivered to the customer. Equivalency Determination (“ED”) Service Fees are performed on an as-requested basis, and are recognized as ED services when completed and determination results are reported to the clients.

Membership dues are recognized in the year to which they relate.

Deferred revenue represents application deposits received from customers for qualification, verification, and back orders.

Donated goods and services – Contributions of donated non-cash assets are recorded at their fair values in the period received. Donated services are recognized as contributions if the services (a) create or enhance non-financial assets or (b) require specialized skills, are performed by people with those skills, and would otherwise be purchased by TechSoup Global.

Advertising – Advertising costs are expensed as incurred. Advertising expense amounted to $264,628 and $156,605 for the years ended December 31, 2018 and 2017, respectively.

TECHSOUP GLOBAL AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Functional allocation of expenses – The costs of providing the various programs and other activities have been summarized on a functional basis in the consolidated statements of functional expenses. Costs are allocated between fundraising and development, general and administrative or the appropriate program based on evaluations of the related benefits and actual hours. Management and general administrative expenses include those expenses that are not directly identifiable with any other specific function but provide for the overall support and direction of TechSoup Global.

Estimates – The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Foreign currency translation – All assets and liabilities were translated at the exchange rate on the statement of financial position date, net assets are translated at the historical rates, and consolidated statements of activities and changes in net assets items are translated at the weighted average exchange rate for the period being reported. The currency translation for assets and liabilities at the statement of financial position date is shown after the change in net assets from operation on the consolidated statements of activities and changes in net assets, whereas gains and losses on currency transactions during the year are reported as a component of program expenses in the consolidated statements of activities and changes in net assets.

Recent accounting pronouncements – In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which is a new standard on revenue recognition. The new standard contains principles that an entity will need to apply to determine the measurement of revenue and timing of when revenue is recognized. The underlying principle is to recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. The standard has a five-step approach which includes identifying the contract or contracts, identifying the performance obligations, determining the transaction price, allocating the transaction price, and recognizing revenue. The standard also significantly expands the quantitative and qualitative disclosure requirements for revenue, which are intended to help users of financial statements understand the nature, amount, timing, and uncertainty of revenue and the related cash flows. In July 2015, the FASB voted to amend ASU 2014-09 by approving a one-year deferral of the effective date as well as allowing early adoption as of the original effective date, but not before the annual periods beginning after December 15, 2016. The standard is effective for annual reporting periods beginning after December 15, 2017. TechSoup Global is currently evaluating this new standard and the impact it will have on its consolidated financial statements, information technology systems, processes, and internal controls.

In August 2016, the FASB issued ASU No. 2016-14, Not-for-Profit Entities (Topic 958): Presentation of Financial Statements of Not-for-Profit Entities ASU 2016-14, which improves the current net asset classification requirements and the information presented in financial statements and notes about an entity’s liquidity, financial performance, and cash flows. The update replaces the requirement to present three classes of net assets with two classes, net assets with donor restrictions and net assets without donor restrictions. The update also removes the requirement to present or disclose the indirect method (reconciliation) if using the direct method for the statement of cash flows as well as adds several additional enhanced disclosures to the notes.

TECHSOUP GLOBAL AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The amendments in this update are effective for fiscal years beginning after December 15, 2017, and interim periods beginning after December 15, 2018, with application to interim financial statements permitted but not required in the initial year of application. The adoption is effective for TechSoup Global for the fiscal year beginning July 1, 2018. Management is currently evaluating the impact of the provisions of ASU 2016-14 on the consolidated financial statements.

NOTE 3 – PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at cost less accumulated depreciation and amortization, at June 30:

	December 31, 2018	June 30, 2018
Computer software	$951,271	$951,271
Equipment and furniture	1,672,237	1,664,961
Total	2,623,508	2,616,232
Less: accumulated depreciation and amortization	(2,377,754)	(2,282,129)
	$245,754	$334,103

Depreciation and amortization of property and equipment and software amounted to $95,625 and $430,320 for the period ended December 31, 2018 and June 30, 2018, respectively.

NOTE 4 – TEMPORARILY RESTRICTED NET ASSETS

Temporarily restricted net assets were available as follows on June 30:

	December 31, 2018	June 30, 2018
NGO Technology Marketplace	$159,890	$152,416
Global Validation and Data Services	334,822	954,464
Apps4Good	1,746,374	1,313,558
	$2,241,086	$2,420,438

Temporarily restricted net assets that were released from donor restriction by incurring expenses satisfying the purposes specified by donors are noted as follows for the years ended June 30:

	December 31, 2018	June 30, 2018
NGO Technology Marketplace	$35,577	$396,581
Global Validation and Data Services	1,034,140	293,454
Apps4Good	1,206,773	1,920,820
	$2,276,490	$2,610,855

TECHSOUP GLOBAL AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – LINE OF CREDIT

TechSoup Global has an unsecured line of credit agreement with Wells Fargo Bank which was last renewed for a one year term on November 10, 2018. The line allows for total borrowings of up to $1,500,000 at the bank prime interest rate plus one and three quarter percentage points (6.0%). Based on the Direct Public Offering financing event, TechSoup terminated the line of credit agreement as of December 15, 2018 and there was no balance outstanding at termination.

NOTE 6 – CONCENTRATION OF CREDIT RISK

Cash – TechSoup Global maintains its cash balances at various banks in the United States and at various foreign banks in Poland and England. The Federal Deposit Insurance Corporation (FDIC) insures account balances at the U.S. Banks up to $250,000 per institution. Cash held by banks in England and Poland are fully secured by Financial Services Compensation Scheme (FSCS) which protects up to GBP 85,000 (Pounds Sterling) and by the Bank Guaranty Fund (BGF) which protects PLN (Polish Zloty) up to the equivalent of 100,000 Euros, respectively.

Revenue and receivables – TechSoup Global receives more than half of its revenue from administrative fees related to the distribution of donated software. A significant reduction in the level of software donations, if this were to occur, could have an effect on TechSoup Global’s programs and activities.

Restricted grants and contributions – Certain grant awards require the fulfillment of certain terms as set forth in the grant instrument. Failure to fulfill the conditions could result in the return of the funds to the grantors. TechSoup Global deems this contingency remote since by accepting the grants and their terms, it has accommodated the objectives of TechSoup Global to the provisions of the grants. TechSoup Global’s management is of the opinion that TechSoup Global has complied with the terms and conditions of all the grants.

NOTE 7 – LEASE COMMITMENTS

As of December 31, 2018, TechSoup Global is obligated under several operating leases for office space located in San Francisco, California; Corinth, Mississippi, London, England; and Warsaw, Poland. The leases expire on varying dates through September 30, 2020.

Future minimum lease payments under all these lease agreements as of December 31, 2018, are as follows:

Year	Amount
2019	$593,226
2020	1,147,407
2021	263,032
$2,003,665

TECHSOUP GLOBAL AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

GuideStar International’s office in the United Kingdom is under a lease agreement that may be terminated by either party with three months’ advance notice. This lease began on August 2018 and the rent expense is GBP 1,100 per month (approximately USD $1,456) as of December 31, 2018.

Fundacja TechSoup’s office lease in Poland is under an operating lease agreement through September, 2020. The total rent expense is PLN 23,673 per month (approximately USD $9,617) as of December 31, 2018.

TechSoup’s office lease in Corinth, MS is under an operating lease agreement through April, 2020. The total rent expense is $2,214.50 per month as of December 31, 2018. TechSoup’s office lease in San Francisco, CA is under an operating lease agreement through September, 2020. The total rent expense is $84,666.78 per month as of December 31, 2018.

Rent expense under operating lease agreements for the period ended December 31, 2018 and 2017, amounted to approximately $623,194 and $603,429, respectively.

NOTE 8 – RETIREMENT PLAN

TechSoup Global has a defined contribution retirement plan (“the Plan”) as established under Internal Revenue Code Section 403(b). Anyone employed by TechSoup Global in the U.S., working a minimum of 24 hours a week as of June 30th, is eligible for participation in the Plan. For each Plan year, the Board of Directors of TechSoup Global determines the amount (if any) to be contributed to the Plan. No contribution has been made by the Organization to the plan in this period.

NOTE 9 – DONATED GOODS AND SERVICES

No donated goods and services were received for the period ended December 31, 2018 and 2017.

NOTE 10 – INCOME TAXES

TechSoup Global is a not-for-profit organization, exempt from federal income tax under Section 501(c)(3) of the U.S. Internal Revenue Code, and contributions to it are tax deductible as prescribed by the Code. TechSoup Global is also exempt from California franchise tax under Section 23701d of the California Revenue and Taxation Code.

TechSoup Global assesses its accounting for uncertainties in income taxes recognized in its consolidated financial statements and prescribes a threshold of “more likely than not” for recognition and derecognition of tax positions taken or expected to be taken in the tax returns. There was no material impact on TechSoup Global’s consolidated financial statements as a result of the adoption of this policy.

TECHSOUP GLOBAL AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

GuideStar International, a UK charity and company limited by guarantee, and Fundacja TechSoup, a Polish public benefit foundation, are both tax exempt organizations under their respective country’s income tax codes.

Management evaluated TSE Enterprises tax position and determined no uncertain tax position that require adjustment to the consolidated financial statements. Therefore no provision or liability for income taxes has been included in the consolidated financial statements.

NOTE 11 – CONTINGENCIES

In the ordinary course of conducting its business, TechSoup Global may be subjected from time to time to loss contingencies arising from general business matters or lawsuits. Management believes that the outcome of such matters, if any, will not have a material impact on TechSoup Global’s consolidated financial position or results of future operations.

NOTE 12 – SUBSEQUENT EVENTS

Subsequent events are events or transactions that occur after the consolidated statement of financial position date, but before the consolidated financial statements are available to be issued. TechSoup Global recognizes in the consolidated financial statements the effects of all significant subsequent events that provide additional evidence about conditions that existed at the date of the consolidated statement of financial position, including the estimates inherent in the process of preparing the consolidated financial statements.

TechSoup Global filed Regulation A filing to the SEC on September 26, 2018, and was qualified on September 28, 2018. Please refer to Note 1.

TechSoup Global has an unsecured line of credit agreement with Wells Fargo Bank which was last renewed for a one year term on November 10, 2018 and was terminated on December 15, 2018, refer to Note 5.

PART III - EXHIBITS

INDEX TO EXHIBITS

Description of Exhibits

EX1A – 2A(i).	Articles of Incorporation
EX1A – 2A(ii).	Amended Articles of Incorporation (changed name to TechSoup)
EX1A – 2B.	Bylaws
EX1A – 3A.	Community Capital Note
EX1A – 3B.	Patient Capital Note
EX1A – 3C.	Risk Capital Note
EX1A – 4A.	Community Capital Subscription Agreement
EX1A – 4B.	Patient Capital Subscription Agreement
EX1A – 4C.	Risk Capital Subscription Agreement
EX1A – 6A.	Microsoft Nonprofit Fulfillment Agreement
EX1A – 6B.	Microsoft MOU Agreement
EX1A – 6C.	Form of Bequia Securities Issuer Agreement
EX1A - 6D.	Form of GoldStar Escrow Agreement
EX1A - 6E	Form of Nonprofit Finance Fund Loan Agreement
EX1A - 6F.	Vanguard Charitable Recoverable Grant Agreement
EX1A - 6G.	Form of TechSoup Master Partnership Agreement
EX1A - 8.	SVX US Platform Services Agreement
EX1A – 11.	Auditor Letter of Consent
EX1A – 12.	Opinion of Counsel re: legality of securities offered
EX1A – 15.	TechSoup Global Network Partners List

III-1

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on August 8, 2019.

TechSoup Global, a California 501(c)(3) Nonprofit Public Benefit Corporation

By (Signature and Title)

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	/s/ Rebecca Masisak
Name	Rebecca Masisak
Title	Chief Executive Officer & Board Member
Date	August 8, 2019

Signature	/s/ John McDermott
Name	John McDermott
Title	Principal Financial Officer
Date	August 8, 2019

Signature	/s/ John McDermott
Name	John McDermott
Title	Principal Accounting Officer
Date	August 8, 2019

Signature	/s/ Ken Tsunoda
Name	Ken Tsunoda
Title	VP, Development
Date	August 8, 2019

Signature	/s/Clem Bason
Name	Clem Bason
Title	Chair, TechSoup Board of Directors
Date	August 8, 2019

III-2